EXECUTION VERSION

CREDIT AGREEMENT
dated as of September 25, 2014

among
TYSON FOODS, INC.,
The Subsidiary Borrowers Party Hereto,
The Lenders Party Hereto
and
JPMORGAN CHASE BANK, N.A.,
as Administrative Agent
___________________________
J.P. MORGAN SECURITIES LLC, MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED, BARCLAYS BANK PLC, COBANK, ACB, COOPERATIEVE CENTRALE RAIFFEISEN-BOERENLEENBANK B.A., “RABOBANK NEDERLAND”, NEW YORK BRANCH, MORGAN STANLEY SENIOR FUNDING, INC. and RBC CAPITAL MARKETS,
as Lead Arrangers and Joint Bookrunners

BANK OF AMERICA, N.A. and BARCLAYS BANK PLC,
as Syndication Agents

COBANK, ACB, COOPERATIEVE CENTRALE RAIFFEISEN-BOERENLEENBANK B.A., “RABOBANK NEDERLAND”, NEW YORK BRANCH, MORGAN STANLEY SENIOR FUNDING, INC. and RBC CAPITAL MARKETS,
as Documentation Agents

i

SCHEDULES:

Schedule 1.01-	Commitment Schedule
Schedule 2.06-	Existing Letters of Credit
Schedule 3.06-	Disclosed Matters
Schedule 3.12-	Insurance
Schedule 3.15-	Subsidiaries
Schedule 6.01-	Existing Indebtedness
Schedule 6.02-	Existing Liens
Schedule 9.04(c)(vi)-	Voting Participants

EXHIBITS:

Exhibit A –	Form of Assignment and Assumption
Exhibit B –	Form of Guarantee Agreement
Exhibit C –	Form of Borrowing Request
Exhibit D –	Form of Interest Election Request
Exhibit E –	Form of Compliance Certificate
Exhibit F –	Form of Revolving Note
Exhibit G –	Form of Borrower Joinder Agreement
Exhibit H –	Form of Borrower Termination Agreement
Exhibit I –	Form of U.S. Tax Compliance Certificate

CREDIT AGREEMENT dated as of September 25, 2014 (as it may be amended or modified from time to time, this “Agreement”), among TYSON FOODS, INC., a Delaware corporation (the “Company”), in its capacity as a Borrower, certain Subsidiaries of the Company that may be SUBSIDIARY BORROWERS from time to time party hereto, the Lenders party hereto, and JPMORGAN CHASE BANK, N.A., as Administrative Agent.
The parties hereto agree as follows:
ARTICLE I
Definitions
SECTION 1.01.    Defined Terms. As used in this Agreement and in any Schedules and Exhibits to this Agreement, the following terms have the meanings specified below:
“2016 Notes” means the Company’s 6.60% Senior Notes due 2016.
“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.
“Additional Obligations” has the meaning set forth in the Guarantee Agreement.
“Adjusted Eurocurrency Rate” means, with respect to any Eurocurrency Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to (a) the Eurocurrency Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate for such Interest Period.
“Administrative Agent” means JPMorgan Chase Bank, N.A., in its capacity as administrative agent for the Lenders hereunder, and its successors in such capacity as provided in Article VIII.
“Administrative Questionnaire” means an administrative questionnaire, in a form supplied by the Administrative Agent.
“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified; provided, however, that for purposes of Section 6.06, the term “Affiliate” shall also mean any Person that is an executive officer or director of the Person specified, any Person that directly or indirectly beneficially owns Equity Interests in the Person specified representing 10% or more of the aggregate ordinary voting power or the aggregate equity value represented by the issued and outstanding Equity Interests in the Person specified and any Person that would be an Affiliate of any such beneficial owner pursuant to this definition (but without giving effect to this proviso).
“Agreement” has the meaning assigned to such term in the preamble to this Agreement.
“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus ½ of 1% per annum and (c) the Adjusted Eurocurrency Rate for deposits in dollars with a one month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1% per annum. For purposes of clause (c) above, the Adjusted Eurocurrency Rate on any day shall be based on the rate per annum appearing on the applicable Reuters screen page (currently page LIBOR01) displaying interest rates for dollar deposits in the London interbank market (or, in the event such rate does not appear on a page of the Reuters screen, on the appropriate page of such other information service that publishes such rate as shall be selected by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, on such day for deposits in dollars with a maturity of one month. Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted Eurocurrency Rate shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted Eurocurrency Rate, as the case may be.
“Applicable Percentage” means at any time, with respect to any Lender, a percentage equal to a fraction, the numerator of which is such Lender’s Commitment and the denominator of which is the Total Commitment, in each case at such time. If, however, the Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Commitments most recently in effect, giving effect to any assignments and to any Lender’s status as a Defaulting Lender at the time of determination.
“Applicable Rate” means for any day, with respect to the facility fee or to any ABR Loan or Eurocurrency Loan, the applicable rate per annum set forth below under the caption “Facility Fee”, “ABR Spread” or “Eurocurrency Spread”, as the case may be, based upon the Ratings on such date:

Ratings Level	Facility Fee Rate	Eurocurrency Spread	ABR Spread
Level 1 A-/A3/A- or above	0.100%	0.900%	0.000%
Level 2 BBB+/Baa1/BBB+	0.125%	1.000%	0.000%
Level 3 BBB/Baa2/BBB	0.150%	1.100%	0.100%
Level 4 BBB-/Baa3/BBB-	0.200%	1.300%	0.300%
Level 5 BB+/Ba1/BB+ or lower or no Rating	0.250%	1.500%	0.500%

In the event the Ratings fall within different Levels, the Facility Fee and Spreads will be based upon the Level in which two of the Ratings fall, or, if no two Ratings are in the same Level, then the Facility Fee and Spreads will be based upon the Rating Level that is between the Rating Levels of the other two Rating Agencies. If the rating system of Moody’s, S&P or Fitch shall change, or if any such Rating Agency shall cease to be in the business of rating corporate debt obligations, the Company and the Required Lenders shall negotiate in good faith to amend this definition to reflect such changed rating system or the non‑availability of such Ratings from such rating agency and, pending the effectiveness of any such amendment, the rating of such Rating Agency shall be determined by reference to the rating most recently in effect from such Rating Agency prior to such change or cessation.
“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in commercial loans and similar extensions of credit in the ordinary course and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arrangers” means the Lead Arrangers named on the cover of this Agreement.
“ASC 815” means Financial Accounting Standards Board, Accounting Standards Codification 815, Derivatives and Hedging (as such may be amended, supplemented or replaced).
“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any Person whose consent is required by Section 9.04), and accepted by the Administrative Agent, in the form of Exhibit A or any other form approved by the Administrative Agent and the Company.
“Availability Period” means the period from and including the Effective Date to but excluding the earlier of the Commitment Termination Date and the date of termination of the Commitments.
“Board” means the Board of Governors of the Federal Reserve System of the U.S. (or any successor thereto).
“Borrower Joinder Agreement” means a Borrower Joinder Agreement substantially in the form of Exhibit G.
“Borrower Termination Agreement” means a Borrower Termination Agreement substantially in the form of Exhibit H.
“Borrowers” means, collectively, the Company and any Subsidiary Borrowers.
“Borrowing” means (a) Loans of the same Type, made, converted or continued on the same date and, in the case of Eurocurrency Loans, as to which a single Interest Period is in effect, and (b) a Swingline Loan.
“Borrowing Request” means a request by the Company on behalf of a Borrower for a Borrowing of Revolving Loans in accordance with Section 2.03.
“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed, provided that, when used in connection with a Eurocurrency Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.
“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.
“Change in Control” means (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Exchange Act, and the rules of the SEC thereunder as in effect on the Effective Date) other than the Permitted Holders of Equity Interests representing more than 50% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests in the Company or (b) a “Change of Control” (or other defined term having a similar purpose) as defined under any of the Covered Notes or in any document governing any refinancing thereof; provided, however, that for purposes of clause (a), the Permitted Holders shall be deemed to beneficially own any Equity Interests of the Company held by any other Person (the “parent entity”) so long as the Permitted

Holders beneficially own (as so defined), directly or indirectly, in the aggregate a majority of the voting power of the Equity Interests of the parent entity.
“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any rule, regulation, treaty or other law, (b) any change in any rule, regulation, treaty or other law or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that, notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted, promulgated or issued.
“Chief Financial Officer” means, with respect to any Person, the chief financial officer of such Person.
“Class”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Loans or Swingline Loans.
“Code” means the Internal Revenue Code of 1986, as amended from time to time.
“Commitment” means, with respect to each Lender, such Lender’s commitment to make Revolving Loans and to acquire participations in Letters of Credit and Swingline Loans hereunder (including the aggregate amount of all such Lender’s Incremental Commitments), expressed as an amount representing the maximum permissible amount of such Lender’s Credit Exposure hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.09, 2.19(b) or 9.02(c), and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04. The initial amount of each Lender’s Commitment is set forth on the Commitment Schedule, or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Commitment, as applicable. The initial amount of the Total Commitment is $1,250,000,000.
“Commitment Schedule” means Schedule 1.01 attached hereto.
“Commitment Termination Date” means September 25, 2019.
“Company” has the meaning assigned to such term in the preamble to this Agreement.
“Competitor” means any Person (or a reasonably identifiable Affiliate of such Person) that competes with the Company and its Subsidiaries in the industries in which they conduct their business.
“Consolidated Cash Interest Expense” means, for any period, the excess of (a) the sum, without duplication, of (i) interest expense during such period (including imputed interest expense in respect of Capital Lease Obligations and taking into account net payments under Swap Agreements entered into to hedge interest rates that would be included in the computation of interest expense under GAAP to the extent such net payments are allocable to such period in accordance with GAAP) of the Company and its consolidated Subsidiaries, determined on a consolidated basis in accordance with GAAP, (ii) the interest expense that would be imputed for such period in respect of Synthetic Leases of the Company and its consolidated Subsidiaries if such Synthetic Leases were accounted for as Capital Lease Obligations, determined on a consolidated basis in accordance with GAAP, (iii) any interest or other financing costs becoming payable during such period in respect of Indebtedness of the Company or its consolidated Subsidiaries to the extent such interest or other financing costs shall have been capitalized rather than included in Consolidated Interest Expense for such period in accordance with GAAP, (iv) any cash payments made during such period in respect of amounts referred to in clause (b)(ii) below that were amortized or accrued in a previous period and (v) to the extent not otherwise included in Consolidated Interest Expense, commissions, discounts, yield and other fees and charges incurred in connection with Securitization Transactions which are payable to any person other than the Company or any Subsidiary, and any other amounts comparable to or in the nature of interest under any Securitization Transaction, including losses on the sale of assets relating to any receivables securitization transaction accounted for as a “true sale”, minus (b) the sum of (i) to the extent included in Consolidated Interest Expense for such period, noncash amounts attributable to amortization or write-off of capitalized interest or other financing costs paid in a previous period, (ii) to the extent included in Consolidated Interest Expense for such period, noncash amounts attributable to amortization of debt discounts or accrued interest payable in kind for such period, and (iii) to the extent included in such Consolidated Interest Expense for such period, noncash amounts attributable to Swap Agreements pursuant to GAAP, including as a result of the application of ASC 815. For purposes of calculating Consolidated Cash Interest Expense for any period, if during such period the Company or any Subsidiary shall have consummated a Material Acquisition or a Material Disposition, Consolidated Cash Interest Expense for such period shall be calculated after giving pro forma effect thereto in accordance with Section 1.04(b).
“Consolidated EBITDA” means, for any period, Consolidated Net Income for such period plus (a) without duplication and to the extent deducted in determining such Consolidated Net Income, the sum of (i) Consolidated Interest Expense for such period, (ii) consolidated income tax expense for such period, (iii) all amounts attributable to depreciation and amortization for such period, (iv) extraordinary noncash losses for such period, (v) noncash charges to the extent solely attributable to unrealized losses under ASC 815 (provided that any cash payment made with respect to any such noncash charge shall be subtracted in computing Consolidated EBITDA during the period in which such cash payment is made (it being understood that the provision of cash collateral shall not constitute a “payment” for these purposes)), and (vi) noncash charges (including goodwill writedowns) for such period (provided that any cash payment made with respect to any such noncash charge shall be subtracted in computing Consolidated EBITDA during the period in which such cash payment is made) and minus (b) without duplication and to the extent included in determining such Consolidated Net Income, the sum of (i) any extraordinary noncash gains for such period, (ii) noncash gains to the extent solely attributable to unrealized gains under ASC 815 (provided that any cash received with respect to any such noncash gain shall be added in computing Consolidated EBITDA during the period in which such cash is received) and (iii) nonrecurring noncash gains for such period (provided that any cash received with respect to any such nonrecurring noncash gain shall be added in computing Consolidated EBITDA during the period in which such cash is received), all determined on a consolidated basis in accordance with GAAP. For purposes of calculating Consolidated EBITDA for any period, if during such period the Company or any Subsidiary shall have consummated a Material Acquisition or a Material Disposition, Consolidated EBITDA for such period shall be calculated after giving pro forma effect thereto in accordance with Section 1.04(b).
“Consolidated Interest Expense” means, for any period, the interest expense of the Company and its consolidated Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP. For purposes of calculating Consolidated Interest Expense for any period, if during such period the Company or any Subsidiary shall have consummated a Material Acquisition or a Material Disposition, Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto in accordance with Section 1.04(b).

“Consolidated Net Income” means, for any period, the consolidated net income (or loss) of the Company and its consolidated Subsidiaries for such period (taken as a single accounting period) determined in conformity with GAAP, excluding (to the extent otherwise included therein) any gains or losses, together with any related provision for taxes, realized upon any sale of assets other than in the ordinary course of business; provided, however, that (other than for purposes of any calculation made on a Pro Forma Basis) there shall be excluded from Consolidated Net Income the net income (or loss) of (a) any Person accrued prior to the earlier of the date such Person becomes a Subsidiary of the Company or any of its consolidated Subsidiaries or is merged into or consolidated with the Company or any of its consolidated Subsidiaries or such Person’s assets are acquired by the Company or any of its consolidated Subsidiaries or (b) any Variable Interest Entity.
“Consolidated Net Tangible Assets” means, at any date, total assets of the Company and its consolidated Subsidiaries determined on a consolidated basis in accordance with GAAP minus (a) current liabilities (excluding short-term Indebtedness and the current portion of long-term Indebtedness) of the Company and its consolidated Subsidiaries and (b) goodwill and other intangible assets of the Company and its consolidated Subsidiaries, in each case determined on a consolidated basis in accordance with GAAP.
“Consolidated Total Capitalization” means, on any date, the sum as of such date of (a) Debt to Capitalization Ratio Indebtedness as of such date and (b) total shareholders’ equity as of such date, determined on a consolidated basis in accordance with GAAP.
“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies, or the dismissal or appointment of the management, of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto. Solely for purposes of the definition of “Affiliate”, “Control” shall also mean the possession, directly or indirectly, of the power to vote 10% or more of the securities having ordinary voting power for the election of directors (or persons performing similar functions) of a Person.
“Covered Notes” means each of the 2016 Notes, the Company’s 7% Notes due 2018, the Company’s 4.50% Senior Notes due 2022 and the Company’s 7% Senior Notes due 2028.
“Credit Exposure” means, with respect to any Lender at any time, the sum, without duplication, of the outstanding principal amount of such Lender’s Revolving Loans, LC Exposure and Swingline Exposure at such time.
“Debt to Capitalization Ratio” means, on any date, the ratio of (a) Debt to Capitalization Ratio Indebtedness as of such date, to (b) Consolidated Total Capitalization as of such date.
“Debt to Capitalization Ratio Indebtedness” means, on any date, determined on a consolidated basis in accordance with GAAP, Indebtedness for Borrowed Money as of such date, less, to the extent included in Indebtedness for Borrowed Money, the amount of Indebtedness of Variable Interest Entities (other than Indebtedness of any SPE Subsidiary) that is not also Indebtedness of the Company or any Subsidiary (other than a Variable Interest Entity that is not an SPE Subsidiary) of the type referred to in clause (2) of the definition of Indebtedness for Borrowed Money. Any reference in this Agreement to Debt to Capitalization Ratio Indebtedness of a Subsidiary shall exclude any Indebtedness of such Subsidiary that is owed to the Company or another Subsidiary, except to the extent such Indebtedness shall have been transferred or pledged to a Person other than the Company or a Subsidiary.
“Default” means any event or condition that constitutes an Event of Default or that upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Defaulting Lender” means any Lender, as determined by the Administrative Agent, that has (a) failed to fund its portion of any Borrowing, or any portion of its participation in any Letter of Credit or Swingline Loan, within three Business Days of the date on which it shall have been required to fund the same unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination in good faith that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, (b) notified the Company, the Administrative Agent, any Issuing Lender, the Swingline Lender or any Lender in writing that it does not intend to comply with any of its funding obligations under this Agreement or has made a public statement to the effect that it does not intend to comply with its funding obligations under this Agreement or under other agreements in which it commits to extend credit generally (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination in good faith that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) failed, within three Business Days after request by the Administrative Agent, to confirm that it will comply with the terms of this Agreement relating to its obligations to fund prospective Loans and participations in then outstanding Letters of Credit and Swingline Loans, provided that such Lender will cease to be a Defaulting Lender upon providing such confirmation as requested, (d) otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within three Business Days of the date when due, unless the subject of a good faith dispute, or (e) (i) become or is determined by a Governmental Authority to be insolvent or has a parent company that has become or is insolvent or (ii) become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or custodian, appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment or has a parent company that has become the subject of a public bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or custodian publicly appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment, unless in the case of any Lender referred to in this clause (e) the Company, the Administrative Agent, the Swingline Lender and each Issuing Lender shall be satisfied that such Lender intends, and has all approvals required to enable it, to continue to perform its obligations as a Lender hereunder, provided that for purposes of this clause (e), a Lender shall not qualify as a Defaulting Lender solely as a result of the acquisition or maintenance of an ownership interest in such Lender or its parent company, or of the exercise of control over such Lender or any Person controlling such Lender, by any governmental authority or instrumentality thereof.
“Disclosed Matters” means the actions, suits and proceedings and the environmental matters disclosed in Schedule 3.06 or in any SEC Filing.
“Disqualified Equity Interest” means, with respect to any Person, any Equity Interest in such Person that by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable, either mandatorily or at the option of the holder thereof), or upon the happening of any event or condition:
(a)    matures or is mandatorily redeemable (other than solely for Equity Interests in such Person that do not constitute Disqualified Equity Interests and cash in lieu of fractional shares of such Equity Interests), whether pursuant to a sinking fund obligation or otherwise;
(b)    is convertible or exchangeable at the option of the holder thereof for Indebtedness or Equity Interests (other than solely for Equity Interests in such Person that do not constitute Disqualified Equity Interests and cash in lieu of fractional shares of such Equity Interests); or

(c)    is redeemable (other than solely for Equity Interests in such Person that do not constitute Disqualified Equity Interests and cash in lieu of fractional shares of such Equity Interests) or is required to be repurchased by such Person or any of its Affiliates, in whole or in part, at the option of the holder thereof;
in each case, on or prior to the date one year after the Commitment Termination Date; provided, however, that an Equity Interest in any Person that would not constitute a Disqualified Equity Interest but for terms thereof giving holders thereof the right to require such Person to redeem or purchase such Equity Interest upon the occurrence of an “asset sale” or a “change of control” occurring prior to the date one year after the Commitment Termination Date shall not constitute a Disqualified Equity Interest if any such requirement becomes operative only after repayment in full of all the Loans and all other Obligations under the Loan Documents that are accrued and payable, the cancellation or expiration of all Letters of Credit and the termination of the Commitments.
“Domestic Subsidiary” means any Subsidiary that is organized under the laws of the U.S., any State thereof or the District of Columbia.
“dollars” or “$” refers to lawful money of the U.S.
“Effective Date” means the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 9.02).
“Environmental Laws” means all treaties, laws (including common law), rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by or with any Governmental Authority, relating in any way to the environment, the preservation or reclamation of natural resources, the generation, management, use, presence, release or threatened release of, or exposure to, any Hazardous Material or to health and safety matters.
“Environmental Liability” means liabilities, obligations, claims, actions, suits, judgments, or orders under or relating to any Environmental Law for any damages, injunctive relief, losses, fines, penalties, fees, expenses (including reasonable fees and expenses of attorneys and consultants) or costs, whether contingent or otherwise, including those arising from or relating to (a) any actual or alleged violation of any Environmental Law or permit, license or approval issued thereunder, (b) the generation, use, handling, transportation, storage, treatment, disposal or arrangement for disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.
“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.
“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with any Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30‑day notice period is waived); (b) the complete or partial withdrawal of the Company or any ERISA Affiliate from any Plan or Multiemployer Plan during a plan year in which it was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or notification that a Multiemployer Plan is in reorganization; (c) the filing of a notice of intent to terminate a Plan or the treatment of a Multiemployer Plan amendment as a termination under Section 4041 or 4041A of ERISA; (d) the institution of proceedings to terminate a Plan or a Multiemployer Plan by the PBGC; (e) the failure to make required contributions under Section 412 of the Code or Section 302 of ERISA; (f) the failure of any Plan to satisfy the minimum funding standard (as defined in Section 412 of the Code or Section 302 of ERISA) applicable to such Plan; (g) a determination that any Plan is in “at risk” status (as defined in Section 430(i)(4) of the Code or Section 303(i)(4) of ERISA); (h) the receipt by the Company or any ERISA Affiliate of any notice imposing Withdrawal Liability or a determination that a Multiemployer Plan is insolvent or is in reorganization, within the meaning of Title IV of ERISA, or in “endangered” or “critical” status (within the meaning of Section 432 of the Code or Section 305 of ERISA); (i) the occurrence of a non-exempt “prohibited transaction” (as defined in Section 4975 of the Code or Section 406 of ERISA) with respect to which any Borrower or any ERISA Affiliate is a “disqualified person” (within the meaning of Section 4975 of the Code) or a “party in interest” (within the meaning of Section 406 of ERISA) or with respect to which any Borrower or any such ERISA Affiliate could otherwise be liable in an amount that could reasonably be expected to result in a Material Adverse Effect; and (j) any other event or condition which constitutes or might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan or the imposition of any liability under Title IV of ERISA, other than PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Company or any ERISA Affiliate.
“Eurocurrency”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Eurocurrency Rate.
“Eurocurrency Rate” means, with respect to any Eurocurrency Borrowing for any Interest Period, a rate per annum equal to the London interbank offered rate as administered by the ICE Benchmark Administration (or any other Person that takes over the administration of such rate) for deposits in the US Dollars (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period as displayed on the Reuters screen page that displays such rate (currently page LIBOR01) (or, in the event such rate does not appear on a page of the Reuters screen, on the appropriate page of such other information service that publishes such rate as shall be selected by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period. If no such rate shall be available for a particular Interest Period but rates shall be available for maturities both longer and shorter than such Interest Period, than the Eurocurrency Rate for such Interest Period shall be the Interpolated Rate.
“Exchange Act” means the Securities Exchange Act of 1934, as amended.
“Event of Default” has the meaning assigned to such term in Article VII.
“Excluded Taxes” means, with respect to the Administrative Agent, any Lender, any Issuing Lender or any other recipient of any payment to be made by or on account of any obligation of any Loan Party hereunder or any other Loan Document, (a) any Taxes imposed on or measured by net income (however denominated), franchise Taxes and branch profits Taxes, in each case, (i) imposed as a result of such recipient being organized under the laws of, or having its principal office located in or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Foreign Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Foreign Lender with respect to any payment made by or on account of any obligation of a Loan Party pursuant to a law in effect at the time such Foreign Lender (other than an assignee pursuant to a request by the Company under Section 2.19(b)), becomes a party to this Agreement (or designates a new lending office), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts with respect to such withholding Taxes under Section 2.17(a) or (c), (c) Taxes attributable to a Lender’s failure to comply with Section 2.17(f) or (d) any U.S. federal withholding Taxes imposed under FATCA.
“Existing Credit Agreement” means the Credit Agreement dated as of August 9, 2012, as amended as of June 27, 2014, among the Company, the subsidiary borrowers party thereto, the lenders party thereto and JPMorgan Chase Bank, N.A. as administrative agent, as in effect immediately prior to the effectiveness of this Agreement on the Effective Date.
“Existing Letters of Credit” means the letters of credit listed on Schedule 2.06 hereto.
“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code.
“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.
“Fee Receiver” means any Person that receives any fees under Section 2.12.
“Fitch” means Fitch Ratings, Inc., and any successor to its rating agency business.
“Foreign Lender” means any Lender or Issuing Lender, (a) with respect to any Borrower other than a U.S. Borrower and any Tax, that is treated as foreign by the jurisdiction imposing such Tax, (b) with respect to any U.S. Borrower, that (1) is not a “U.S. person” as defined by Section 7701(a)(30) of the Code (a “U.S. Person”), or (2) is a partnership or other entity treated as a partnership for United States federal income tax purposes that is a U.S. Person, but only to the extent the beneficial owners (including indirect partners if its direct partners are partnerships or other entities treated as partnerships for United States Federal income tax purposes) are not U.S. Persons.
“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.
“GAAP” means generally accepted accounting principles in the U.S., including those set forth in: (a) the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants, (b) the Accounting Standards Codification of the Financial Accounting Standards Board, (c) such other statements by such other entity as are approved by a significant segment of the accounting profession and (d) the rules and regulations of the SEC governing the inclusion of financial statements (including pro forma financial statements) in periodic reports required to be filed pursuant to Section 13 of the Exchange Act, including opinions and pronouncements in staff accounting bulletins and similar written statements from the accounting staff of the SEC.

“Governmental Authority” means the government of the U.S., any other nation or any political subdivision thereof, whether state, provisional, territorial or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national body such as the European Union or the European Central Bank) having jurisdiction over the Company, any Subsidiary or any Lender, as the context may require.
“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation, provided that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.
“Guarantee Agreement” means the Guarantee Agreement among the Company, the other Subsidiary Guarantors and the Administrative Agent, substantially in the form of Exhibit B.
“Guarantee Requirement” means the requirement that:
(a)    the Administrative Agent shall have received on the Effective Date from each of the Company and TFM a counterpart of the Guarantee Agreement duly executed and delivered on behalf of such Person; and
(b)    if any Subsidiary (including TFM, in the event it shall have been released from its Guarantee under the Guarantee Agreement as provided in Section 9.17(b)) shall be or become actually or contingently liable under any Guarantee for any Material Indebtedness of the Company, the Administrative Agent shall have received a supplement to the Guarantee Agreement, in the form specified therein, duly executed and delivered on behalf of such Subsidiary, together with documents and opinions of the type referred to in paragraphs (a) and (b) of Section 4.01 with respect to such Subsidiary.
“Guaranteed Obligations” means (a) all Obligations and (b) all Additional Obligations.
“Guaranteed Parties” has the meaning assigned to such term in the Guarantee Agreement.
“Guarantor Joinder Agreement” means a Supplement to the Guarantee Agreement substantially in the form of Exhibit I to the Guarantee Agreement.
“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including any petroleum products or byproducts and all other hydrocarbons, radon gas, molds, asbestos or asbestos-containing materials, urea formaldehyde foam insulation, polychlorinated biphenyls, chlorofluorocarbons and all other ozone-depleting substances, infectious or medical wastes and all other substances or wastes of any nature that are prohibited, limited or regulated pursuant to, or that could give rise to liability under, any Environmental Law.

“Incremental Commitment” means, with respect to any Lender, the commitment, if any, of such Lender, established pursuant to an Incremental Facility Agreement and Section 2.05, to make Revolving Loans and to acquire participations in Letters of Credit and Swingline Loans hereunder, expressed as an amount representing the maximum aggregate permitted amount of such Lender’s Credit Exposure under such Incremental Facility Agreement.
“Incremental Facility Agreement” means an Incremental Facility Agreement, in form and substance reasonably satisfactory to the Administrative Agent, among the Company, the Administrative Agent and one or more Incremental Lenders, establishing Incremental Commitments and effecting such other amendments hereto and to the other Loan Documents as are contemplated by Section 2.05.
“Incremental Lender” means a Lender with an Incremental Commitment.
“incur” means create, incur, assume, Guarantee or otherwise become responsible for, and “incurred” and “incurrence” shall have correlative meanings.
“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person (excluding trade accounts payable incurred in the ordinary course of business and excluding obligations with respect to letters of credit securing such trade accounts payable entered into in the ordinary course of business of such Person to the extent such letters of credit are not drawn upon or, if and to the extent drawn upon, such drawings are reimbursed no later than the tenth Business Day following payment on the letter of credit), (d) all obligations of such Person in respect of the deferred purchase price of property or services (including payments in respect of non-competition agreements or other arrangements representing acquisition consideration, in each case entered into in connection with an acquisition, but excluding (i) accounts payable incurred in the ordinary course of business on normal commercial terms and not overdue by more than 60 days, (ii) deferred compensation and (iii) any purchase price adjustment, earnout or deferred payment of a similar nature (other than in respect of non-competition agreements and other such arrangements referred to above) incurred in connection with an acquisition (but only to the extent that no payment has at the time accrued pursuant to such purchase price adjustment, earnout or deferred payment obligation)), (e) all Capital Lease Obligations and Synthetic Lease Obligations of such Person, (f) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty (other than obligations with respect to letters of credit securing obligations (other than obligations of other Persons described in clauses (a) through (e) above) entered into in the ordinary course of business of such Person to the extent such letters of credit are not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed no later than the tenth Business Day following payment on the letter of credit), (g) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances, (h) all Disqualified Equity Interests in such Person, valued, as of the date of determination, at the greater of (i) the maximum aggregate amount that would be payable upon maturity, redemption, repayment or repurchase thereof (or of Disqualified Equity Interests or Indebtedness into which such Disqualified Equity Interests are convertible or exchangeable) and (ii) the maximum liquidation preference of such Disqualified Equity Interests, (i) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, the amount of such Indebtedness being deemed to be the lesser of the fair market value (as determined reasonably and in good faith by the Chief Financial Officer of the Company) of such property or assets and the amount of the Indebtedness so secured, (j) all Guarantees by such Person of Indebtedness of others, and (k) all obligations of such Person in respect of Securitization Transactions (valued as set forth in the definition of Securitization Transaction). Indebtedness shall not include obligations under any operating lease of property that is not capitalized on the balance sheet of the Company or any Subsidiary, except that Synthetic Lease Obligations shall constitute Indebtedness. The Indebtedness of any Person shall include the Indebtedness of any other Person (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such other Person, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor. Notwithstanding the foregoing, in connection with the purchase by the Company or any Subsidiary of any business, the term “Indebtedness” will exclude post-closing payment adjustments to which the seller may become entitled to the extent such payment is determined by a final closing balance sheet or such payment depends on the performance of such business after the closing; provided, however, that, at the time of closing, the amount of any such payment is not determinable and, to the extent such payment thereafter becomes fixed and determined, the amount is paid within 60 days thereafter. The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all obligations as described above; provided, however, that, in the case of Indebtedness sold by the obligor at a discount, the amount of such Indebtedness at any time shall be the accreted value thereof at such time. Except as otherwise expressly provided herein, the term “Indebtedness” shall not include cash interest thereon.
“Indebtedness for Borrowed Money” means the sum, determined on a consolidated basis in accordance with GAAP, of (1) all Indebtedness of the Company and its consolidated Subsidiaries of the types referred to in clauses (a), (b), (d), (e) and (k) (as determined in accordance with the second sentence of the definition of Securitization Transaction) of the definition of Indebtedness plus (2) all Indebtedness of the Company and its consolidated Subsidiaries of the types referred to in clauses (f), (i) and (j) of the definition of Indebtedness in respect of such Indebtedness of others of the types referred to in such clauses (a), (b), (d), (e) and (k) (as determined in accordance with the second sentence of the definition of Securitization Transaction), but excluding Guarantees of third party grower Indebtedness. Any reference in this Agreement to Indebtedness for Borrowed Money of a Subsidiary shall exclude any Indebtedness of such Subsidiary that is owed to the Company or another Subsidiary, except to the extent such Indebtedness shall have been transferred or pledged to a Person other than the Company or a Subsidiary.
“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) Other Taxes.
“Indemnitee” has the meaning set forth in Section 9.03(b).
“Index Debt” means senior, unsecured, non-credit enhanced (other than by guarantees of subsidiaries that also guarantee the Obligations at such time) long-term debt for borrowed money.
“Interest Election Request” means a request by the Company on behalf of a Borrower to convert or continue a Revolving Borrowing in accordance with Section 2.08.
“Interest Payment Date” means (a) with respect to any ABR Loan (other than a Swingline Loan), the last day of each of March, June, September, and December, (b) with respect to any Eurocurrency Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurocurrency Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period, (c) with respect to any Swingline Loan, the day that such Loan is required to be repaid and (d) with respect to any Loan, the Commitment Termination Date.
“Interest Period” means, with respect to any Eurocurrency Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is seven days or one, two, three or six months thereafter, as the applicable Borrower may elect, provided that (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless, in the case of a Eurocurrency Borrowing only, such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (b) any Interest Period with a duration of one month or more that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.
“Interpolated Rate” means, at any time, for any Interest Period, the rate per annum (rounded to the same number of decimal places as the Eurocurrency Rate) determined by the Administrative Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the Eurocurrency Rate for the longest period for which the Eurocurrency Rate is available that is shorter than such Interest Period and (b) the Eurocurrency Rate for the shortest period for which that Eurocurrency Rate is available that is longer than such Interest Period, in each case, at such time.
“Issuing Lender” means JPMCB, Bank of America, N.A., CoBank, ACB, and each other Lender designated by the Company as an “Issuing Lender” hereunder that has agreed to such designation (and is reasonably acceptable to the Administrative Agent), each in its capacity as an issuer of one or more Letters of Credit hereunder, and its successors in such capacity as provided in Section 2.06(j), in each case so long as such Person shall remain an Issuing Lender hereunder. Any Issuing Lender may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of such Issuing Lender, in which case the term “Issuing Lenders” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.
“JPMCB” means JPMorgan Chase Bank, N.A., a national banking association, in its individual capacity, and its successors.
“LC Collateral Account” has meaning set forth in Section 2.06(k).
“LC Disbursement” means a payment made by any Issuing Lender pursuant to a Letter of Credit.
“LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (b) the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the applicable Borrower at such time. The LC Exposure of any Lender at any time shall be its Applicable Percentage of the total LC Exposure at such time.
“Lenders” means the Persons listed on the Commitment Schedule and any other Person that shall have become a party hereto pursuant to Section 9.04, other than any such Person that shall have ceased to be a party hereto pursuant to Section 9.04. Unless the context otherwise requires, the term “Lenders” includes the Swingline Lender.
“Letter of Credit” means any letter of credit issued pursuant to this Agreement. Each Existing Letter of Credit shall be deemed to constitute a Letter of Credit as of the Effective Date.
“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.
“Loan Documents” means this Agreement, the Guarantee Agreement, any promissory notes issued pursuant to this Agreement, any Letter of Credit applications, any Borrower Joinder Agreement, any Guarantor Joinder Agreement, and any Borrower Termination Agreement, as well as all other agreements, instruments, documents and certificates identified in Section 4.01 or otherwise executed and delivered by any Borrower or Subsidiary to, or in favor of, the Administrative Agent or any Lenders, including all pledges, powers of attorney, consents, assignments, contracts, notices, letter of credit agreements and other written materials whether heretofore, now or hereafter executed by or on behalf of any Borrower or Subsidiary, or any employee of any Borrower or Subsidiary, and delivered to the Administrative Agent or any Lender in connection with this Agreement or the transactions contemplated hereby. Any reference in this Agreement or any other Loan Document to a Loan Document shall include all appendices, exhibits or schedules thereto and all amendments, restatements, supplements or other modifications thereto, and shall refer to this Agreement or such Loan Document as the same may be in effect at any and all times such reference becomes operative.
“Loan Party” means each Borrower and each other Domestic Subsidiary that is a party to a Loan Document.

“Loans” means the loans made by the Lenders to the Borrowers pursuant to this Agreement, including Revolving Loans and Swingline Loans.
“Margin Stock” means “margin stock” within the meaning of Regulations T, U and X of the Board.
“Material Acquisition” means any acquisition or a series of related acquisitions (other than solely among the Company and the Subsidiaries), of (a) Equity Interests in any Person if, after giving effect thereto, such Person will become a Subsidiary or (b) assets comprising all or substantially all the assets of (or all or substantially all the assets constituting a business unit, division, product line or line of business of) any Person; provided that the aggregate consideration therefor (including Indebtedness assumed in connection therewith, all obligations in respect of deferred purchase price (including obligations under any purchase price adjustment but excluding earnout or similar payments) and all other consideration payable in connection therewith (including payment obligations in respect of noncompetition agreements or other arrangements representing acquisition consideration)) exceeds $50,000,000.
“Material Adverse Effect” means a material adverse effect on (a) the business, operations, properties, assets, condition (financial or otherwise) or liabilities (including contingent liabilities) of the Company and the Subsidiaries, taken as a whole, (b) the ability of any Loan Party to perform its material obligations under any Loan Document to which it is a party, or (c) the rights of or benefits available to the Administrative Agent, the Lenders or any Issuing Lender under this Agreement or any other Loan Document.
“Material Disposition” means any sale, transfer or other disposition, or a series of related sales, transfers or other dispositions (other than solely among the Company and the Subsidiaries), of (a) all or substantially all the issued and outstanding Equity Interests in any Person that are owned by the Company or any Subsidiary or (b) assets comprising all or substantially all the assets of (or all or substantially all the assets constituting a business unit, division, product line or line of business of) any Person; provided that the aggregate consideration therefor (including Indebtedness assumed by the transferee in connection therewith, all obligations in respect of deferred purchase price (including obligations under any purchase price adjustment but excluding earnout or similar payments) and all other consideration payable in connection therewith (including payment obligations in respect of noncompetition agreements or other arrangements representing acquisition consideration)) exceeds $50,000,000.

“Material Indebtedness” means Indebtedness (other than the Loans and Letters of Credit), or obligations in respect of one or more Swap Agreements, of any one or more of the Company and its Subsidiaries in an aggregate outstanding principal amount exceeding $75,000,000. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of any Borrower or any Subsidiary in respect of any Swap Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that such Borrower or such Subsidiary would be required to pay if such Swap Agreement were terminated at such time.
“Material Subsidiary” means each Subsidiary of the Company that is not a Loan Party (a) the consolidated total assets of which equal 3.75% or more of the consolidated total assets of the Company or (b) the consolidated revenues of which equal 3.75% or more of the consolidated revenues of the Company, in each case as of the end of or for the most recent period of four consecutive fiscal quarters of the Company for which financial statements have been delivered pursuant to Section 5.01(a) or 5.01(b) (or, prior to the first delivery of any such financial statements, as of the end of or for the period of four consecutive fiscal quarters of the Company ended June 28, 2014); provided that if at the end of or for any such most recent period of four consecutive fiscal quarters the combined consolidated total assets or combined consolidated revenues of all Subsidiaries that under clauses (a) and (b) above would not constitute Material Subsidiaries shall have exceeded 10% of the consolidated total assets of the Company or 10% of the consolidated revenues of the Company (calculated without duplication of assets or revenues), then one or more of such excluded Subsidiaries shall for all purposes of this Agreement be deemed to be Material Subsidiaries in descending order based on the amounts of their consolidated total assets or consolidated revenues, as the case may be, until such excess shall have been eliminated.
“Moody’s” means Moody’s Investors Service, Inc. and any successor to its rating agency business
“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.
“Non-Consenting Lender” has the meaning assigned to such term in Section 9.02(c).
“Obligations” means (a) the due and punctual payment by the Borrowers of (i) the principal of and interest (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Loans, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise, (ii) each payment required to be made by any Borrower in respect of any Letter of Credit, when and as due, including payments in respect of reimbursement of LC Disbursements, interest thereon (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) and obligations to provide cash collateral and (iii) all other monetary obligations of the Borrowers to any of the Guaranteed Parties under any Loan Document, including obligations to pay fees, expense reimbursement obligations and indemnification obligations, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), (b) the due and punctual performance of all other obligations of the Borrowers under or pursuant to any Loan Document and (c) the due and punctual payment and performance of all the obligations of each other Loan Party under or pursuant to each Loan Document (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding).

“Other Connection Taxes” means, with respect to the Administrative Agent, any Lender, any Issuing Lender or any other recipient of any payment to be made by or on account of any obligation of any Loan Party hereunder or under any other Loan Document, Taxes imposed as a result of a present or former connection between such recipient and the jurisdiction imposing such Tax (other than connections arising from such recipient having executed, delivered, or become a party to, performed its obligations or received payments under, received or perfected a security interest under, sold or assigned an interest in any Loan or Loan Document, engaged in any other transaction pursuant to, or enforced, any Loan Documents).
“Other Taxes” means any and all present or future recording, stamp, court or documentary Taxes and any other excise, transfer, sales, property, intangible, filing or similar Taxes arising from any payment made under, from the execution, delivery, performance, enforcement or registration of, or from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, but excluding Excluded Taxes and Other Connection Taxes imposed with respect to an assignment (other than an assignment pursuant to a request by the Company under Section 2.19(b)).
“PACA” shall mean the Perishable Agricultural Commodities Act, 1930, as amended, 7 U.S.C. Section 499a et. seq., as the same now exists or may from time to time hereafter be amended, modified, recodified or supplemented, together with all rules, regulations and interpretations thereunder or related thereto.
“Participant” has the meaning assigned to such term in Section 9.04(c)(i).
“Participant Register” has the meaning specified in Section 9.04(c)(iv).
“Patriot Act” means the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)), as amended from time to time.
“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.
“Permitted Discretion” means a determination made in good faith and in the exercise of reasonable (from the perspective of a secured lender) business judgment.
“Permitted Encumbrances” means:
(a)    Liens imposed by law for Taxes that are not yet due or are being contested in compliance with Section 5.04;
(b)    carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, landlord’s and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than 60 days or are being contested in compliance with Section 5.04;
(c)    pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws;
(d)    deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;
(e)    judgment liens in respect of judgments that do not constitute an Event of Default;

(f)    easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of the Company or any of its Subsidiaries;
(g)    banker’s liens, rights of setoff or similar rights and remedies as to deposit accounts or other funds maintained with depository institutions; provided that, except with respect to any deposit account or funds subject to the Lien of a Loan Document, such deposit accounts or funds are not established or deposited for the purpose of providing collateral for any Indebtedness and are not subject to restrictions on access by the Company or any of its Subsidiaries in excess of those required by applicable banking regulations;
(h)    Liens in favor of, or claims or rights of any producer, grower or seller of livestock, poultry or agricultural commodities under PACA, PSA or any similar state or federal laws or regulations;
(i)     any Lien, claim or right of any Governmental Authority arising under any law or regulation in any inventory or farm products allocable to any procurement contract with such Governmental Authority;
(j)    rights and claims of joint owners of livestock (other than poultry) under arrangements similar to TFM’s existing Alliance program; and
(k)    Liens arising by virtue of Uniform Commercial Code financing statement filings (or similar filings under applicable law) regarding operating leases entered into by the Company and its Subsidiaries in the ordinary course of business;
provided that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness.
“Permitted Fee Receiver” means any Fee Receiver that, with respect to any fees paid under Section 2.12, delivers to the Company and the Administrative Agent, on or prior to the date on which such Fee Receiver becomes a party hereto (and from time to time thereafter upon the request of the Company and the Administrative Agent, unless such Fee Receiver becomes legally unable to do so solely as a result of a Change in Law after becoming a party hereto), accurate and duly completed copies (in such number as requested) of one or more of Internal Revenue Service Forms W-9, W-8ECI, W-8EXP, W-8BEN, W-8BEN-E or W-8IMY (together with, if applicable, one of the aforementioned forms duly completed from each direct or indirect beneficial owner of such Fee Receiver) or any successor thereto that entitle such Fee Receiver to a complete exemption from U.S. withholding tax on such payments (provided that, in the case of the Internal Revenue Service Form W-8BEN or W-8BEN-E, as applicable, a Fee Receiver providing such form shall qualify as a Permitted Fee Receiver only if such form establishes such exemption on the basis of the “business profits” or “other income” articles of a tax treaty to which the United States is a party and provides a U.S. taxpayer identification number), in each case together with such supplementary documentation as may be prescribed by applicable law to permit the Company or the Administrative Agent to determine whether such Fee Receiver is entitled to such complete exemption.
“Permitted Holders” means (a) “members of the same family” of Mr. Don Tyson as defined in Section 447(e) of the Code and (b) any entity (including, but not limited to, any partnership, corporation, trust or limited liability company) in which one or more individuals described in clause (a) hereof possess over 50% of the voting power or beneficial interests.
“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA sponsored, maintained or contributed to, by any Borrower or any ERISA Affiliate.
“Prime Rate” means the rate of interest per annum publicly announced from time to time by JPMCB as its prime rate in effect at its principal office in New York City; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.
“Pro Forma Basis” means, with respect to any test hereunder in connection with any event, that such test shall be calculated after giving effect on a pro forma basis for the period of such calculation to (i) such event as if it happened on the first day of such period or (ii) the incurrence of any Indebtedness by the Company or any Subsidiary and any incurrence, repayment, issuance or redemption of other Indebtedness of the Company or any Subsidiary occurring at any time subsequent to the last day of such period and on or prior to the date of determination, as if such incurrence, repayment, issuance or redemption, as the case may be, occurred on the first day of such period (it being understood that, in connection with any such pro forma calculation prior to the delivery of financial statements for the first fiscal quarter ended after the Effective Date, such calculation shall be made in a manner satisfactory to the Administrative Agent in its Permitted Discretion).
“Proposed Change” has the meaning assigned to such term in Section 9.02(c).
“PSA” shall mean the Packers and Stockyard Act of 1921, 7 U.S.C. Section 181 et. seq., as the same now exists or may from time to time hereafter be amended, modified, recodified or supplemented, together with all rules, regulations and interpretations thereunder or related thereto.
“Rating Agencies” means Moody’s, S&P and Fitch.
“Ratings” means the public ratings from time to time established by Moody’s, S&P and Fitch for the Index Debt (or, at any time when no Index Debt shall be outstanding, (a) the Company’s corporate credit rating then in effect from S&P, (b) the Company’s corporate family rating then in effect from Moody’s and (c) the Company’s issuer default rating then in effect from Fitch).
“Refinancing Indebtedness” means, in respect of any Indebtedness (the “Original Indebtedness”), any Indebtedness that extends, renews or refinances such Original Indebtedness (or any Refinancing Indebtedness in respect thereof) or, in addition in the case of any Foreign Subsidiary, Indebtedness (“Replacement Indebtedness”) of such Foreign Subsidiary that replaces Original Indebtedness of such Foreign Subsidiary or of any other Foreign Subsidiary organized under the laws of the same nation as such Foreign Subsidiary within 90 days after the repayment or prepayment of such Original Indebtedness; provided that (a) the principal amount of such Refinancing Indebtedness shall not exceed the principal amount of such Original Indebtedness (except to the extent used to finance accrued interest and premium (including tender or makewhole premiums) thereon and underwriting discounts, defeasance costs, fees, commissions and expenses), it being understood in the case of Replacement Indebtedness that is denominated in a currency different from that of the applicable Original Indebtedness that the principal amount of such Original Indebtedness shall be deemed to be equal to the amount in the currency of such Replacement Indebtedness that is equal to the principal amount of such Original Indebtedness based on the currency exchange rates applicable on the date such Replacement Indebtedness is incurred; (b) the maturity of such Refinancing Indebtedness shall not be earlier, and the weighted average life to maturity of such Refinancing Indebtedness shall not be shorter, than that of such Original Indebtedness; (c) such Refinancing Indebtedness shall not be required to be repaid, prepaid, redeemed, repurchased or defeased, whether on one or more fixed dates, upon the occurrence of one or more events or at the option of any holder thereof (except, in each case, upon the occurrence of an event of default or a change in control or as and to the extent such repayment, prepayment, redemption, repurchase or defeasance would have been required pursuant to the terms of such Original

Indebtedness) prior to the earlier of (i) the maturity of such Original Indebtedness and (ii) the date that is six months after the Commitment Termination Date (assuming the effectiveness of the extension thereof contemplated by the proviso thereof); (d) such Refinancing Indebtedness shall not constitute an obligation of any Subsidiary that shall not have been (or, in the case of after-acquired Subsidiaries, shall not have been required to become) an obligor in respect of such Original Indebtedness (except that Refinancing Indebtedness of any Foreign Subsidiary may be Guaranteed by any other Foreign Subsidiary organized under the laws of the same nation as such Foreign Subsidiary), and shall not constitute an obligation of the Company if the Company shall not have been an obligor in respect of such Original Indebtedness, and, in each case (except, in the case of Foreign Subsidiaries, to the extent specified in this clause (d)), shall constitute an obligation of such Subsidiary or of the Company only to the extent of their obligations in respect of such Original Indebtedness; (e) if such Original Indebtedness shall have been expressly subordinated to the Obligations, such Refinancing Indebtedness shall also be expressly subordinated to the Obligations on terms not less favorable in any material respect to the Lenders; and (f) such Refinancing Indebtedness shall not be secured by any Lien on any asset other than the assets that secured such Original Indebtedness (or would have been required to secure such Original Indebtedness pursuant to the terms thereof) (except that Refinancing Indebtedness of any Foreign Subsidiary may be secured by Liens on assets of any other Foreign Subsidiary organized under the laws of the same nation as such Foreign Subsidiary) or by any Lien having a higher priority in respect of the Obligations than the Lien that secured such Original Indebtedness.
“Register” has the meaning assigned to such term in Section 9.04(b)(iv).
“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.
“Report” means reports prepared by the Administrative Agent or another Person showing the results of inspections with respect to the assets of any Loan Party from information furnished by or on behalf of any Loan Party, after the Administrative Agent has exercised its rights of inspection pursuant to this Agreement, which Reports may be distributed to the Lenders by the Administrative Agent.
“Required Lenders” means, at any time, Lenders having Credit Exposures and unused Commitments representing more than 50% of the sum of Credit Exposures and unused Commitments at such time.
“Requirement of Law” means, with respect to any Person, (a) the charter, articles or certificate of organization or incorporation and bylaws or other organizational or governing documents of such Person and (b) any statute, law, treaty, rule, regulation, order, decree, writ, injunction or determination of any arbitrator or court or other Governmental Authority (including Environmental Laws), in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.
“Responsible Officer” means any of the president, chief executive officer, chief financial officer, treasurer, assistant treasurer, controller or chief accounting officer of the Company but, in any event, with respect to financial matters, the foregoing person that is responsible for preparing the financial statements and reports delivered hereunder.
“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in any Borrower or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancelation or termination of any Equity Interests in a Borrower or any Subsidiary, whether now or hereafter outstanding, or any option, warrant, or other right to acquire any such Equity Interests in a Borrower or any Subsidiary, or any other payment that has a substantially similar effect to any of the foregoing.
“Revolving Borrowing” means a Borrowing comprised of Revolving Loans.
“Revolving Loan” means a Loan made pursuant to Section 2.01.
“Sale/Leaseback Transaction” means an arrangement relating to property owned by the Company or any Subsidiary whereby the Company or such Subsidiary sells or transfers such property to any Person and the Company or any Subsidiary leases such property, or other property that it intends to use for substantially the same purpose or purposes as the property sold or transferred, from such Person or its Affiliates; provided, however, any such arrangement incurred in connection with the acquisition of property that is not capitalized on the balance sheet of the Company or any Subsidiary and is leased by the Company or any Subsidiary pursuant to an operating lease (other than a Synthetic Lease) shall not be considered a Sale/Leaseback Transaction.
“Sanctions” means any economic or financial sanctions or trade embargoes administered or enforced by the U.S. Department of Treasury’s Office of Foreign Assets Control, the United Nations Security Council, the European Union or Her Majesty’s Treasury.
“S&P” means Standard & Poor’s Ratings Services, a division of McGraw-Hill Financial Inc., and any successor to its rating agency business.
“SEC” means the Securities and Exchange Commission or any Governmental Authority succeeding to any of its principal functions.
“SEC Filing” has the meaning assigned to such term in Section 3.11.
“Securities Act” means the Securities Act of 1933, as amended.
“Securitization Transaction” means any arrangement under which the Company or any Subsidiary transfers accounts receivable and/or payment intangibles, interests therein and/or related assets and rights (a) to a trust, partnership, corporation, limited liability company or other entity (which may be an SPE Subsidiary), which transfer is funded in whole or in part, directly or indirectly, by the incurrence or issuance by the transferee or successor transferee (which may be an SPE Subsidiary) of Indebtedness, other securities or interests that are to receive payments from, or that represent interests in, the cash flow derived from such accounts receivable and/or payment intangibles, interests therein or related assets and rights, or (b) directly to one or more investors or other purchasers. The “amount” or “principal amount” of any Securitization Transaction shall be deemed at any time to be the aggregate principal, capital or stated amount (or the substantive equivalent of any of the foregoing) of the Indebtedness, other securities or interests referred to in the first sentence of this definition or, if there shall be no such principal, capital or stated amount (or the substantive equivalent of any of the foregoing), the uncollected amount of the accounts receivable or interests therein transferred pursuant to such Securitization Transaction, net of any such accounts receivables or interests therein that have been written off as uncollectible. Such “amount” or “principal amount” shall not include any amount of Indebtedness owing by any SPE Subsidiary to the Company or any Subsidiary to the extent that such intercompany Indebtedness has been incurred to finance, in part, the transfers of accounts receivable and/or payment intangibles, interests therein and/or related assets and rights to such SPE Subsidiary.
“Settlement” has the meaning set forth in Section 2.04(d).

“Settlement Date” has the meaning set forth in Section 2.04(d).
“SPE Subsidiary” means any Subsidiary formed solely for the purpose of, and that engages only in, one or more Securitization Transactions and transactions related or incidental thereto.
“Statutory Reserve Rate” means, for the Interest Period for any Eurocurrency Borrowing, a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Administrative Agent is subject, for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board). Such reserve percentages shall include those imposed pursuant to such Regulation D. Eurocurrency Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.
“Subsidiary” means, with respect to any Person (the “parent”) at any date, (a) any corporation, limited liability company, partnership, association or other entity of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held and (b) any other corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date. Unless otherwise specified, “Subsidiary” means any direct or indirect subsidiary of the Company. Notwithstanding the foregoing, no Variable Interest Entity (other than an SPE Subsidiary) shall be a “Subsidiary” under the foregoing clause (b).
“Subsidiary Borrower” means each wholly-owned Domestic Subsidiary of the Company that shall become a Subsidiary Borrower pursuant to Section 2.20, in each case so long as such Subsidiary shall remain a Subsidiary Borrower hereunder.
“Subsidiary Guarantor” means, at any time, each Subsidiary that is a party to the Guarantee Agreement at such time.
“Subsidiary Loan Party” means each Subsidiary that is a Loan Party.
“Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions, provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Company or the Subsidiaries shall be a Swap Agreement.
“Swingline Exposure” means, at any time, the aggregate principal amount of all Swingline Loans outstanding at such time. The Swingline Exposure of any Lender at any time shall be its Applicable Percentage of the Swingline Exposure at such time.
“Swingline Lender” means JPMorgan Chase Bank, N.A., in its capacity as lender of Swingline Loans hereunder.

“Swingline Loan” means a Loan made pursuant to Section 2.04.
“Synthetic Lease” means, as to any Person, any lease (including leases that may be terminated by the lessee at any time) of real or personal property, or a combination thereof, (a) that is accounted for as an operating lease under GAAP and (b) in respect of which the lessee is deemed to own the property so leased for U.S. Federal income tax purposes, other than any such lease under which such Person is the lessor.
“Synthetic Lease Obligations” means, as to any Person, an amount equal to the capitalized amount of the remaining lease payments under any Synthetic Lease (determined, in the case of a Synthetic Lease providing for an option to purchase the leased property, as if such purchase were required at the end of the term thereof) that would appear on a balance sheet of such Person prepared in accordance with GAAP if such obligations were accounted for as Capital Lease Obligations. For purposes of Section 6.02, a Synthetic Lease Obligation shall be deemed to be secured by a Lien on the property being leased and such property shall be deemed to be owned by the lessee.
“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, assessments, fees or other charges or withholdings (including backup withholding) imposed by any Governmental Authority including any interest, additions to tax or penalties applicable thereto.
“TFM” means Tyson Fresh Meats, Inc., a Delaware corporation.
“Total Assets” means the total consolidated assets of the Company and the Subsidiaries according to the relevant consolidated balance sheet of the Company.

“Total Commitment” means, at any time, the aggregate amount of the Commitments in effect at such time.
“Transactions” means the execution, delivery and performance by the Loan Parties of this Agreement and the other Loan Documents to which they are party, the borrowing of Loans and other credit extensions, the use of the proceeds thereof, the continuation or issuance of Letters of Credit hereunder and the creation and perfection of any Liens created by the Loan Documents.
“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted Eurocurrency Rate or the Alternate Base Rate.
“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York or any other state the laws of which are required to be applied in connection with the issue of perfection of security interests.
“U.S.” means the United States of America.
“U.S. Borrower” means any Borrower that is a “United States person” within the meaning of Section 7701(a)(30) of the Code.
“U.S. Tax Compliance Certificate” has the meaning assigned to such term in Section 2.17(f).
“Variable Interest Entity” means any Person that is not a Subsidiary under clause (a) of the definition of such term but the accounts of which are consolidated with those of the Company under GAAP as a result of its status as a variable interest entity.

“Voting Participant” has the meaning assigned to such term in Section 9.04(c)(vi).
“Voting Participant Notification” has the meaning assigned to such term in Section 9.04(c)(vi).
“wholly-owned Subsidiary” means, with respect to any Person at any date, a subsidiary of such Person of which securities or other ownership interests representing 100% of the Equity Interests (other than directors’ qualifying shares) are, as of such date, owned, controlled or held by such Person or one or more wholly-owned Subsidiaries of such Person or by such Person and one or more wholly-owned Subsidiaries of such Person. Unless otherwise specified, “wholly-owned Subsidiary” means a wholly-owned Subsidiary of the Company.
“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.
SECTION 1.02.    Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Revolving Loan”), by Type (e.g., a “Eurocurrency Loan”) or by Class and Type (e.g., a “Eurocurrency Revolving Loan”). Borrowings also may be classified and referred to by Class (e.g., a “Revolving Borrowing” or “Borrowing of Revolving Loans”), by Type (e.g., a “Eurocurrency Borrowing”) or by Class and Type (e.g., a “Eurocurrency Revolving Borrowing” or a “Eurocurrency Borrowing of Revolving Loans”).
SECTION 1.03.    Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, amended and restated, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

SECTION 1.04.    Accounting Terms; GAAP. (a) Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time, provided that, if the Company notifies the Administrative Agent that the Company requests an amendment to any provision (including any definition) hereof to eliminate the effect of any change occurring after the Effective Date in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Company that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made (i) without giving effect to any election under Accounting Standards Codification 825-10-25 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Borrower or any Subsidiary at “fair value”, as defined therein, (ii) without giving effect to any treatment of Indebtedness in respect of convertible debt instruments under Accounting Standards Codification 470-20 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof, and (iii) in a manner such that any obligations relating to a lease that was accounted for by a Person as an operating lease as of the Effective Date and any similar lease entered into after the Effective Date by such Person shall be accounted for as obligations relating to an operating lease and not as Capital Lease Obligations.
(b) All pro forma computations required to be made hereunder giving effect to any Material Acquisition or Material Disposition shall be calculated on a Pro Forma Basis after giving pro forma effect thereto (and, in the case of any pro forma computations made hereunder to determine whether a transaction is permitted to be consummated hereunder, to any other such transaction consummated since the first day of the period covered by any component of such pro forma computation and on or prior to the date of such computation), and, to the extent applicable, to the historical earnings and cash flows associated with the assets acquired or disposed of and any related incurrence or reduction of Indebtedness, all in accordance with Article 11 of Regulation S-X under the Securities Act. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Swap Agreement applicable to such Indebtedness if such Swap Agreement has a remaining term in excess of 12 months).

SECTION 1.05.    Currency Translations. For purposes of any determination under Section 6.01 or 6.02 or under paragraph (f), (g) or (k) of Article VII, all amounts incurred, outstanding or proposed to be incurred or outstanding in currencies other than dollars shall be translated into dollars at the currency exchange rates in effect on the date of such determination; provided that no Default or Event of Default shall arise as a result of any limitation set forth in dollars in Section 6.01 or 6.02 being exceeded solely as a result of changes in currency exchange rates from those rates applicable at the time or times Indebtedness, Liens or Sale/Leaseback Transactions were initially consummated in reliance on the exceptions under such Sections.
ARTICLE II

The Credits
SECTION 2.01.    The Commitments. Subject to the terms and conditions set forth herein, each Lender agrees to make Revolving Loans to the Company and the Subsidiary Borrowers from time to time during the Availability Period; provided, that after giving effect to each such Revolving Loan: (a) such Lender’s Credit Exposure would not exceed such Lender’s Commitment and (b) the aggregate Credit Exposures would not exceed the Total Commitment. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrowers may borrow, prepay and reborrow Revolving Loans. All Loans shall be denominated in dollars.
SECTION 2.02.    Loans and Borrowings. (a) Each Loan (other than a Swingline Loan) shall be made as part of a Borrowing consisting of Loans of the same Type made by the Lenders ratably in accordance with their respective Commitments. Any Swingline Loan shall be made in accordance with the procedures set forth in Sections 2.04. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.
(b)    Subject to Section 2.14, each Revolving Borrowing shall be comprised entirely of ABR Loans or Eurocurrency Loans as the Company, on behalf of the applicable Borrower, may request in accordance herewith. Each Swingline Loan shall be an ABR Loan. Each Lender at its option may make any Eurocurrency Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan, provided that any exercise of such option shall not affect the obligation of the applicable Borrower to repay such Loan in accordance with the terms of this Agreement.
(c)    At the commencement of each Interest Period for any Eurocurrency Revolving Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $5,000,000. At the time that each ABR Revolving Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $5,000,000; provided that an ABR Borrowing may be in an aggregate amount that is equal to the entire unused balance of the Total Commitment or that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.06(f). Each Swingline Loan shall be in an amount that is not less than $500,000; provided that a Swingline Loan may be in an aggregate amount that is equal to the entire unused balance of the Total Commitment. Borrowings of more than one Class and Type may be outstanding at the same time, provided that there shall not at any time be more than a total of ten Eurocurrency Borrowings outstanding.
(d)    Notwithstanding any other provision of this Agreement, no Borrower shall be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Commitment Termination Date.

SECTION 2.03.    Requests for Revolving Borrowings. To request a Revolving Borrowing, the Company, on behalf of the applicable Borrower, shall notify the Administrative Agent of such request by telephone (a) in the case of a Eurocurrency Borrowing, not later than 1:00 p.m., New York City time, three Business Days before the date of the proposed Borrowing or (b) in the case of an ABR Borrowing, not later than 12:00 p.m., New York City time, on the date of the proposed Borrowing. Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or facsimile or other electronic transmission to the Administrative Agent of a written Borrowing Request substantially in the form of Exhibit C signed by the Company (on behalf of itself or the relevant Borrower). Each such telephonic and written Borrowing Request shall specify the following information:
(i)    the name of the applicable Borrower;
(ii)    the aggregate amount of the requested Borrowing;
(iii)    the date of such Borrowing, which shall be a Business Day;
(iv)    whether such Borrowing is to be an ABR Borrowing or a Eurocurrency Borrowing;
(v)    in the case of a Eurocurrency Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”;
(vi)    the location and number of the applicable Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.07; and
(vii) that as of such date the conditions set forth in Sections 4.02(a) and (b) are satisfied.
If no election as to the Type of Revolving Borrowing is specified, then the requested Revolving Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Eurocurrency Borrowing, then the applicable Borrower shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.
SECTION 2.04.    Swingline Loans. (a) Subject to the terms and conditions set forth herein, the Swingline Lender agrees to make Swingline Loans to the Borrowers from time to time during the Availability Period; provided, that after giving effect thereto, (i) the aggregate principal amount of outstanding Swingline Loans shall not exceed $50,000,000 and (ii) the total Credit Exposures shall not exceed the Total Commitment, provided that the Swingline Lender shall not be required to make a Swingline Loan to refinance an outstanding Swingline Loan. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrowers may borrow, prepay and reborrow Swingline Loans.
(b)    To request a Swingline Loan, the Company (on behalf of itself or, if applicable, the relevant Borrower) or the relevant Borrower shall notify the Administrative Agent of such request by telephone not later than 2:00 p.m., New York City time, on the day of such proposed Swingline Loan. Each such telephonic request shall be confirmed promptly by facsimile or other electronic transmission to the Administrative Agent. Each such notice shall be irrevocable and shall specify the name of the relevant Borrower, the requested date of the Swingline Loan (which shall be a Business Day), the amount of the requested Swingline Loan and the location and number of such Borrower’s account to which funds are to be disbursed. The Administrative Agent will promptly advise the Swingline Lender of any such notice received from the Company or the relevant Borrower. The Swingline Lender shall make each Swingline Loan available to the relevant Borrower by means of a credit to the general deposit account of such Borrower maintained with the Swingline Lender (or, in the case of a Swingline Loan made to finance the reimbursement of an LC Disbursement as provided in Section 2.06(f), by remittance to the relevant Issuing Lender).
(c)    The Swingline Lender may by written notice given to the Administrative Agent not later than 12:00 noon, New York City time, on any Business Day require the Lenders to acquire participations on such Business Day in all or a portion of the Swingline Loans outstanding. Such notice shall specify the aggregate amount of Swingline Loans in which Lenders will participate. Promptly upon receipt of such notice, the Administrative Agent will give notice thereof to each Lender, specifying in such notice such Lender’s Applicable Percentage of such Swingline Loan or Swingline Loans. Each Lender hereby absolutely and unconditionally agrees, upon receipt of notice as provided above, to pay to the Administrative Agent, for the account of the Swingline Lender, such Lender’s Applicable Percentage of such Swingline Loan or Swingline Loans. Each Lender acknowledges and agrees that its obligation to acquire participations in Swingline Loans pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 2.07 with respect to Loans made by such Lender (and Section 2.07 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the Swingline Lender the amounts so received by it from the Lenders. The Administrative Agent shall notify the Company of any participations in any Swingline Loan acquired pursuant to this paragraph, and thereafter payments in respect of such Swingline Loan shall be made to the Administrative Agent and not to the Swingline Lender. Any amounts received by the Swingline Lender from the relevant Borrower (or other party on behalf of the relevant Borrower) in respect of a Swingline Loan after receipt by the Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted to the Administrative Agent; any such amounts received by the Administrative Agent shall be promptly remitted by the Administrative Agent to the Lenders that shall have made their payments pursuant to this paragraph and to the Swingline Lender, as their interests may appear, provided that any such payment so remitted shall be repaid to the Swingline Lender or to the Administrative Agent, as the case may be, if and to the extent such payment is required to be refunded to any Borrower for any reason. The purchase of participations in a Swingline Loan pursuant to this paragraph shall not relieve the Borrowers of any default in the payment thereof.
(d)    The Administrative Agent, on behalf of the Swingline Lender, shall request settlement (a “Settlement”) with the Lenders on at least a weekly basis or on any earlier date that the Administrative Agent elects, by notifying the Lenders of such requested Settlement by facsimile, telephone, or e-mail no later than 12:00 noon, New York City time on the date of such requested Settlement (the “Settlement Date”). Each Lender (other than the Swingline Lender, in the case of the Swingline Loans) shall transfer the amount of such Lender’s Applicable Percentage of the outstanding principal amount of the applicable Loan with respect to which Settlement is requested to such account of the Administrative Agent as the Administrative Agent may designate by not later than 2:00 p.m., New York City time, on such Settlement Date. Settlements may occur during the existence of a Default and whether or not the applicable conditions precedent set forth in Section 4.02 have then been satisfied. Such amounts transferred to the Administrative Agent shall be applied against the amounts of the Swingline Lender’s Swingline Loans and, together with the Swingline Lender’s Applicable Percentage of such Swingline Loan, shall constitute Revolving Loans of such Lenders, respectively. If any such amount is not transferred to the Administrative Agent by any Lender on such Settlement Date, the Swingline Lender shall be entitled to recover such amount on demand from such Lender together with interest thereon as specified in Section 2.07.

SECTION 2.05.    Incremental Commitments. (a) The Company may on one or more occasions, by written notice to the Administrative Agent, request the establishment, during the Availability Period, of Incremental Commitments, provided that the aggregate amount of all the Incremental Commitments established hereunder shall not exceed $500,000,000 during the term of this Agreement. Each such notice shall specify (A) the date on which the Company proposes that the Incremental Commitments shall be effective, which shall be a date not less than 10 Business Days (or such shorter period as may be agreed to by the Administrative Agent and each Lender participating in the requested increase) after the date on which such notice is delivered to the Administrative Agent, and (B) the amount of the Incremental Commitments being requested (it being agreed that (x) any Lender approached to provide any Incremental Commitment may elect or decline, in its sole discretion, to provide such Incremental Commitment and (y) any Person that the Company proposes to become an Incremental Lender, if such Person is not then a Lender, must be approved by the Administrative Agent, each Issuing Lender and the Swingline Lender (such approval not to be unreasonably withheld)).
(b)    The terms and conditions (including the applicable facility fee and interest rate spreads) of any Incremental Commitment and Loans and other extensions of credit to be made thereunder shall be identical to those of the Commitments and Loans and other extensions of credit made hereunder, and shall be treated as a single Class with such Commitments and Loans; provided, that the Company at its election may pay upfront or closing fees with respect to Incremental Commitments without paying such fees with respect to the other Commitments.
(c)    The Incremental Commitments shall be effected pursuant to one or more Incremental Facility Agreements executed and delivered by the Company, each Incremental Lender providing such Incremental Commitments and the Administrative Agent; provided that no Incremental Commitments shall become effective unless (i) on the date of effectiveness thereof, both immediately prior to and immediately after giving effect to such Incremental Commitments, no Default shall have occurred and be continuing, (ii) on the date of effectiveness thereof and after giving effect to the making of Loans and issuance of Letters of Credit thereunder to be made on such date, the representations and warranties of each Loan Party set forth in the Loan Documents that are qualified by materiality shall be true and correct and the representations and warranties that are not so qualified shall be true and correct in all material respects on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties that are qualified by materiality shall be true and correct and such representations and warranties that are not so qualified shall be true and correct in all material respects, in each case as of such earlier date), (iii) the Company shall make any payments required to be made pursuant to Section 2.16 in connection with such Incremental Commitments and the related transactions under this Section, (iv) the Company shall have delivered to the Administrative Agent such legal opinions, board resolutions, secretary’s certificates, officer’s certificates and other documents as shall reasonably be requested by the Administrative Agent in connection with any such transaction and (v) each guarantor shall have reaffirmed its Guarantee of the Obligations. Each Incremental Facility Agreement may, without the consent of any Lender, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the opinion of the Administrative Agent, to give effect to the provisions of this Section.
(d)    Upon the effectiveness of an Incremental Commitment of any Incremental Lender not already a Lender, (i) such Incremental Lender shall be deemed to be a “Lender” hereunder, and henceforth shall be entitled to all the rights of, and benefits accruing to, Lenders hereunder and shall be bound by all agreements, acknowledgements and other obligations of Lenders hereunder and under the other Loan Documents, and (ii) (A) such Incremental Commitment shall constitute (or, in the event such Incremental Lender already has a Commitment, shall increase) the Commitment of such Incremental Lender and (B) the Total Commitment shall be increased by the amount of such Incremental Commitment, in each case, subject to further increase or reduction from time to time as set forth in the definition of the term “Commitment”. For the avoidance of doubt, upon the effectiveness of any Incremental Commitment, the Credit Exposure of the

Incremental Lender holding such Commitment, and the Applicable Percentage of all the Lenders, shall automatically be adjusted to give effect thereto.
(e)    On the date of effectiveness of any Incremental Commitments, (i) the aggregate principal amount of the Revolving Loans outstanding (the “Existing Revolving Borrowings”) immediately prior to the effectiveness of such Incremental Commitments shall be deemed to be repaid, (ii) each Incremental Lender that shall have had a Commitment prior to the effectiveness of such Incremental Commitments shall pay to the Administrative Agent in same day funds an amount equal to the difference between (A) the product of (1) such Lender’s Applicable Percentage (calculated after giving effect to the effectiveness of such Incremental Commitments) multiplied by (2) the aggregate amount of the Resulting Revolving Borrowings (as hereinafter defined) and (B) the product of (1) such Lender’s Applicable Percentage (calculated without giving effect to the effectiveness of such Incremental Commitments) multiplied by (2) the aggregate amount of the Existing Revolving Borrowings, (iii) each Incremental Lender that shall not have had a Commitment prior to the effectiveness of such Incremental Commitments shall pay to Administrative Agent in same day funds an amount equal to the product of (1) such Lender’s Applicable Percentage (calculated after giving effect to the effectiveness of such Incremental Commitments) multiplied by (2) the aggregate amount of the Resulting Revolving Borrowings, (iv) after the Administrative Agent receives the funds specified in clauses (ii) and (iii) above, the Administrative Agent shall pay to each Lender the portion of such funds that is equal to the difference, if positive, between (A) the product of (1) such Lender’s Applicable Percentage (calculated without giving effect to the effectiveness of such Incremental Commitments) multiplied by (2) the aggregate amount of the Existing Revolving Borrowings, and (B) the product of (1) such Lender’s Applicable Percentage (calculated after giving effect to the effectiveness of such Incremental Commitments) multiplied by (2) the aggregate amount of the Resulting Revolving Borrowings, (v) after the effectiveness of such Incremental Commitments, the Borrowers shall be deemed to have made new Revolving Borrowings (the “Resulting Revolving Borrowings”) in an aggregate amount for each Borrower equal to the aggregate amount of its Existing Revolving Borrowings and of the Types and for the Interest Periods specified in a Borrowing Request delivered to the Administrative Agent in accordance with Section 2.03 (and the Company or such Borrower shall deliver such Borrowing Request), (vi) each Lender shall be deemed to hold its Applicable Percentage of each Resulting Revolving Borrowing (calculated after giving effect to the effectiveness of such Incremental Commitments) and (vii) each Borrower shall pay each Lender any and all accrued but unpaid interest on its Loans comprising the Existing Revolving Borrowings. The deemed payments of the Existing Revolving Borrowings made pursuant to clause (i) above shall be subject to compensation by the Borrowers pursuant to the provisions of Section 2.16 if the date of the effectiveness of such Incremental Commitments occurs other than on the last day of the Interest Period relating thereto.
(f)    The Administrative Agent shall notify the Lenders promptly upon receipt by the Administrative Agent of any notice from the Company referred to in Section 2.05(a) and of the effectiveness of any Incremental Commitments, in each case advising the Lenders of the details thereof and of the Applicable Percentages of the Lenders after giving effect thereto and of the assignments required to be made pursuant to Section 2.05(e).
SECTION 2.06.    Letters of Credit. (a) Subject to the terms and conditions set forth herein, in addition to the Loans provided for herein, from time to time during the Availability Period, a Borrower may request any Issuing Lender to issue, and such Issuing Lender shall issue (unless the Required Lenders shall have asserted that the conditions set forth in Section 4.02 with respect to such issuance are not satisfied), Letters of Credit denominated in dollars for the account of such Borrower. Each Letter of Credit shall be in such form as shall be acceptable to the Administrative Agent and the relevant Issuing Lender in its reasonable determination.  The aggregate LC Exposure shall constitute a utilization of the Commitments.

(b)    To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), a Borrower shall deliver by hand or facsimile (or transmit by electronic communication, if arrangements for doing so have been approved by the relevant Issuing Lender of such Letter of Credit) to such Issuing Lender and the Administrative Agent (reasonably in advance of the requested date of issuance, amendment, renewal or extension) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section), the amount of such Letter of Credit, that such Letter of Credit is to be denominated in dollars, the name of the account party (which shall be a Borrower or a Subsidiary and a Borrower as co-applicants), the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit.  It is understood that the reinstatement of all or a portion of a Letter of Credit in accordance with the terms thereof following a drawing thereunder shall not constitute an amendment, renewal or extension of such Letter of Credit. If requested by such Issuing Lender, such Borrower also shall submit a letter of credit application on such Issuing Lender’s standard form in connection with any request for a Letter of Credit.  In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by a Borrower to, or entered into by a Borrower with, any Issuing Lender relating to any Letter of Credit, the terms and conditions of this Agreement shall control.
(c)    A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit the relevant Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension (i) the aggregate LC Exposure would not exceed $500,000,000 and (ii) the sum of the total Credit Exposures would not exceed the Total Commitment.
(d)    No Letter of Credit shall have a stated expiry date that is later than the close of business on the earlier of (i) the date twelve months after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, twelve months after the then-current expiration date of such Letter of Credit, so long as such renewal or extension occurs within three months of such then-current expiration date) and (ii) the date that is five Business Days prior to the first anniversary of the Commitment Termination Date; provided that (A) any Letter of Credit with a one-year tenor may provide for the renewal thereof for additional one-year periods (which shall in no event extend beyond the date referred to in clause (ii) above and shall be subject to clause (B) in the case of any renewal that would extend the maturity beyond the fifth Business Day prior to the Commitment Termination Date) under customary “evergreen” provisions and (B) in the case of the issuance, renewal, extension or amendment of any Letter of Credit having a stated expiry date beyond the fifth Business Day prior to the Commitment Termination Date, the Issuing Lender shall have consented to such stated expiry date in writing prior to such issuance, renewal, extension or amendment and the Company shall be required to cash collateralize such Letter of Credit not later than the fifth Business Day prior to the Commitment Termination Date as provided in paragraph (k) below (but without any requirement for prior notice from the Administrative Agent) and in the event the Company shall fail to post such cash collateral for any Letter of Credit on or prior to such fifth Business Day, the Administrative Agent shall provide notice to the Lenders of such failure to post cash collateral and of each Lender’s Applicable Percentage of such amount and each Lender shall be irrevocably and unconditionally obligated to make a Loan to the Company on the Business Day immediately following the Business Day on which such notice is delivered in the amount of its Applicable Percentage of the amount of cash collateral required to be so posted, the proceeds of which will be applied by the Administrative Agent to cash collateralize such Letter of Credit as provided in paragraph (k).
(e)    By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) by any Issuing Lender, and effective as of the occurrence of the Effective Date with respect to each Existing Letter of Credit issued by any Issuing Lender, and without any further action on the part of such Issuing Lender of such Letter of Credit or the Lenders, such Issuing Lender hereby grants to each Lender, and each Lender hereby acquires from such Issuing Lender, a participation in such Letter of Credit equal to such Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit.  Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.
In consideration and in furtherance of the foregoing, each Lender hereby absolutely and unconditionally agrees, upon receipt of a notice as provided for in the final paragraph of Section 2.06(f), to pay to the Administrative Agent, for the account of the relevant Issuing Lender of each Letter of Credit such Lender’s Applicable Percentage of the amount of each LC Disbursement made by such Issuing Lender promptly upon the request of such Issuing Lender at any time from the time of such LC Disbursement until such LC Disbursement is reimbursed by the relevant Borrower or at any time after any reimbursement payment is required to be refunded to such Borrower for any reason.  Such payment shall be made without any offset, abatement, withholding or reduction whatsoever.  Each such payment shall be made in the same manner as provided in Section 2.07 with respect to Loans made by such Lender (and Section 2.07 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the relevant Issuing Lender the amounts so received by it from the Lenders.  Promptly following receipt by the Administrative Agent of any payment from the relevant Borrower pursuant to the next following paragraph, the Administrative Agent shall distribute such payment to such Issuing Lender or, to the extent that the Lenders have made payments pursuant to this paragraph to reimburse such Issuing Lender, then to such Lenders and such Issuing Lender as their interests may appear.  Any payment made by a Lender pursuant to this paragraph to reimburse an Issuing Lender for any LC Disbursement shall not constitute a Loan and shall not relieve the relevant Borrower of its obligation to reimburse such LC Disbursement.
(f)    If an Issuing Lender shall make any LC Disbursement in respect of a Letter of Credit, the relevant Borrower shall reimburse such Issuing Lender in respect of such LC Disbursement by paying to the Administrative Agent an amount equal to such LC Disbursement not later than 12:00 noon, New York City time (or, in the case of an LC Disbursement that is being funded with an ABR Borrowing or Swingline Loan, 2:00 p.m., New York City time), on (i) the Business Day that the relevant Borrower receives notice that such LC Disbursement has been made, if such notice is received prior to 10:00 a.m., New York City time, or (ii) the Business Day immediately following the day that the relevant Borrower receives such notice, if such notice is not received prior to such time; provided that the relevant Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.03 or Section 2.04 that such payment be financed with all or any portion of an ABR Borrowing or a Swingline Loan, as applicable, in an amount permitted under Section 2.02(c) and, to the extent so financed, the relevant Borrower’s obligation to make such payment shall be discharged and replaced by the resulting ABR Borrowing or Swingline Loan (or the applicable portion thereof). Each such payment shall be made to the relevant Issuing Lender in dollars and in immediately available funds.
If any Borrower fails to make payment when due in respect of any LC Disbursement relating to a Letter of Credit issued for its account, the Administrative Agent shall notify each Lender of the applicable LC Disbursement, the payment then due from such Borrower and such Lender’s Applicable Percentage thereof.
(g)    Each Borrower’s obligations to reimburse LC Disbursements as provided in Section 2.06(f) shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged or fraudulent or any statement therein being untrue or inaccurate in any respect, (iii) payment by any Issuing Lender under a Letter of Credit against presentation of a draft or other document that does not comply strictly with the terms of such Letter of Credit, (iv) any lien or security interest granted to, or in favor of, the Administrative Agent or any of the Lenders as security for any of such reimbursement obligations failing to be perfected, (v) the occurrence of any Default, (vi) the existence of any proceedings of the type described in paragraph (h) or (i) of Article VII with respect to any other Loan Party, (vii) any lack of validity or enforceability of any of such reimbursement obligations against any other Loan Party, or (viii) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the obligations of any Borrower hereunder.
None of the Administrative Agent, the Lenders or the Issuing Lenders, or any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit by any Issuing Lender thereof or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Issuing Lender of such Letter of Credit; provided that the foregoing shall not be construed to excuse such Issuing Lender from liability to any Borrower or to any Lender which has funded its participation hereunder in such Letter of Credit to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Loan Parties and the Lenders to the extent permitted by applicable law) suffered by any Borrower or any such Lender, as the case may be, that are caused by such Issuing Lender’s failure to exercise the standard of care agreed hereunder to be applicable when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof.  The parties hereto expressly agree that such standard of care shall be as follows, and that such Issuing Lender shall be deemed to have exercised such standard of care in the absence of gross negligence or willful misconduct on its part (as determined by a court of competent jurisdiction by final and nonappealable judgment):
(i)    an Issuing Lender of a Letter of Credit may accept documents that appear on their face to be in substantial compliance with the terms of such Letter of Credit without responsibility for further investigation, regardless of any notice or information to the contrary, and may make payment upon presentation of documents that appear on their face to be in substantial compliance with the terms of such Letter of Credit; and
(ii)    an Issuing Lender of a Letter of Credit shall have the right, in its sole discretion, to decline to accept such documents and to make such payment if such documents are not in strict compliance with the terms of such Letter of Credit.
(h)    Upon presentation of documents with respect to a demand for payment under a Letter of Credit, each Issuing Lender in respect of such Letter of Credit shall (i) promptly notify the Administrative Agent, the Company and (if different) the relevant Borrower by telephone (confirmed by facsimile) of such demand for payment, (ii) promptly following its receipt of such documents, examine all documents purporting to represent a demand for payment under a Letter of Credit and (iii) promptly after such examination notify the Administrative Agent, the Company and (if different) the relevant Borrower by telephone (confirmed by facsimile) whether the Issuing Lender has made or will make an LC Disbursement under such Letter of Credit; provided that any failure to give or delay in giving any such notice shall not relieve such Borrower of its obligation to reimburse such Issuing Lender and the Lenders with respect to any such LC Disbursement as provided in Section 2.06(f).

(i)    If any Issuing Lender shall make any LC Disbursement, then, unless the relevant Borrower shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to, but excluding, the date that such Borrower reimburses such LC Disbursement, at the rate per annum then applicable to ABR Loans; provided that, if such Borrower fails to reimburse such LC Disbursement when due pursuant to Section 2.06(f), then Section 2.13(c) shall apply. Interest accrued pursuant to this paragraph shall be for the account of such Issuing Lender, except that interest accrued on and after the date of payment by any Lender pursuant to Section 2.06(d) to reimburse such Issuing Lender shall be for the account of such Lender to the extent of such payment.
(j)    An Issuing Lender may be added, or an existing Issuing Lender may be terminated, under this Agreement at any time by written agreement between the Company, the Administrative Agent and the relevant Issuing Lender.  The Administrative Agent shall notify the Lenders of any such addition or termination.  At the time any such termination shall become effective, the Borrowers shall pay all unpaid fees accrued for the account of the Issuing Lender being terminated.  From and after the effective date of any such addition, the new Issuing Lender shall have all the rights and obligations of an Issuing Lender under this Agreement with respect to Letters of Credit to be issued thereafter.  References herein to the term “Issuing Lender” shall be deemed to refer to each new Issuing Lender or to any previous Issuing Lender, or to such new Issuing Lender and all previous Issuing Lenders, as the context shall require. After the termination of an Issuing Lender hereunder, the terminated Issuing Lender shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Lender under this Agreement with respect to any outstanding Letters of Credit issued by it prior to such termination, but shall not be required to issue any new Letters of Credit or to renew or extend any such outstanding Letters of Credit.
(k)    If either (i) an Event of Default shall have occurred and be continuing and the Company receives notice from the Administrative Agent or the Required Lenders (or, if the maturity of the Loans has been accelerated, Lenders with LC Exposures representing more than 50% of the total LC Exposure) demanding the deposit of cash collateral pursuant to this paragraph or (ii) paragraph (d) above or any of the other provision of this Agreement requires cash collateralization of any LC Exposure, the Company shall deposit within one Business Day after notice from the Administrative Agent of the requirement thereof into an account established and maintained on the books and records of the Administrative Agent, which account may be a “securities account” (within the meaning of Section 8-501 of the UCC as in effect in the State of New York), in the name of the Administrative Agent and for the benefit of the Guaranteed Parties (the “LC Collateral Account”), an amount in immediately available funds in dollars equal to 105% of the LC Exposure (or, in the case of any cash collateralization required pursuant to paragraph (d) above, 105% of the LC Exposure required to be cash collateralized) as of such date plus any accrued and unpaid interest thereon; provided that the obligation to deposit such amount shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default described in paragraph (h) or (i) of Article VII. Such deposits shall be held by the Administrative Agent as collateral for the LC Exposure under this Agreement and for the payment and performance of the Guaranteed Obligations, and for this purpose the Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over the LC Collateral Account, the LC Collateral Account shall be subject to an account control agreement satisfactory to the Administrative Agent in its Permitted Discretion and each Borrower hereby grants a security interest to the Administrative Agent for the benefit of the Guaranteed Parties in the LC Collateral Account and in any financial assets (as defined in the UCC) or other property held therein. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent (in accordance with its usual and customary practices for investments of this type) and at the Borrowers’ risk and reasonable expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in the LC Collateral Account. Moneys and financial assets in the LC

Collateral Account shall be applied by the Administrative Agent to reimburse the applicable Issuing Lender for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrowers for the LC Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of Lenders with LC Exposure representing more than 50% of the total LC Exposure), be applied to satisfy other Guaranteed Obligations. The Administrative Agent shall cause all such cash collateral (to the extent not applied as aforesaid) to be returned to the Company within three Business Days after (A) in the case of clause (i) above, the applicable Event of Default shall have been cured or waived (so long as no other Event of Default has occurred and is continuing at such time) or (B) in the case of clause (ii) above, to the extent such cash collateral shall no longer be required pursuant to the applicable provision hereof.
(l)    Unless otherwise requested by the Administrative Agent, each Issuing Lender shall (i) provide to the Administrative Agent copies of any notice received from any Borrower pursuant to Section 2.06(b) no later than the Business Day after receipt thereof and (ii) report in writing to the Administrative Agent (A) on the first Business Day of each week, the activity for each day during the immediately preceding week in respect of Letters of Credit issued by it, including all issuances, extensions, amendments and renewals, all expirations and cancellations and all disbursements and reimbursements, (B) on or prior to each Business Day on which such Issuing Lender expects to issue, amend, renew or extend any Letter of Credit, the date of such issuance, amendment, renewal or extension, whether such Letter of Credit is a trade, financial or performance Letter of Credit, the aggregate face amount of the Letters of Credit to be issued, amended, renewed or extended by it and outstanding after giving effect to such issuance, amendment, renewal or extension (and whether the amount thereof changed), and whether any Letter of Credit so issued provides for automatic reinstatements of the face amount thereof following any drawing thereunder , and no Issuing Lender shall be permitted to issue, amend, renew or extend such Letter of Credit without first obtaining written confirmation from the Administrative Agent that such issuance, amendment, renewal or extension is then permitted by the terms of this Agreement, (C) on each Business Day on which such Issuing Lender makes any LC Disbursement, the date of such LC Disbursement and the amount of such LC Disbursement and (D) on any other Business Day, such other information as the Administrative Agent shall reasonably request, including but not limited to prompt verification of such information as may be requested by the Administrative Agent.
SECTION 2.07.    Funding of Borrowings. (a) Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 12:00 noon, New York City time, or, in the case of an ABR Loan, 2:00 p.m., New York City time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders, provided that Swingline Loans shall be made as provided in Section 2.04. The Administrative Agent will make such Loans available to the applicable Borrower promptly, and in no event later than 3:00 p.m., New York City time, crediting the amounts so received, in like funds, to an account of such Borrower maintained with the Administrative Agent in New York City and designated by the Company in the applicable Borrowing Request.
(b)    Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption and in its sole discretion, make available to the applicable Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and Borrowers agree (jointly and severally with each other Borrower, but severally and not jointly with the applicable Lenders) to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the applicable Borrower to but excluding the date of payment to the

Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of a Borrower, the interest rate applicable to such Loan. If such Lender pays such amount to the Administrative Agent, then such amount (less interest) shall constitute such Lender’s Loan included in such Borrowing. With respect to any share of a Borrowing not made available by a Lender as contemplated above, if such Lender subsequently pays its share of such Borrowing to the Administrative Agent, then the Administrative Agent shall promptly repay any corresponding amount paid by the relevant Borrower to the Administrative Agent as provided in this paragraph (including interest thereon to the extent received by the Administrative Agent); provided that such repayment to such Borrower shall not operate as a waiver or any abandonment of any rights or remedies of such Borrower with respect to such Lender.
SECTION 2.08.    Interest Elections. (a) Each Revolving Borrowing initially shall be of the Type specified in the applicable Borrowing Request or designated by Section 2.03 and, in the case of a Eurocurrency Borrowing, shall have an initial Interest Period as specified in such Borrowing Request or designated by Section 2.03. Thereafter, the applicable Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurocurrency Borrowing, may elect Interest Periods therefor, all as provided in this Section. The applicable Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing. This Section shall not apply to Swingline Borrowings, which may not be converted or continued.
(b)    To make an election pursuant to this Section, the Company, on behalf of the applicable Borrower, shall notify the Administrative Agent of such election by telephone by the time that a Borrowing Request would be required under Section 2.03 if the Company was requesting a Revolving Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or facsimile or by other electronic transmission to the Administrative Agent of a written Interest Election Request substantially in the form of Exhibit D signed by the Company (on behalf of itself or the applicable Borrower) or the applicable Borrower.
(c)    Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.03:
(i)    the name of the applicable Borrower and the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);
(ii)    the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;
(iii)    whether the resulting Borrowing is to be an ABR Borrowing or a Eurocurrency Borrowing; and
(iv)    if the resulting Borrowing is a Eurocurrency Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period” and permitted under Section 2.02(d).

If any such Interest Election Request requests a Eurocurrency Borrowing but does not specify an Interest Period, then the applicable Borrower shall be deemed to have selected an Interest Period of one month’s duration.
(d)    Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.
(e)    If the Company or the Subsidiary Borrower fails to deliver a timely Interest Election Request with respect to a Eurocurrency Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Company, then, so long as an Event of Default is continuing (i) no outstanding Revolving Borrowing may be converted to or continued as a Revolving Eurocurrency Borrowing and (ii) unless repaid, each Eurocurrency Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.
SECTION 2.09.    Termination and Reduction of Commitments. (a) Unless previously terminated, all Commitments shall terminate on the Commitment Termination Date.
(b)    The Company, on behalf of the Borrowers, may at any time terminate, without premium or penalty (other than, with respect to Eurocurrency Borrowings, payments that may become due under Section 2.16), the Commitments upon (i) the payment in full of all outstanding Loans, together with accrued and unpaid interest thereon, (ii) the payment in full of the accrued and unpaid fees and (iii) the payment in full of all reimbursable expenses and other Obligations together with accrued and unpaid interest thereon. The Company, on behalf of the Borrowers, may from time to time reduce, without premium or penalty (other than, with respect to Eurocurrency Borrowings, payments that may become due under Section 2.16), the Commitments, provided that (i) each reduction of the Commitments shall be in an amount that is an integral multiple of $10,000,000 and not less than $25,000,000 and (ii) the Company shall not reduce the Commitments if, after giving effect to any concurrent prepayment of the Revolving Loans in accordance with Section 2.11, the aggregate Credit Exposures would exceed the Total Commitment. Any termination or reduction of the Commitments shall be permanent. Each reduction of the Commitments shall be made ratably among the Lenders in accordance with their respective Commitments. The Company shall notify the Administrative Agent of any election to terminate or reduce the Commitments under this paragraph at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any such notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Company pursuant to this paragraph shall be irrevocable, provided that a notice of termination or reduction of the Commitments delivered by the Company may state that such notice is conditioned upon the effectiveness of other credit facilities or the receipt of the proceeds from the issuance of other Indebtedness or any other event, in which case such notice may be revoked by the Company (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied.

SECTION 2.10.    Repayment of Loans; Evidence of Debt. (a) The Borrowers hereby unconditionally promise to pay (i) to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Revolving Loan of such Lender on the Commitment Termination Date, and (ii) to the Swingline Lender the then unpaid principal amount of each Swingline Loan on the earlier of the Commitment Termination Date and the date that is the seventh day (or if such day is not a Business Day, the next succeeding Business Day) after such Swingline Loan is made, provided that on each date that a Revolving Borrowing is made by the Company or any Subsidiary Borrower, the Company or such Subsidiary Borrower shall repay all Swingline Loans that were outstanding on the date such Borrowing was requested.
(b)    Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrowers to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.
(c)    The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Class and Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrowers to each Lender hereunder, (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof, (iv) the amount of any sum received by the Administrative Agent hereunder for the account of any Issuing Lender and (v) the application or disbursement by the Administrative Agent of any amounts pursuant to this Agreement or any other Loan Document.
(d)    The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein, provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrowers to repay the Loans and pay interest thereon in accordance with the terms of this Agreement.
(e)    Any Lender may request that Revolving Loans made by it be evidenced by a promissory note. In such event, the applicable Borrower shall prepare, execute and deliver to such Lender a promissory note, substantially in the form of Exhibit F, payable to such Lender (or, if requested by such Lender, to such Lender and its registered assigns). Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form payable to the payee named therein (or to such payee and its registered assigns).
SECTION 2.11.    Prepayment of Loans. (a) The Borrowers shall have the right at any time and from time to time to prepay without premium or penalty (other than, with respect to Eurocurrency Borrowings, payments that may become due under Section 2.16) any Borrowing in whole or in part, subject to the requirements of this Section.
(b)    In the event and on each occasion that the aggregate Credit Exposures of the Lenders exceed the Total Commitment, the Borrowers shall prepay Revolving Borrowings and/or Swingline Borrowings in an aggregate amount equal to such excess; provided that if the aggregate principal amount of Revolving Borrowings and Swingline Borrowings then outstanding is less than the amount of such excess (because LC Exposure constitutes a portion thereof), the Borrowers shall deposit an amount in cash equal to such excess in the LC Collateral Account. If the Borrowers are required to provide (and have provided the required amount of) cash collateral pursuant to this Section 2.11(b) and such excess is subsequently reduced, cash collateral in an amount equal to the lesser of (x) any such reduction and (y) the amount of such cash collateral (to the extent not applied as set forth in Section 2.06(k)) shall be returned to the Borrowers within two Business Days after such reduction.

(c)    Prior to any optional prepayment of Borrowings hereunder, the applicable Borrower shall select the Borrowing or Borrowings to be prepaid and the Company shall specify such selection in the notice of such prepayment pursuant to paragraph (d) of this Section.
(d)    The Company, on behalf of the applicable Borrower, shall notify the Administrative Agent (and, in the case of prepayment of a Swingline Loan, the Swingline Lender) by telephone (confirmed by facsimile or by other electronic transmission) of any prepayment hereunder (i) in the case of prepayment of a Eurocurrency Borrowing, not later than 2:00 p.m., New York City time, three Business Days before the date of prepayment, (ii) in the case of prepayment of an ABR Borrowing, not later than 2:00 p.m., New York City time, one Business Day before the date of prepayment or (iii) in the case of prepayment of a Swingline Loan, not later than 12:00 noon, New York City time, on the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid and, in the case of a mandatory prepayment, set forth a reasonably detailed calculation of the amount of such prepayment, provided that a notice of optional prepayment may state that such notice is conditioned upon the effectiveness of other credit facilities or the receipt of the proceeds from the issuance of other Indebtedness or any other event, in which case such notice of prepayment may be revoked by the Company (by notice to the Administrative Agent on or prior to the specified date) if such condition is not satisfied. Promptly following receipt of any such notice (other than a notice relating solely to Swingline Loans) the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Revolving Borrowing shall be in an amount that would be permitted in the case of an advance of a Revolving Borrowing of the same Type as provided in Section 2.02, except as necessary to apply fully the required amount of a mandatory prepayment. Each prepayment of a Revolving Borrowing shall be applied ratably to the Revolving Loans included in the prepaid Borrowing. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.13(d).
SECTION 2.12.    Fees. (a) The Borrowers agree to pay to the Administrative Agent for the account of each Lender a facility fee, which shall accrue at the relevant Facility Fee Rate specified in the definition of Applicable Rate on the daily amount of the Commitment of such Lender (whether used or unused) during the period from and including the Effective Date to but excluding the Commitment Termination Date; provided that, if such Lender continues to have any Credit Exposure after the Commitment Termination Date, then such facility fee shall continue to accrue on the daily amount of such Lender’s Credit Exposure from and including the Commitment Termination Date to but excluding the date on which such Lender ceases to have any Credit Exposure. Accrued facility fees shall be payable in arrears on the last day of each March, June, September and December of each year and on the Commitment Termination Date, commencing on the first such date to occur after the Effective Date; provided that any facility fees accruing after the Commitment Termination Date shall be payable on demand. All facility fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).
(b)    The Company agrees to pay to the Administrative Agent for the account of each Lender a participation fee with respect to its participations in Letters of Credit, which shall accrue at the Applicable Rate applicable to Eurocurrency Loans on the average daily amount of such Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the Commitment Termination Date and the date on which such Lender ceases to have any LC Exposure.
(c)    The relevant Borrower with respect to each Letter of Credit agrees to pay to the Issuing Lender of such Letter of Credit (i) a fronting fee, which shall accrue at a rate per annum separately agreed by the Company and such Issuing Lender, on the average daily amount of the LC Exposure attributable to such Letter of Credit (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the date of issuance of such Letter of Credit to but excluding the date on which there ceases to be any such LC Exposure under such Letter of Credit and (ii) such Issuing Lender’s standard fees with respect to the issuance, amendment, renewal or extension of such Letter of Credit or processing of drawings thereunder.
(d)    Participation fees and fronting fees accrued through and including the last day of each calendar quarter shall be payable on the third Business Day of the calendar month following such last day, commencing on the first such date to occur after the Effective Date; provided that all such fees shall be payable on the Commitment Termination Date and any such fees accruing after the Commitment Termination Date shall be payable on demand.  Any other fees payable to any Issuing Lender pursuant to paragraph (c) above shall be payable at the times separately agreed upon between the Company or the relevant Borrower and such Issuing Lender or otherwise within 10 days after demand.  All participation fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).
(e)    The Borrowers agree to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon in writing between the Company and the Administrative Agent.
(f)    All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent for distribution, in the case of commitment fees, in accordance with this Section 2.12. Fees paid shall not be refundable under any circumstances.
SECTION 2.13.    Interest. (a) The Loans comprising each ABR Borrowing (including each Swingline Loan) shall bear interest at the Alternate Base Rate plus the Applicable Rate.
(b)    The Loans comprising each Eurocurrency Borrowing shall bear interest at the Adjusted Eurocurrency Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate.
(c)    Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by a Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration, by mandatory prepayment or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2.00% per annum plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section or (ii) in the case of any other amount, 2.00% per annum plus the rate applicable to ABR Revolving Loans as provided in paragraph (a) of this Section.
(d)    Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and upon termination of the Commitments, provided that (i) interest accrued pursuant to paragraph (c) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Revolving Loan prior to the Commitment Termination Date), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurocurrency Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.
(e)    All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate or Adjusted Eurocurrency Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

SECTION 2.14.    Alternate Rate of Interest. If prior to the commencement of any Interest Period for any Eurocurrency Borrowing:
(a)    the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted Eurocurrency Rate for such Interest Period; or
(b)    the Administrative Agent is advised by the Required Lenders that the Adjusted Eurocurrency Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their respective Loans (or its Loan) included in such Borrowing for such Interest Period;
then the Administrative Agent shall give notice thereof to the Company and the Lenders by telephone (promptly confirmed in writing) or facsimile or by other electronic transmission as promptly as practicable thereafter and, until the Administrative Agent notifies the Company and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurocurrency Borrowing shall be ineffective and such Revolving Borrowing (unless prepaid) shall be converted to, or continued as, an ABR Borrowing and (ii) if any Borrowing Request requests a Eurocurrency Borrowing, such Borrowing shall be made as an ABR Borrowing, provided that following the first day that such condition shall cease to exist, such Borrowings may be made as or converted to Eurocurrency Borrowings at the request of and in accordance with the elections of the applicable Borrower.
SECTION 2.15.    Increased Costs. (a) If any Change in Law shall:
(i)    impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any such reserve requirement reflected in the Adjusted Eurocurrency Rate) or any Issuing Lender;
(ii)    subject any Lender or Issuing Lender to any Taxes on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto (other than (A) Indemnified Taxes, (B) Excluded Taxes, (C) Other Connection Taxes or (D) income taxes on gross or net income, profits or revenue (including value-added or similar Taxes) or franchise taxes); or
(iii)    impose on any Lender or any Issuing Lender or the London interbank market any other condition, cost, or expense affecting this Agreement or Eurocurrency Loans made by such Lender or any Letter of Credit or participation therein;
and the result of any of the foregoing shall be to increase the cost to such Lender of making, converting to, continuing or maintaining any Loan (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender or such Issuing Lender of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit) or to reduce the amount of any sum received or receivable by such Lender or such Issuing Lender hereunder (whether of principal, interest or any other amount) and so long as such Lender or such Issuing Lender is requiring reimbursement for such increased costs from similarly situated borrowers under comparable, syndicated credit facilities, then, upon the request of such Lender or such Issuing Lender, as the case may be, the Borrowers will pay to such Lender or Issuing Lender such additional amount or amounts as will compensate such Lender or such Issuing Lender, as the case may be, for such additional costs incurred or reduction suffered.

(b)    If any Lender or Issuing Lender determines that any Change in Law affecting such Lender or Issuing Lender or any lending office of such Lender or such Lender’s or Issuing Lender’s holding company, if any, regarding capital or liquidity requirements has had or would have the effect of reducing the rate of return on such Lender’s or Issuing Lender’s capital or on the capital of such Lender’s or Issuing Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit or Swingline Loans held by, such Lender, or the Letters of Credit issued by such Issuing Lender, to a level below that which such Lender or Issuing Lender or such Lender’s or Issuing Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or Issuing Lender’s policies and the policies of such Lender’s or Issuing Lender’s holding company with respect to capital adequacy and liquidity), then, from time to time upon request of such Lender or Issuing Lender, the Borrowers will pay to such Lender or Issuing Lender, as the case may be, such additional amount or amounts as will compensate such Lender or Issuing Lender or such Lender’s or Issuing Lender’s holding company for any such reduction suffered.
(c)    A certificate of a Lender or an Issuing Lender setting forth in reasonable detail an explanation of the amount or amounts necessary to compensate such Lender or such Issuing Lender or their respective holding companies, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to the Company and shall be conclusive absent manifest error. The Borrowers shall pay such Lender or such Issuing Lender, as the case may be, the amount shown as due on any such certificate within 30 days after receipt thereof.
(d)    Failure or delay on the part of any Lender or any Issuing Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or such Issuing Lender’s right to demand such compensation, provided that the Borrowers shall not be required to compensate a Lender or an Issuing Lender pursuant to this Section for any increased costs or reductions incurred more than 270 days prior to the date that such Lender or such Issuing Lender, as the case may be, notifies the Company of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or such Issuing Lender’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 270-day period referred to above shall be extended to include the period of retroactive effect thereof.
SECTION 2.16.    Break Funding Payments. In the event of (a) the payment of any principal of any Eurocurrency Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurocurrency Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Eurocurrency Loan (or to convert any ABR Loan into a Eurocurrency Loan) on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.11(d) and is revoked in accordance therewith) or (d) the assignment of any Eurocurrency Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Company to replace a Lender pursuant to Section 2.19(b) or Section 9.02(c), then, in any such event, the Borrowers shall compensate each Lender for the loss, cost and reasonable expense actually incurred (excluding loss of anticipated profits) by such Lender and attributable to such event. In the case of a Eurocurrency Loan, such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest that would have accrued on the principal amount of such Loan had such event not occurred, at the Eurocurrency Rate (without consideration of the Applicable Rate) that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest that would accrue on such principal amount for such period at the interest rate that such Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the eurodollar market (without consideration of the Applicable Rate). A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Company and shall be conclusive absent manifest error. The Borrowers shall pay such Lender the amount shown as due on any such certificate within 10 days after the Company’s receipt thereof.
SECTION 2.17.    Taxes. (a) Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made free and clear of and without deduction for any Indemnified Taxes, provided that if any applicable law (as determined in the good faith discretion of an applicable withholding agent requires the deduction or withholding of any Indemnified Tax from any such payment, the applicable withholding agent shall be entitled to make such deductions and timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that after making all required deductions for Indemnified Taxes (including deductions applicable to additional sums payable under this Section) the Administrative Agent, Lender, any Issuing Lender or its beneficial owner, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made.
(b)    Without limiting the provisions of Section 2.17(a) above, the Loan Parties shall timely pay, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes to the relevant Governmental Authority in accordance with applicable law.
(c)    To the extent not paid, reimbursed or compensated pursuant to Section 2.17(a) or (b), the Loan Parties shall jointly and severally indemnify the Administrative Agent and each Lender and Issuing Lender, within 10 days after written demand therefor, for the full amount of any Indemnified Taxes payable by the Administrative Agent, such Lender (or its beneficial owner) or the Issuing Lender, as the case may be, on or with respect to any payment by or on account of any obligation of the Loan Parties under any Loan Document (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority (except for any interest, penalties, or expenses determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of the Administrative Agent, a Lender or the Issuing Lender, as the case may be). A certificate as to the amount of such payment or liability delivered to the Company by a Lender, or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.
(d)    Each Lender shall severally indemnify the Administrative Agent for any Taxes (but, in the case of any Indemnified Taxes, only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so) attributable to such Lender (including any Taxes attributable to such Lender’s failure to comply with the provisions of Section 9.04(c)(iv) relating to the maintenance of a Participant Register) that are paid or payable by the Administrative Agent in connection with any Loan Document and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. The indemnity under this Section 2.17(d) shall be paid within 10 days after the Administrative Agent delivers to the applicable Lender a certificate stating the amount of Taxes so paid or payable by the Administrative Agent. Such certificate shall be conclusive of the amount so paid or payable absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any and all amounts due to the Administrative Agent under this paragraph (d).
(e)    As soon as practicable after any payment of Indemnified Taxes by the Loan Parties to a Governmental Authority pursuant to Section 2.17(a), the Company shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
(f)    Any Foreign Lender that is entitled to an exemption from or reduction of any applicable withholding tax with respect to payments under this Agreement shall deliver to the Company (with a copy to the Administrative Agent), at the time or times reasonably requested by the Company or the Administrative Agent, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate. In addition, any Lender, if requested by the Company or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Company or the Administrative Agent as will enable the Company or the Administrative Agent to determine that such Lender is not subject to backup withholding or information reporting requirements.
Notwithstanding anything to the contrary in the preceding two sentences, in the case of any withholding tax other than the U.S. Federal withholding Tax, the completion, execution and submission of such forms (other than such documentation set forth in clauses (i) through (v) of this paragraph (f) below) shall not be required if in the Foreign Lender’s judgment such completion, execution or submission would subject such Foreign Lender to any material unreimbursed cost or expense (or, in the case of a Change in Law, any incremental material unreimbursed cost or expense) or would materially prejudice the legal or commercial position of such Foreign Lender. Upon the reasonable request of the Company or the Administrative Agent, any Lender shall update any form or certification previously delivered pursuant to this Section 2.17(f).
Without limiting the generality of the foregoing, in the event that any Borrower is a U.S. Borrower, any Lender shall, to the extent it is legally entitled to do so, deliver to the Company and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of the Company or the Administrative Agent), whichever of the following is applicable:
(i)    duly completed copies of Internal Revenue Service Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax,
(ii)    duly completed copies of Internal Revenue Service Form W-8BEN or W-8BEN-E, as applicable, claiming eligibility for benefits of an income tax treaty to which the U.S. is a party,
(iii)    duly completed copies of Internal Revenue Service Form W-8ECI,
(iv)    in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (x) a certificate substantially in the Form of Exhibit I to the effect that such Foreign Lender is not (A) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the applicable Borrower within the meaning of section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code and (D) the interest payments in question are not effectively connected with a United States trade or business conducted by such Lender (a “U.S. Tax Compliance Certificate”) and (y) duly completed copies of Internal Revenue Service Form W-8BEN or W-8BEN-E, as applicable,
(v)    to the extent a Foreign Lender is not the beneficial owner, an Internal Revenue Service Form W-8IMY, accompanied by a Form W-8ECI, W-8BEN, W-8BEN-E, U.S. Tax Compliance Certificate, Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that, if the Foreign Lender is a partnership and one or more beneficial owners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate on behalf of such beneficial owners, or
(vi)    any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. Federal withholding Tax duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Company to determine the withholding or deduction required to be made.
Each Lender agrees that if any form or certification previously delivered by such Lender pursuant to this Section 2.17(f) expires or becomes obsolete or inaccurate in any material respect, such Lender shall update such form or certification or promptly notify the Company and the Administrative Agent in writing of such Lender’s legal inability to do so.
If a payment made to a Lender under any Loan Document would be subject to U.S. Federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Company and the Administrative Agent, at the time or times prescribed by law and at such time or times reasonably requested by the Company or the Administrative Agent, such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Company or the Administrative Agent as may be necessary for the Company and the Administrative Agent to comply with their obligations under FATCA, to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this Section 2.17(f), the term “FATCA” shall include any amendments made to FATCA after the date of this Agreement.
(g)    Each Fee Receiver hereby represents that it is a Permitted Fee Receiver and agrees to update Internal Revenue Service Form W-9 (or its successor form) or the applicable Internal Revenue Service Form W-8 (or its successor form) upon any change in such Fee Receiver’s circumstances or if such form expires or becomes inaccurate or obsolete, and to promptly notify the Company and the Administrative Agent if such Fee Receiver becomes legally ineligible to provide such form.
(h)    If the Administrative Agent or a Lender determines, in its sole discretion, that it has received a refund of any Indemnified Taxes as to which it has been indemnified pursuant to this Section (including additional amounts paid by any Borrower pursuant to this Section), it shall pay to such Borrower an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Indemnified Taxes giving rise to such refund), net of all out-of-pocket expenses (including any Indemnified Taxes) of the Administrative Agent, the Issuing Lender or such Lender, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, that such Borrower, upon the request of the Administrative Agent, the Issuing Lender or such Lender, agrees to repay the amount paid over pursuant to this paragraph (h) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent, the Issuing Lender or such Lender in the event the Administrative Agent, the Issuing Lender or such Lender is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (h), in no event will any Issuing Lender or Lender be required to pay any amount to any Borrower the payment of which would place the Issuing Lender or such Lender in a less favorable net after-Tax position than the Issuing Lender or such Lender would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid. This clause shall not be construed to require the Administrative Agent, the Issuing Lender or any Lender to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to any Borrower or any other Person.

(i)    Each party’s obligations under this Section 2.17 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, termination of the Loan Documents and the repayment, satisfaction or discharge of all obligations thereunder.
(j)    For purposes of Section 2.17(d), (f) and (i), the term “Lender” includes any Issuing Lender and the term “applicable law” includes FATCA.
(k)    For purposes of determining withholding Taxes imposed under FATCA, from and after the effective date of this Agreement, the Borrower and the Administrative Agent shall treat (and the Lenders hereby authorize the Administrative Agent to treat) this Agreement as not qualifying as a “grandfathered obligation” within the meaning of Treasury Regulation Section 1.1471-2(b)(2)(i).
SECTION 2.18.    Payments Generally; Allocation of Proceeds; Sharing of Set-offs.
(a) The Borrowers shall make each payment required to be made by them hereunder (whether of principal, interest, or fees or reimbursements of LC Disbursements, or of amounts payable under Section 2.15, 2.16, 2.17 or 9.03, or otherwise) at or prior to the time expressly required hereunder or under any other Loan Document for such payment (or, if no such time is expressly required, prior to 2:00 p.m., New York City time), on the date when due, in immediately available funds, without set‑off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at its offices at 270 Park Avenue, New York, New York or at such other address that the Administrative Agent shall advise the Company in writing, except payments to be made directly to an Issuing Lender or the Swingline Lender as expressly provided herein and except that payments pursuant to Sections 2.15, 2.16, 2.17 and 9.03 shall be made directly to the Persons entitled thereto and payments pursuant to other Loan Documents shall be made to the Persons specified therein. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment under any Loan Document shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments under any Loan Document shall be made in dollars.
(b)    Prior to any repayment of any Borrowings hereunder (other than the repayment in full of all outstanding Borrowings on the scheduled date of such repayment), the Borrowers shall select the Borrowing or Borrowings to be paid and shall notify the Administrative Agent by telephone (confirmed by facsimile) of such selection at the times and on the days provided in Section 2.11(d); provided that each repayment of Borrowings shall be applied to repay any outstanding ABR Borrowings before any other Borrowings.  If a Borrower fails to make a timely selection of the Borrowing or Borrowings to be repaid (in accordance with the immediately preceding sentence) or prepaid (in accordance with Section 2.11), such payment shall be applied, first, to pay any outstanding ABR Borrowings and, second, to other Borrowings in the order of the remaining duration of their respective Interest Periods (the Borrowing with the shortest remaining Interest Period to be repaid first).  Each repayment or prepayment of a Revolving Borrowing shall be applied ratably to the Loans included in such Borrowing.
(c)    Any amounts received by the Administrative Agent in accordance with this Agreement or another Loan Document (i) not constituting (A) a specific payment of principal, interest, fees or other sum payable under the Loan Documents (which shall be applied as specified by the Borrowers), (B) a mandatory prepayment under Section 2.11(which shall be applied in accordance with Section 2.11), or (C) amounts to be used to cash collateralize LC Exposures, or (ii) after an Event of Default has occurred and is continuing and the Administrative Agent so elects or the Required Lenders so direct, shall be applied ratably to the Guaranteed Obligations as follows: first, to the payment of all costs and expenses incurred by the Administrative Agent in connection with such collection or sale or otherwise in connection with this

Agreement, any other Loan Document or any of the Guaranteed Obligations, including all court costs and the fees and expenses of its agents and legal counsel, the repayment of all advances made by the Administrative Agent hereunder or under any other Loan Document on behalf of any Loan Party and any other costs or expenses incurred in connection with the exercise of any right or remedy hereunder or under any other Loan Document, second, to the payment in full of the Guaranteed Obligations (the amounts so applied to be distributed among the Guaranteed Parties pro rata in accordance with the amounts of the Guaranteed Obligations owed to them on the date of any such distribution), third, to pay an amount to the Administrative Agent equal to one hundred five percent (105%) of the aggregate undrawn face amount of all outstanding Letters of Credit, to be held as cash collateral for such Obligations, and fourth, to the Loan Parties, their successors or assigns, or as a court of competent jurisdiction may otherwise direct. Notwithstanding anything to the contrary contained in this Agreement, unless so directed by the Company or an Event of Default has occurred and is continuing, neither the Administrative Agent nor any Lender shall apply any payment that it receives to a Eurocurrency Loan, except (x) on the expiration date of the Interest Period applicable to any such Eurocurrency Loan or (y) in the event, and only to the extent, that there are no outstanding ABR Loans and, in any such event, the Borrowers shall pay any break funding payment required in accordance with Section 2.16. The Administrative Agent and the Lenders shall have the continuing and exclusive right to apply and reverse and reapply any and all such proceeds and payments to any portion of the Guaranteed Obligations in accordance with the terms of this Agreement.
(d)    Except to the extent otherwise provided herein:  (i) each Revolving Borrowing shall be made from the Lenders, each payment of commitment fees under Section 2.12(a) shall be made for the accounts of the Lenders, and each termination or reduction of the Commitments under Section 2.09 shall be applied to the respective Commitments of the Lenders, pro rata according to the amounts of their respective Commitments; (ii) each Revolving Borrowing shall be allocated pro rata among the Lenders according to the amounts of their respective Commitments (in the case of the making of Revolving Loans) or their respective Loans that are to be included in such Borrowing (in the case of conversions and continuations of Loans); (iii) each payment or prepayment of principal of Revolving Loans by a Borrower shall be made for the account of the relevant Lenders pro rata in accordance with the respective unpaid principal amounts of the Revolving Loans made to such Borrower and held by them; and (iv) each payment of interest on Revolving Loans by a Borrower shall be made for the accounts of the Lenders pro rata in accordance with the amounts of interest on such Loans then due and payable to them.
(e)    If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal and unreimbursed LC Disbursements then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed LC Disbursements then due to such parties.
(f)    If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Revolving Loans, participations in LC Disbursements or Swingline Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Revolving Loans, participations in LC Disbursements and Swingline Loans and accrued interest thereon then due than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Revolving Loans, participations in LC Disbursements and Swingline Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Revolving Loans, participations in LC Disbursements and Swingline Loans, provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrowers pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or any LC Disbursements to any assignee or participant, other than to any Borrower or any Subsidiary or other Affiliate thereof (as to which the provisions of this paragraph shall apply). Each Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Borrower in the amount of such participation.
(g)    Unless the Administrative Agent shall have received notice from the Company or the relevant Borrower, prior to the date on which any payment is due to the Administrative Agent for the account of a Lender or an Issuing Lender hereunder, that such Borrower will not make such payment, the Administrative Agent may assume that such Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to such Lender or such Issuing Lender, as the case may be, the amount due. In such event, if the applicable Borrower has not in fact made such payment, then each of the Lenders and the Issuing Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or such Issuing Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.
(h)    If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.04(c) or (d), 2.06(e) or (f), 2.07(b), 2.17(d), 2.18(g) or 9.03(c), then the Administrative Agent may, in its discretion and notwithstanding any contrary provision hereof, (i) apply any amounts thereafter received by the Administrative Agent for the account of such Lender for the benefit of the Administrative Agent, the Swingline Lender or the Issuing Lenders (or, following the payment of all amounts then due to the Administrative Agent, the Swingline Lender and the Issuing Lenders, to the extent the Lenders shall have funded payments to the Administrative Agent, the Swingline Lender or any Issuing Lender in respect of other such amounts, for the benefit of the other Lenders) to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid, and/or (ii) hold any such amounts in a segregated account as cash collateral for, and application to, any future funding obligations of such Lender under such Sections; in the case of each of (i) and (ii) above, in any order as determined by the Administrative Agent in its discretion.

SECTION 2.19.    Mitigation Obligations; Replacement of Lenders. (a) If any Lender requests compensation under Section 2.15, or if the Borrowers are required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.15 or 2.17, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrowers hereby agree to pay all reasonable out-of-pocket costs and expenses incurred by any Lender in connection with any such designation or assignment.
(b)    If any Lender requests compensation under Section 2.15, or if the Borrowers are required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, or if any Lender is a Defaulting Lender, then the Company may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Company shall have received the prior written consent of the Administrative Agent (and if a Commitment is being assigned, the Issuing Lenders), which consent shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements and Swingline Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or such Borrower (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.15 or payments required to be made pursuant to Section 2.17, such assignment will result in a reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling such Borrower to require such assignment and delegation cease to apply.
SECTION 2.20.    Additional Subsidiary Borrowers. The Company may at any time and from time to time designate any Domestic Subsidiary that is a wholly-owned Subsidiary of the Company (or, with the prior written consent of each Lender (which consent shall not be unreasonably withheld), that is a Subsidiary of which the Company owns, directly or indirectly, more than 80% of the voting Equity Interests) as a Subsidiary Borrower by delivery to the Administrative Agent of a Borrower Joinder Agreement executed by such Subsidiary and the Company; provided, that no Subsidiary may be designated as a Subsidiary Borrower or borrow hereunder if it shall be unlawful for such Subsidiary so to borrow or for any Lender to lend to such subsidiary. As soon as practicable upon receipt thereof, the Administrative Agent will post a copy of such Borrower Joinder Agreement to the Lenders. Each Borrower Joinder Agreement shall become effective on the date ten Business Days after it has been posted by the Administrative Agent to the Lenders (subject to the receipt by any Lender of any information reasonably requested by it not later than the third Business Day after the posting date of such Borrower Joinder Agreement under the Patriot Act or other “know-your-customer” laws), unless prior thereto the Administrative Agent shall have received written notice from any Lender (a) that it is unlawful under Federal or applicable state or foreign law for such Lender to make Loans or otherwise extend credit to or do business with such Subsidiary as provided herein or (b) that extending credit under this Agreement to such Subsidiary, or to Persons in the jurisdiction in which such Subsidiary is located generally, would be likely to expose such Lender to materially adverse tax, regulatory or legal consequences, taking into account the provisions of Sections 2.15 and 2.17 (a “Notice of Objection”), in which case such Borrower Joinder Agreement shall not become effective until such time as such Lender withdraws such Notice of Objection or ceases to be a Lender hereunder pursuant to Section 2.19(b). Upon the effectiveness of a Borrower Joinder Agreement as provided in the preceding sentence, the applicable Subsidiary shall for all purposes of this Agreement be a Subsidiary Borrower and a party to this Agreement until the Company shall have executed and delivered to the Administrative Agent a Borrower Termination Agreement with respect to such Subsidiary, whereupon such Subsidiary shall cease to be a Subsidiary Borrower and a party to this Agreement. Notwithstanding the preceding sentence, no Borrower Termination Agreement will become effective as to any Subsidiary Borrower until all Loans made to and all amounts payable by such Subsidiary Borrower in respect of LC Disbursements, interest and/or fees (and, to the extent notified by the Administrative Agent or any Lender, any other amounts payable under any Loan Document by such Subsidiary Borrower) shall have been paid in full, provided that such Borrower Termination Agreement shall be effective to terminate the right of such Subsidiary Borrower to make further Borrowings under this Agreement.
SECTION 2.21.    Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender (with each express reference to the term “Applicable Percentage” meaning, with respect to any Lender for purposes of this Section 2.21, the percentage of the Total Commitment disregarding any Defaulting Lender’s Commitment represented by such Lender’s Commitment):
(a)    the facility fees set forth in Section 2.12(a) shall cease to accrue on the portion of the Commitment of such Defaulting Lender that is in excess of its Credit Exposure;
(b)    the Commitment and Credit Exposure of such Defaulting Lender shall not be included in determining whether all Lenders or the Required Lenders have taken or may take any action hereunder (including any consent to any amendment or waiver pursuant to Section 9.02), provided that any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender which affects such Defaulting Lender differently than other affected Lenders, or which is referred to in clause (i), (ii) or (iii) of Section 9.02(b), shall require the consent of such Defaulting Lender;
(c)    if any Swingline Exposure or LC Exposure exists at the time a Lender becomes a Defaulting Lender then:
(i)    all or any part of such Swingline Exposure and LC Exposure shall be reallocated among the non-Defaulting Lenders in accordance with their respective Applicable Percentages but only to the extent (x) the sum of all non-Defaulting Lenders’ Credit Exposures plus such Defaulting Lender’s Swingline Exposure and LC Exposure does not exceed the total of all non-Defaulting Lenders’ Commitments and (y) the conditions set forth in Section 4.02 are satisfied at such time;
(ii)    if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Borrowers shall within one Business Day following notice by the Administrative Agent (x) first, prepay such Swingline Exposure and (y) second, cash collateralize such Defaulting Lender’s LC Exposure (after giving effect to any partial reallocation pursuant to clause (i) above) in accordance with the procedures set forth in Section 2.06(k) for so long as such LC Exposure is outstanding;
(iii)    if any Borrower cash collateralizes any portion of such Defaulting Lender’s LC Exposure pursuant to this paragraph (c), the Borrowers shall not be required to pay any fees to such Defaulting Lender pursuant to Section 2.12(b) with respect to such Defaulting Lender’s LC Exposure during the period such Defaulting Lender’s LC Exposure is cash collateralized;

(iv)    if the LC Exposure of the non-Defaulting Lenders is reallocated pursuant to this paragraph (c), then the fees payable to the Lenders pursuant to Section 2.12(a) and Section 2.12(b) shall be adjusted to give effect to such reallocation; and
(v)    if any Defaulting Lender’s LC Exposure is neither cash collateralized nor reallocated pursuant to this paragraph (c), then, without prejudice to any rights or remedies of the Issuing Lenders or any Lender hereunder, all facility fees that otherwise would have been payable to such Defaulting Lender (solely with respect to the portion of such Defaulting Lender’s Commitment that was utilized by such LC Exposure) and letter of credit fees payable under Section 2.12(b) with respect to such Defaulting Lender’s LC Exposure shall be payable to the applicable Issuing Lenders until such LC Exposure is cash collateralized and/or reallocated; and
(d)    so long as any Lender is a Defaulting Lender, the Swingline Lender shall not be required to fund any Swingline Loan and no Issuing Lender shall be required to issue, amend or increase any Letter of Credit, unless the related exposure will be 100% covered by the Commitments of the non-Defaulting Lenders and/or cash collateral will be provided by the applicable Borrower in accordance with paragraph (c) of this Section 2.21, and participating interests in any such newly issued or increased Letter of Credit or newly made Swingline Loan shall be allocated among non-Defaulting Lenders in a manner consistent with paragraph (c)(i) of this Section (and Defaulting Lenders shall not participate therein).
In the event that the Administrative Agent, the Company, each Issuing Lender and the Swingline Lender agree that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the Swingline Exposures and LC Exposures of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Commitment and on such date such Lender shall purchase at par such of the Loans (other than Swingline Loans) and participations in LC Disbursements and Swingline Loans of the other Lenders as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Applicable Percentage.
ARTICLE III
Representations and Warranties
Each Borrower represents and warrants to the Lenders that:
SECTION 3.01.    Organization; Powers. Each Loan Party is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority to carry on its business as now conducted and as proposed to be conducted, to execute, deliver and perform its obligations under each Loan Document to which it is a party and to effect the Transactions, and is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required, except where the failure to so qualify, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.02.    Authorization; Enforceability. The Transactions to be entered into by each Loan Party and the execution, delivery and performance by each Loan Party of the Loan Documents have been duly authorized by all necessary corporate or other action and, if required, action by the holders of such Loan Party’s Equity Interests. This Agreement has been duly executed and delivered by each Borrower and constitutes, and each other Loan Document to which any Loan Party is to be a party, when executed and delivered by such Loan Party, will constitute, a legal, valid and binding obligation of such Borrower or such Loan Party (as the case may be), enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.
SECTION 3.03.    Governmental Approvals; No Conflicts. The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect, (b) will not violate any material Requirement of Law applicable to any Borrower or any Subsidiary to the extent failure to comply with which could reasonably be expected to have a Material Adverse Effect, (c) will not violate the charter, by-laws or other organizational documents of any Borrower or any Subsidiary, (d) will not violate or result in a material default under any material indenture, agreement or other instrument binding upon any Borrower or any Subsidiary or their respective assets, or give rise to a right thereunder to require any material payment to be made by any Borrower or any Subsidiary or give rise to a right of, or result in, termination, cancelation or acceleration of any material obligation thereunder and (e) will not result in the creation or imposition of any Lien (other than a Lien permitted under Section 6.02) on any asset of the Company or any Subsidiary.
SECTION 3.04.    Financial Condition; No Material Adverse Change. (a) The Company has heretofore furnished to the Lenders its consolidated balance sheet and consolidated statements of income, stockholders’ equity and cash flows (i) as of and for the fiscal year ended September 28, 2013, reported on by PricewaterhouseCoopers LLP, independent public accountants, and (ii) as of and for the fiscal quarter and the portion of the fiscal year ended June 28, 2014 (and comparable period for the prior fiscal year). Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of the Company and the Subsidiaries as of such dates and for such periods in accordance with GAAP consistently applied, subject to year-end audit adjustments and the absence of footnotes and consolidated statements of stockholders’ equity in the case of the statements referred to in clause (ii) above.
(b)    Since September 28, 2013, there has not occurred any event, change or condition that has had, or could reasonably be expected to have, a Material Adverse Effect.
(c)    The fair value of the assets of the Company and its Subsidiaries (both at fair valuation and at present fair saleable value) is greater than the total amount of liabilities (including contingent and unliquidated liabilities) of the Company and its Subsidiaries and the Company and its Subsidiaries are able to pay all their liabilities as such liabilities mature and do not have unreasonably small capital with which to carry on their business. In computing the amount of contingent or unliquidated liabilities at any time, such liabilities will be computed at the amount which, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

SECTION 3.05.    Properties. (a) Each Borrower and each of the Subsidiaries has good title to, or valid leasehold interests in, all the real and personal property that is material to its business, free of all Liens other than Liens permitted by Section 6.02.
(b)    Each Borrower and each of the Subsidiaries owns, or is licensed to use, all trademarks, tradenames, copyrights, patents and other intellectual property material to its business, and the use thereof by the Borrowers and the Subsidiaries does not infringe in any material respect upon the rights of any other Person.
SECTION 3.06.    Litigation and Environmental Matters. (a) There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of any Borrower or any Subsidiary, threatened against or affecting any Borrower or any Subsidiary (i) which could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect (other than the Disclosed Matters) or (ii) that involve any of the Loan Documents or the Transactions.
(b)    Except for the Disclosed Matters and except with respect to any other matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, neither any of the Borrowers nor any Subsidiary (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, registration or license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received notice of any pending or threatened claim with respect to any Environmental Liability or (iv) knows of any conditions or circumstances that could reasonably be expected to form the basis for any Environmental Liability.
SECTION 3.07.    Compliance with Laws and Agreements. Each Borrower and each of the Subsidiaries is in compliance with (a) all material Requirements of Law applicable to it or its property except with respect to any noncompliance therewith which could not reasonably be expected to result in a Material Adverse Effect and (b) in all material respects, all indentures and material agreements and other instruments binding upon it or its property.
SECTION 3.08.    Investment Company Status. Neither the Company nor any of its Subsidiaries is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940, as amended, or is subject to registration under such Act.
SECTION 3.09.    Taxes. The Company and each of the Subsidiaries (a) has timely filed or caused to be filed all Tax returns and reports required to have been filed, except to the extent that failure to do so could not reasonably be expected to result in a Material Adverse Effect, and (b) except to the extent that failure to do so could not reasonably be expected to result in a Material Adverse Effect, has paid or caused to be paid all Taxes required to have been paid by it, except any Taxes that are being contested in good faith by appropriate proceedings, provided that the Company or such Subsidiary, as the case may be, has set aside on its books adequate reserves therefor in accordance with Financial Accounting Standards Board Accounting Standards Codification 740, Income Taxes, and the failure to pay such Taxes could not reasonably be expected to result in a Material Adverse Effect. No material Tax liens have been filed and no material claims are being asserted with respect to any Taxes.
SECTION 3.10.    ERISA. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect. The minimum funding standards of ERISA and the Code with respect to each Plan have been satisfied, except where the failure to do so could not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.11.    Disclosure. None of (i) the Company’s Quarterly Report on Form 10-Q for the period ended June 28, 2014 or its Annual Report on Form 10-K for the fiscal year ended September 28, 2013, and the other filings of the Company made with the SEC in 2013 or prior to the Closing Date in 2014 (collectively, the “SEC Filings”) or (ii) any of the other reports, financial statements, certificates or other information furnished by or on behalf of the Company to the Administrative Agent or any Lender pursuant to any Loan Document or delivered thereunder (as modified or supplemented by other information then or theretofore furnished by or on behalf of the Borrowers to the Administrative Agent in connection herewith), as of the date such disclosures are delivered, contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, provided that, with respect to projected financial information, the Borrowers represent only that such information was prepared in good faith based upon assumptions believed by them to be reasonable at the time delivered (unless otherwise updated subsequent thereto, in which case such information was prepared in good faith based upon assumptions believed by it to be reasonable at the time updated).
SECTION 3.12.    Insurance. Schedule 3.12 sets forth a description of all insurance (including self-insurance) maintained by or on behalf of the Loan Parties as of the Effective Date. As of the Effective Date, all premiums due in respect of such insurance have been paid. The properties of the Company and its Subsidiaries are insured with financially sound and reputable insurance companies or through self-insurance and the Company believes that such insurance maintained by or on behalf of the Loan Parties and their subsidiaries is adequate.
SECTION 3.13.    Use of Credit. Neither the Company nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose, whether immediate, incidental or ultimate, of buying or carrying Margin Stock. Following the application of the proceeds of each Borrowing or drawing under each Letter of Credit, not more than 25% of the value of the assets (either of the applicable Borrower only or of the Company and its Subsidiaries on a consolidated basis) subject to the provisions of Section 6.02, Section 6.04 or any other provision restricting the disposition or pledge of Margin Stock, or subject to any restriction on the disposition or pledge of Margin Stock contained in any agreement or instrument between any Borrower and any Lender or any Affiliate of any Lender relating to Indebtedness and within the scope of clauses (f) or (g) of Article VII, will be Margin Stock.
SECTION 3.14.    Labor Matters. As of the Effective Date, there are no material strikes, lockouts or slowdowns or any other labor disputes against any Borrower or any Subsidiary pending or, to the knowledge of any Borrower or any Subsidiary, or threatened, that could reasonably be expected to have a Material Adverse Effect (other than the Disclosed Matters). The hours worked by and payments made to employees of the Company or any Subsidiary have not been in violation of the Fair Labor Standards Act or any other applicable Federal, state, local or foreign law dealing with such matters except as could not reasonably be expected to have a Material Adverse Effect (other than the Disclosed Matters). All payments due from the Company or any Subsidiary, or for which any claim may be made against the Company or any Subsidiary, on account of wages and employee health and welfare insurance and other benefits, have been paid or accrued as a liability on the books of the Company or such Subsidiary, to the extent the failure to do so could reasonably be expected to have a Material Adverse Effect (other than the Disclosed Matters). The consummation of the Transactions will not give rise to any right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which the Company or any Subsidiary is bound.
SECTION 3.15.    Subsidiaries. Schedule 3.15 sets forth, as of the Effective Date, (a) a correct and complete list of the name and relationship to the Company of each and all of the Company’s Subsidiaries, (b) a true and complete listing of each class of authorized Equity Interests of each Borrower (other than the Company), of which all of such issued shares are validly issued, outstanding, fully paid and non-assessable

(to the extent such concepts are applicable), and owned beneficially and of record by the Persons identified on Schedule 3.15, (c) the type of entity of the Company and each of its Subsidiaries and (d) a complete and correct list of all joint ventures in which the Company or any of its Subsidiaries is a partner. All of the issued and outstanding Equity Interests owned by any Loan Party in its Subsidiaries have been (to the extent such concepts are relevant with respect to such ownership interests) duly authorized and issued and are fully paid and nonassessable.
SECTION 3.16.    Event of Default. No Default or Event of Default has occurred and is continuing.
SECTION 3.17.    Sanctions.  None of the Company or any of its Subsidiaries, nor, to the knowledge of the Company, any director, officer, employee, agent or controlled affiliate of the Company or any of its Subsidiaries (a) is, or is owned or controlled by Persons that are, included on the list of “Specially Designated Nationals and Blocked Persons”, (b) is otherwise currently the subject of any Sanctions or (c) is located in a jurisdiction that is the subject of Sanctions.
SECTION 3.18.    Money Laundering and Counter-Terrorist Financing Laws. Each Loan Party is in compliance, in all material respects, with the Bank Secrecy Act, as amended by Title III of the Patriot Act, and all other applicable anti-money laundering, anti-corruption and counter terrorist financing laws and regulations.
ARTICLE IV

Conditions
SECTION 4.01.    Effective Date. The obligations of the Lenders to make Loans and of the Issuing Lenders to issue Letters of Credit hereunder shall not become effective until the date on which each of the following conditions shall be satisfied (or waived in accordance with Section 9.02):
(a)    Credit Agreement and Loan Documents. The Administrative Agent (or its counsel) shall have received from each party hereto (i) a counterpart of this Agreement signed on behalf of each party hereto (or written evidence reasonably satisfactory to the Administrative Agent (which may include a facsimile or other electronic transmission of a signed signature page) that such party has signed a counterpart of this Agreement), (ii) duly executed copies of the other Loan Documents to be executed in connection with the effectiveness of this Agreement (or written evidence reasonably satisfactory to the Administrative Agent (which may include facsimiles or other electronic transmissions of signed signature pages) that such party has signed counterparts of such Loan Documents) and such other certificates, documents, instruments and agreements as the Administrative Agent shall reasonably request in connection with the transactions contemplated by this Agreement and the other Loan Documents, including any promissory notes requested by Lenders pursuant to Section 2.10(e) payable to each such requesting Lender and (iii) a favorable written opinion (addressed to the Administrative Agent and the Lenders and dated the Effective Date) of each of (A) Sidley Austin LLP, counsel for the Borrowers and the Loan Parties, and (B) Read Hudson, Vice President, Associate General Counsel and Secretary of the Company, in each case covering such customary matters relating to the Loan Parties, the Loan Documents or the Transactions as the Administrative Agent shall reasonably request and in form reasonably acceptable to the Administrative Agent. The Company hereby requests such counsel to deliver such opinions.
(b)    Closing Certificates; Certified Certificates of Incorporation; Good Standing Certificates. The Administrative Agent shall have received (i) a certificate of each Loan Party, dated the Effective Date and executed by its Secretary or Assistant Secretary, which shall (A) certify the resolutions of its Board of Directors, members or other body authorizing the execution, delivery and performance of the Loan Documents to which it is a party, (B) identify by name and title and bear the signatures of the officers of such Loan Party authorized to sign the Loan Documents to which it is a party, and (C) contain appropriate attachments, including the certificate or articles of incorporation or organization of each Loan Party certified by the relevant authority of the jurisdiction of organization of such Loan Party and a true and correct copy of its by‑laws or operating, management or partnership agreement, and (ii) a long form good standing certificate for each Loan Party from its jurisdiction of organization.
(c)    Officer’s Certificate. The Administrative Agent and the Lenders shall have received a certificate, signed by a Responsible Officer of the Company, dated the Effective Date (i) stating that no Default or Event of Default has occurred and is continuing, (ii) stating that the representations and warranties contained in the Loan Documents are true and correct in all material respects (to the extent not otherwise qualified by materiality) as of such date other than those that speak expressly to an earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such date, (iii) confirming that the condition set forth in paragraph (f) of this Section is satisfied and (iv) certifying as to any other factual matters as may be reasonably requested by the Administrative Agent.
(d)    Fees, Costs and Expenses. The Administrative Agent shall have received all fees and other amounts due and payable on or prior to the Effective Date, including, to the extent invoiced, reimbursement or payment of all out-of-pocket expenses (including reasonable fees, charges and disbursements of a single counsel selected by the Administrative Agent and of such special and local counsel as the Administrative Agent may deem appropriate in its good faith discretion), in each case, required to be reimbursed or paid by any Loan Party under any Loan Document.
(e)    Filings, Registrations and Recordings. The Administrative Agent shall have received a certificate from a Responsible Officer certifying that (i) the Company and the Subsidiaries are, as of the Effective Date, in compliance, in all material respects, with all applicable foreign and U.S. Federal, state and local laws and regulations, including all applicable Environmental Laws and Regulations T, U and X of the Board, except with respect to any noncompliance therewith which could not reasonably be expected to result in a Material Adverse Effect, and (ii) all necessary material governmental and material third party approvals in connection with this Agreement shall have been obtained and shall be in effect.
(f)    No Litigation. Other than the Disclosed Matters, there shall be no litigation, administrative proceeding or governmental investigation that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.
(g)     “Know Your Customer” Requirements. The Lenders shall have received all documentation and other information requested by the Administrative Agent and required under applicable “know your customer” rules and regulations, including all information required to be delivered pursuant to Section 9.13.
(h)    Existing Credit Agreement. Prior to or substantially contemporaneously with the effectiveness of this Agreement on the Effective Date, all principal, premium, interest, fees and other amounts due or outstanding under the Existing Credit Agreement shall have been or shall be paid in full, the commitments thereunder shall have been or shall be terminated, all guarantees and Liens existing in connection therewith shall have been or shall be discharged and released, and all letters of credit outstanding thereunder (except that the Existing Letters of Credit, which shall remain outstanding as Letters of Credit hereunder) shall have expired or been terminated, and the Administrative Agent shall have received reasonably satisfactory evidence thereof.
The Administrative Agent shall notify the Company and the Lenders of the Effective Date, and such notice shall be conclusive and binding. Notwithstanding the foregoing, the obligations of the Lenders to make Loans hereunder shall not become effective unless each of the foregoing conditions is satisfied (or waived pursuant to Section 9.02) at or prior to 5:00 p.m., New York City time, on October 31, 2014 (and, in the event such conditions are not so satisfied or waived, the Commitments shall terminate at such time).
SECTION 4.02.    Each Credit Event. The obligation of each Lender to make a Loan on the occasion of any Borrowing, and of any Issuing Lender to issue, amend, renew or extend any Letter of Credit is subject to the receipt by the Administrative Agent of the request therefor in accordance herewith and to the satisfaction of the following conditions:
(a)    The representations and warranties of the Loan Parties set forth in the Loan Documents that are qualified by materiality shall be true and correct and the representations and warranties that are not so qualified shall be true and correct in all material respects on and as of the date of such Borrowing, or the date of such issuance, amendment, renewal or extension of such Letter of Credit, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties that are qualified by materiality shall be true and correct and such representations and warranties that are not so qualified shall be true and correct in all material respects, in each case as of such earlier date).
(b)    At the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of any Letter of Credit, as applicable, no Default shall have occurred and be continuing.
Each Borrowing (provided that a conversion or a continuation of a Borrowing shall not constitute a “Borrowing” for purposes of this Section) and each issuance, amendment, renewal or extension of any Letter of Credit shall be deemed to constitute a representation and warranty by the Borrowers on the date thereof as to the matters specified in paragraphs (a) and (b) of this Section.
SECTION 4.03.    Initial Credit Event for Each Additional Subsidiary Borrower. The obligations of the Lenders to make Loans to any Subsidiary Borrower that becomes a Subsidiary Borrower after the Effective Date in accordance with Section 2.20 are subject to the satisfaction of the following conditions:
(a)    Borrower Joinder Agreement and Loan Documents. The Administrative Agent (or its counsel) shall have received from such Subsidiary Borrower (i) a counterpart of such Subsidiary Borrower’s Borrower Joinder Agreement signed on behalf of such Subsidiary Borrower (or written evidence reasonably satisfactory to the Administrative Agent (which may include a facsimile or other electronic transmission of a signed signature page) that such party has signed a counterpart thereof), (ii) such other certificates, documents, instruments and agreements as the Administrative Agent shall reasonably request in connection with the transactions contemplated by this Agreement and the other Loan Documents, including any promissory notes requested by Lenders pursuant to Section 2.10(e) payable to each such requesting Lender and (iii) a favorable written opinion (addressed to the Administrative Agent and the Lenders and dated as of the date of the applicable Borrower Joinder Agreement) of counsel for such Subsidiary Borrower covering such matters relating to such Subsidiary Borrower, the Loan Documents or the Transactions as the Administrative Agent shall reasonably request (which opinions shall be consistent with those opinions delivered to the Administrative Agent pursuant to Section 4.01(a)(iii)).

(b)    Certified Certificate of Incorporation; Good Standing Certificates. The Administrative Agent shall have received (i) a certificate of such Subsidiary Borrower, dated as of the date of the applicable Borrower Joinder Agreement and executed by its Secretary or Assistant Secretary, which shall (A) certify the resolutions of its Board of Directors, members or other body authorizing the execution, delivery and performance of the Loan Documents to which it is to become a party in accordance with the terms of this Agreement, (B) identify by name and title and bear the signatures of the officers of such Subsidiary Borrower authorized to sign the Loan Documents to which it is to become a party, and (C) contain appropriate attachments, including the certificate or articles of incorporation or organization of such Subsidiary Borrower certified by the relevant authority of the jurisdiction of organization of such Subsidiary Borrower and a true and correct copy of its by-laws or operating, management or partnership agreement, and (ii) a long form good standing certificate for such Subsidiary Borrower from its jurisdiction of organization.
(c)     “Know Your Customer” Requirements. The Lenders shall have received all documentation and other information with respect to such Subsidiary Borrower requested by the Administrative Agent and required under applicable “know your customer” rules and regulations, including all information required to be delivered pursuant to Section 9.13.
ARTICLE V
Affirmative Covenants
Until the Commitments shall have expired or been terminated, the principal of and interest on each Loan and all fees, expenses and other amounts payable under any Loan Document (other than contingent amounts not yet due) shall have been paid in full, all Letters of Credit shall have expired or been terminated or cash collateralized as provided in Section 2.06(d) and all LC Disbursements shall have been reimbursed, each Borrower covenants and agrees with the Lenders that:
SECTION 5.01.    Financial Statements and Other Information. The Borrowers, or the Company on behalf of the Borrowers, will furnish to the Administrative Agent for prompt delivery to each Lender:
(a)    as soon as possible, but in any event within 75 days after the end of each fiscal year of the Company, the Company’s audited consolidated balance sheet and audited consolidated statements of operations, stockholders’ equity and cash flows as of the end of and for such year, and related notes thereto, setting forth in each case in comparative form the figures for (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all reported on by PricewaterhouseCoopers LLP or other independent public accountants of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Company and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied;
(b)    as soon as available, but in any event within 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Company, the Company’s unaudited consolidated balance sheet and unaudited consolidated statements of operations and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by the Chief Financial Officer of the Company as presenting fairly in all material respects the financial condition and results of operations of the Company and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;
(c)    concurrently with any delivery or deemed delivery of financial statements under paragraph (a) or (b) above (or, in the case of any such delivery under paragraph (a) above, within 75 days after the end of the applicable fiscal year of the Company) a certificate of the Chief Financial Officer of the Company substantially in the form of Exhibit E certifying (i) (solely in the case of financial statements delivered pursuant to paragraph (b) above) such financial statements as presenting fairly in all material respects the financial condition and results of operations of the Company and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes, (ii) as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (iii) setting forth reasonably detailed calculations demonstrating compliance with the covenants contained in Sections 6.07 and 6.08 and, if as of the date of such financial statements the Company’s consolidated financial statements include the results of any Variable Interest Entity that is not a “Subsidiary” for purposes hereof, including a statement in sufficient detail of amounts in respect of Variable Interest Entities excluded in calculating such covenants, and (iv) stating whether any change in GAAP or in the application thereof that applies to the Company or any of its consolidated Subsidiaries has occurred since the later of the date of the Company’s most recent audited financial statements referred to in Section 3.04 and the date of the most recent prior certificate delivered pursuant to this paragraph (c) indicating such a change and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate;
(d)     concurrently with any delivery of financial statements under paragraph (a) of this Section, a certificate of the accounting firm that reported on such financial statements stating whether they obtained knowledge during the course of their audit of such financial statements of any failure of the Company to comply with the terms, covenants, provisions or conditions of Section 6.07 or Section 6.08 insofar as they relate to accounting matters and, if such accounting firm has obtained such knowledge of any failure to comply, a statement as to the nature thereof (which certificate may be limited to the extent required by accounting rules or guidelines);
(e)    promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials (other than registration statements on Form S-8 or any similar or successor form) filed by the Company or any Subsidiary with the SEC, or any Governmental Authority succeeding to any or all of the functions of the SEC, or with any national securities exchange, or distributed by the Company to the holders of its Equity Interests generally, as the case may be;
(f)    promptly after Moody’s, S&P or Fitch shall have announced (i) a change in its Rating or in any rating established by it for any of the Covered Notes, (ii) that it shall no longer maintain a Rating, (iii) a change of its rating system or (iv) that it shall cease to be in the business of issuing corporate debt ratings, written notice of such development or rating change;
(g)    promptly following any reasonable request therefor from the Administrative Agent, copies of any documents described in Sections 101(k) or 101(l) of ERISA that any Loan Party or any ERISA Affiliate may request with respect to any Multiemployer Plan; provided that if the Loan Parties or any of the ERISA Affiliates have not requested such documents or notices from the administrator or sponsor of the applicable Multiemployer Plan, then, upon reasonable request of the Administrative Agent, the Loan Parties and/or the ERISA Affiliates shall promptly make a request for such documents or notices from such administrator or sponsor and the Borrowers shall provide copies of such documents and notices promptly after receipt thereof; and
(h)    promptly following any reasonable request therefor, such other information regarding the operations, business affairs and financial condition of any Borrower or any Subsidiary, or compliance with the terms of this Agreement, as the Administrative Agent (on behalf of any Lender) may reasonably request.
Information required to be delivered pursuant to Sections 5.01(a), (b), (e) and (f) shall be deemed to have been delivered on the date on which the Company provides notice to the Administrative Agent that such information has been posted on the SEC website on the Internet at www.sec.gov, or at another website identified in such notice and accessible by the Lenders without charge, provided that such notice may be included in a certificate delivered pursuant to Section 5.01(c).
SECTION 5.02.    Notices of Material Events. The Company will furnish to the Administrative Agent (for prompt distribution to each Lender through the Administrative Agent) written notice promptly, but in any event within five Business Days of, any of the Chief Executive Officer, the President, the General Counsel or the Chief Financial Officer of any Borrower obtaining actual knowledge of the following:
(a)    the occurrence of any Default or Event of Default;
(b)    the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or, to the knowledge of the Chief Financial Officer or another executive officer of the Company or any Subsidiary, affecting the Company or any Affiliate thereof that could reasonably be expected to result in a Material Adverse Effect;
(c)    the occurrence of any ERISA Event or any fact or circumstance that gives rise to a reasonable expectation that any ERISA Event will occur that, in either case, alone or together with any other ERISA Events that have occurred or are reasonably expected to occur, could reasonably be expected to result in a liability in excess of $50,000,000;
(d)    any event, notice or circumstance or any correspondence with any Governmental Authority (including with respect to any release into the indoor or outdoor environment of any Hazardous Material that is required by any applicable Environmental Law to be reported to a Governmental Authority) which could reasonably be expected to lead to any Material Adverse Effect; and
(e)    any other development (including notice of any Environmental Liability) that results in, or could reasonably be expected to result in, a Material Adverse Effect.
Each notice delivered under this Section shall be accompanied by a written statement of the Chief Financial Officer or other executive officer of the Company setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

SECTION 5.03.    Existence; Conduct of Business. Each Loan Party will, and will cause its Subsidiaries to, do or cause to be done all things necessary to obtain, preserve, renew and keep in full force and effect its legal existence and, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect, the rights, licenses, permits, privileges, franchises, patents, copyrights, trademarks and trade names material to the conduct of its business, provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 6.03 or other permitted disposition thereof under Section 6.04.
SECTION 5.04.    Payment of Obligations. Each Loan Party will, and will cause its Subsidiaries to, pay or discharge all Material Indebtedness and all other material liabilities and obligations, including Taxes, before such liabilities shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) the Company or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP, (c) no attempt is being made to effect collection, or such contest effectively suspends collection, of the contested obligation and the enforcement of any Lien securing such obligation and (d) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect.
SECTION 5.05.    Maintenance of Properties. Each Loan Party will, and will cause its Subsidiaries to, keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted.
SECTION 5.06.    Books and Records; Inspection Rights. Each Loan Party will, and will cause each Subsidiary to, (i) keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities and (ii) in the case of each Loan Party, permit any representatives designated by the Administrative Agent or any Lender (including employees of the Administrative Agent, any Lender or any consultants, accountants, lawyers and appraisers retained by the Administrative Agent or any Lender), upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times during normal business hours and as often as reasonably requested (but no more frequently than annually unless an Event of Default exists) and all with a representative of the Company present. The Loan Parties acknowledge that the Administrative Agent, after exercising its rights of inspection, may prepare and distribute to the Lenders certain Reports pertaining to the Loan Parties’ and their respective Subsidiaries’ assets for internal use by the Administrative Agent and the Lenders.
SECTION 5.07.    Compliance with Laws. Each Loan Party will, and will cause each of its Subsidiaries to, comply with all Requirements of Law with respect to it or its property, except where non-compliance could not reasonably be expected to result in a Material Adverse Effect or where the necessity of compliance therewith is contested in good faith by appropriate proceedings.
SECTION 5.08.    Use of Proceeds; Letters of Credit. (a) The proceeds of the Loans will be used, and Letters of Credit will be issued, to finance general working capital needs and for other general corporate purposes, in each case of the Company and the Subsidiaries. No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations T, U and X or for the purpose of financing any unsolicited offer for the Equity Interests of any Person or any hostile acquisition.
(b) The Company will not directly or indirectly use the proceeds of the Loans, or lend, contribute or otherwise make available such proceeds of the Loan to any Person, for the purpose of financing activities or business of or with any Person, or in any country or territory that, at the time of such financing, is the subject of any Sanctions.

(c) No part of the proceeds of the Loans will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.
SECTION 5.09.    Insurance. The Company will, and will cause each Subsidiary to, maintain with financially sound and reputable insurance companies or through self-insurance, (i) insurance or self-insurance in such amounts (with no greater risk retention) and against such risks as is considered adequate by the Company, in its good faith judgment, and (ii) all other insurance as may be required by law. The Company will furnish to the Administrative Agent, upon the reasonable request of the Administrative Agent, information in reasonable detail as to the insurance so maintained.
SECTION 5.10.    Further Assurances. The Company will, and will cause each Subsidiary to, execute any and all further documents, agreements and instruments, and take all such further actions that may be required under any applicable law, or that the Administrative Agent or the Required Lenders may reasonably request, to cause the Guarantee Requirement to be and remain satisfied at all times or otherwise to give effect to the provisions of the Loan Documents, all at the expense of the Loan Parties.
ARTICLE VI

Negative Covenants
Until the Commitments shall have expired or been terminated, the principal of and interest on each Loan and all fees, expenses and other amounts payable under any Loan Document (other than contingent amounts not yet due) shall have been paid in full, all Letters of Credit shall have expired or been terminated or cash collateralized as provided in Section 2.06(d) and all LC Disbursements shall have been reimbursed, each Borrower covenants and agrees with the Lenders that:
SECTION 6.01.    Indebtedness. (a) The Company will not, nor will it permit any Subsidiary to, directly or indirectly, create, incur, assume or permit to exist any Indebtedness, except:
(i)    Indebtedness created under the Loan Documents;
(ii)    Indebtedness existing on the Effective Date and set forth on Schedule 6.01 and Refinancing Indebtedness in respect thereof;
(iii)    Indebtedness of the Company to any Subsidiary and of any Subsidiary to the Company or any other Subsidiary; provided that (A) such Indebtedness shall not have been transferred or pledged to any other Person (other than the Company or any Subsidiary) and (B) any such Indebtedness owing by any Loan Party shall be subordinated to the Obligations on terms customary for intercompany subordinated Indebtedness, as reasonably determined by the Administrative Agent;
(iv)    Guarantees by the Company of Indebtedness of any Subsidiary and by any Subsidiary of Indebtedness of the Company or any other Subsidiary; provided that the Indebtedness so guaranteed shall not be prohibited by this Section;
(v)    Indebtedness of the Company or any Subsidiary incurred to finance the acquisition, construction or improvement of any fixed or capital assets, including Capital Lease Obligations, Synthetic Lease Obligations and any Indebtedness assumed in connection with the acquisition of any such assets, and Refinancing Indebtedness in respect thereof; provided that such Indebtedness is incurred prior to or within 180 days after such acquisition or the completion of such construction or improvement;
(vi)    Indebtedness of any Person that becomes a Subsidiary (or of any Person not previously a Subsidiary that is merged or consolidated with or into a Subsidiary in a transaction permitted hereunder) after the date hereof, or Indebtedness of any Person that is assumed by any Subsidiary in connection with an acquisition of assets by such Subsidiary, and Refinancing Indebtedness in respect thereof; provided that (A) such original Indebtedness exists at the time such Person becomes a Subsidiary (or is so merged or consolidated) or such assets are acquired and is not created in contemplation of or in connection with such Person becoming a Subsidiary (or such merger or consolidation) or such assets being acquired and (B) neither the Company nor any Subsidiary (other than such Person or the Subsidiary with which such Person is merged or consolidated or that so assumes such Person’s Indebtedness) shall Guarantee or otherwise become liable for the payment of such Indebtedness;
(vii)    performance bonds, bid bonds, surety bonds, appeal bonds, completion Guarantees and similar obligations, in each case provided in the ordinary course of business or in connection with the enforcement of rights or claims of the Company or its Subsidiaries or in connection with judgments that do not result in a Default or an Event of Default;
(viii)    Indebtedness owed to any Person providing workers’ compensation, health, disability or other employee benefits or property, casualty or liability insurance, pursuant to reimbursement or indemnification obligations to such Person, in each case incurred in the ordinary course of business;
(ix)    Indebtedness under Swap Agreements permitted under Section 6.05;
(x)    Capital Lease Obligations in connection with any Sale/Leaseback Transactions;
(xi)    Indebtedness owed in respect of overdrafts and related liabilities arising from treasury, depository and cash management services or in connection with any automated clearinghouse transfers of funds;
(xii)    Indebtedness consisting of indemnification, adjustment of purchase price, earnout or similar obligations (and Guarantees of such Indebtedness), in each case, incurred in connection with the disposition of any business, assets or a Subsidiary of the Company, other than Guarantees of Indebtedness incurred or assumed by any Person acquiring all or any portion of such business, assets or Subsidiary for the purpose of financing or otherwise in connection with such acquisition; provided, however, that (A) such Indebtedness is not reflected on the balance sheet of the Company or any Subsidiary prepared in accordance with GAAP (contingent obligations referred to in a footnote to financial statements and not otherwise reflected on the balance sheet will not be deemed to be reflected on such balance sheet for purposes of this clause (A)) and (B) the maximum aggregate liability in respect of all such Indebtedness shall not exceed the gross proceeds, including the fair market value of non-cash proceeds (the fair market value of such non-cash proceeds being measured at the time such proceeds are received and without giving effect to any subsequent changes in value), actually received by the Company and the Subsidiaries in connection with such disposition;
(xiii)    (A) Guarantees by Foreign Subsidiaries of foreign third party grower obligations incurred in the ordinary course of business in an aggregate amount outstanding at any time, taken together with the grower obligations referred to in clause (B), not to exceed $500,000,000; provided that each such Guarantee incurred by a Foreign Subsidiary shall be solely in respect of obligations of its own growers or the growers of a Subsidiary that is organized under the laws of the same nation as such Foreign Subsidiary; (B) Guarantees by the Company or any Subsidiary Guarantor of foreign third party grower obligations incurred in the ordinary course of business in an aggregate amount outstanding at any time not to exceed $100,000,000; and (C) Guarantees by the Company or any Subsidiary Guarantor of the obligations of third party growers located in the United States incurred in the ordinary course of business in an aggregate amount outstanding at any time not to exceed $200,000,000;
(xiv)    customer deposits and advance payments received in the ordinary course of business and consistent with past practices from customers for goods purchased in the ordinary course of business;
(xv)    Securitization Transactions the aggregate amount of which (as determined in accordance with the second sentence of the definition of Securitization Transaction) shall not exceed $500,000,000 at any time outstanding, provided that as of the date of the establishment of any Securitization Transaction no Default or Event of Default shall have occurred and be continuing or would result therefrom;
(xvi)    Indebtedness owing by any SPE Subsidiary to the Company or any other Subsidiary to the extent that such intercompany Indebtedness has been incurred to finance, in part, the transfers of accounts receivable and/or payment intangibles, interests therein and/or related assets and rights to such SPE Subsidiary in connection with a Securitization Transaction permitted pursuant to clause (xv) above;
(xvii)    Indebtedness of Foreign Subsidiaries and Guarantees by the Company thereof not to exceed $500,000,000 at any time outstanding;
(xviii)    other unsecured Indebtedness; provided that the aggregate principal amount of such unsecured Indebtedness of Subsidiaries outstanding under this clause (xviii) at any time, together with the aggregate principal amount of secured Indebtedness outstanding under clause (xix) at such time, shall not exceed 15% of Consolidated Net Tangible Assets; and
(xix)    Indebtedness of the Company or any Subsidiary secured by Liens permitted under Section 6.02(xiv); provided that the aggregate principal amount of Indebtedness outstanding under this clause (xix) at any time, together with the aggregate principal amount of unsecured Indebtedness of Subsidiaries outstanding under clause (xviii) at such time, shall not exceed 15% of Consolidated Net Tangible Assets.
(b)    Notwithstanding any provision of paragraph (a) of this Section, no Subsidiary shall be liable for any Material Indebtedness of the Company, under any Guarantee or otherwise, unless it shall also Guarantee the Obligations on terms, and under documentation, reasonably satisfactory to the Administrative Agent.
SECTION 6.02.    Liens. The Company will not, nor will it permit any Subsidiary to, create, incur, assume or permit to exist any Lien on any asset now owned or hereafter acquired by it, except:
(i)    Liens created under the Loan Documents;
(ii)    Permitted Encumbrances;

(iii)    any Lien on any asset of the Company or any Subsidiary existing on the Effective Date and set forth on Schedule 6.02 (including any Lien that attaches by law to the proceeds thereof); provided that (A) such Lien shall not apply to any other property or asset of the Company or any Subsidiary and (B) such Lien shall secure only those obligations that it secures on the Effective Date or, with respect to any such obligations that shall have been extended, renewed or refinanced in accordance with Section 6.01, Refinancing Indebtedness in respect thereof;
(iv)    any Lien existing on any asset, including any Lien that attaches by law to the proceeds thereof, prior to the acquisition thereof by the Company or any Subsidiary or existing on any property or asset, including any Lien that attaches by law to the proceeds thereof, of any Person that becomes a Subsidiary or is merged or consolidated with the Company or any Subsidiary after the date hereof prior to the time such Person becomes a Subsidiary or is so merged or consolidated securing Indebtedness permitted under Section 6.01(a)(vi); provided that (A) such Lien is not created in contemplation of or in connection with such acquisition, merger or consolidation or such Person becoming a Subsidiary, as the case may be, (B) such Lien shall not apply to any other asset of the Company or any Subsidiary and (C) such Lien shall secure only those obligations that it secures on the date of such acquisition, merger or consolidation or the date such Person becomes a Subsidiary, as the case may be, or, with respect to any such obligations that shall have been extended, renewed or refinanced in accordance with Section 6.01, Refinancing Indebtedness in respect thereof;
(v)    Liens on fixed or capital assets acquired, constructed or improved by the Company or any Subsidiary, including any Lien that attaches by law to the proceeds thereof; provided that (A) such Liens secure Indebtedness permitted by clause (a)(v) of Section 6.01, (B) such Liens and the Indebtedness secured thereby are incurred prior to or within 180 days after such acquisition or the completion of such construction or improvement, (C) the Indebtedness secured thereby does not exceed the cost of acquiring, constructing or improving such fixed or capital assets and any financing costs associated therewith and (D) such Liens shall not apply to any other property or asset of the Company or any Subsidiary;
(vi)    in connection with the sale or transfer of all the Equity Interests in a Subsidiary in a transaction permitted under Section 6.04, customary rights and restrictions contained in agreements relating to such sale or transfer pending the completion thereof;
(vii)    in the case of any Subsidiary that is not a wholly-owned Subsidiary, any put and call arrangements, drag-along and tag-along rights and obligations, and transfer restrictions related to its Equity Interests set forth in its organizational documents or any related joint venture or similar agreement;
(viii)    any Lien on assets of any Foreign Subsidiary; provided that such Lien shall secure only Indebtedness or other obligations of such Foreign Subsidiary, or any other Foreign Subsidiary organized under the laws of the same nation as such Foreign Subsidiary, permitted hereunder;
(ix)    reservations, limitations, provisos and conditions expressed in any original grant from any federal Canadian Governmental Authority (in the case of Subsidiaries organized under the laws of Canada);
(x)     Liens arising under operating leases which are subject to the Personal Property Security Act (Alberta);
(xi)    Liens arising out of any Sale/Leaseback Transactions;

(xii)    Liens on cash, cash equivalents or marketable securities of the Company or any Subsidiary securing obligations of the Company or any Subsidiary under Swap Agreements permitted under Section 6.05;
(xiii)    sales or other transfers of accounts receivable, payment intangibles and related assets pursuant to, and Liens existing or deemed to exist in connection with, Securitization Transactions permitted under Section 6.01(a)(xv); and
(xiv)    other Liens on assets securing Indebtedness or other obligations in an aggregate principal amount not to exceed, together with the aggregate principal amount of unsecured Indebtedness of Subsidiaries outstanding under Section 6.01(a)(xviii) at such time, 15% of Consolidated Net Tangible Assets.
SECTION 6.03.    Fundamental Changes; Business Activities. (a) The Company will not, nor will it permit any Subsidiary to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or transfer all or substantially all its assets to any Person, or liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Event of Default shall have occurred and be continuing, (i) any Subsidiary may merge into or transfer all or substantially all its assets to another Subsidiary, (ii) any Person acquired in a transaction not otherwise prohibited by this Agreement may merge into or consolidate with, or transfer all or substantially all its assets to, (x) any Subsidiary in a transaction in which the surviving or acquiring entity is a Subsidiary, (y) any special purpose Subsidiary formed for the purpose of effecting an acquisition and not conducting any business or holding assets other than de minimis assets may merge into or consolidate with any Person to be acquired in a transaction not otherwise prohibited by this Agreement, and (z) the Company in a transaction in which the surviving or acquiring entity is the Company, (iii) any Subsidiary may merge into or consolidate with or transfer all or substantially all its assets to any Person in a transaction permitted under Section 6.04 in which the surviving or acquiring entity is not a Subsidiary, (iv) any Subsidiary may merge into or consolidate with or transfer all or substantially all its assets to the Company in a transaction in which the surviving or acquiring entity is the Company, and (v) any Subsidiary may liquidate or dissolve if the Company determines in good faith that such liquidation or dissolution is in the best interests of the Company and is not materially disadvantageous to the Lenders.
(b)    The Company will not, nor will it permit any Subsidiary to, engage, to any material extent, in any business other than (i) the production, marketing and distribution of food products, any related food or agricultural products, processes or business, the production, marketing and distribution of renewable fuels, neutraceuticals, biotech products and other renewable products (or by-products), any other business in which the Company or any Subsidiary was engaged on the Effective Date, and any business related, ancillary or complementary to the foregoing, (ii) transfers to and agreements with SPE Subsidiaries relating to Securitization Transactions and (iii) in the case of SPE Subsidiaries, Securitization Transactions and transactions incidental or related thereto.

SECTION 6.04.    Asset Sales. The Company will not, nor will it permit any Subsidiary to, transfer, lease or otherwise dispose of, in one transaction or a series of transactions, directly or indirectly, all or substantially all the assets of the Company and the Subsidiaries, taken as a whole, except that the Company or any Subsidiary may transfer, lease or otherwise dispose of, in one transaction or a series of transactions, directly or indirectly, assets in each fiscal year if the cumulative book value of such assets in any fiscal year is less than 25% of the Company’s Total Assets at the beginning of such fiscal year.
SECTION 6.05.    Swap Agreements. The Company will not, nor will it permit any Subsidiary to, enter into any Swap Agreement, except (a) Swap Agreements entered into to hedge or mitigate risks to which the Company or a Subsidiary has actual exposure and (b) Swap Agreements entered into in order to effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability, Indebtedness or investment of the Company or any Subsidiary; provided, that the Company may enter into put and call option agreements in order effectively to fix price ranges for the purchases of shares of the Company’s capital stock to be made pursuant to share repurchase programs approved by its board of directors.
SECTION 6.06.    Transactions with Affiliates. The Company will not, nor will it permit any Subsidiary to, sell, lease, license or otherwise transfer any assets to, or purchase, lease, license or otherwise acquire any assets from, or otherwise engage in any other transactions with, any of its Affiliates, except (a) transactions in the ordinary course of business that are at prices and on terms and conditions not less favorable to the Company or such Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties, (b) transactions between or among the Company and the Subsidiaries not involving any other Affiliate, (c) any Restricted Payment or (d) compensation and indemnification of, and other employment arrangements with, directors, officers and employees of the Company or such Subsidiary entered in the ordinary course of business.
SECTION 6.07.    Interest Expense Coverage Ratio. The Company will not permit the ratio of (i) Consolidated EBITDA to (ii) Consolidated Cash Interest Expense for any period of four consecutive fiscal quarters to be less than 3.75 to 1.00.
SECTION 6.08.    Debt to Capitalization Ratio. The Company will not permit the Debt to Capitalization Ratio to be more than 0.60 to 1.00 as of the last day of any fiscal quarter; provided, however, that until and including the end of the fiscal quarter of the Borrower ending on December 27, 2014, the Debt to Capitalization Ratio shall not exceed 0.65 to 1.00.
ARTICLE VII

Events of Default
If any of the following events (any such event, an “Event of Default”) shall occur:
(a)    any Borrower shall fail to pay any principal of any Loan or any reimbursement obligations in respect of any LC Disbursement when and as the same shall become due and payable;
(b)    any Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in paragraph (a) of this Article) payable under any Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five Business Days or more;
(c)    any representation, warranty or statement made or deemed made by or on behalf of any Loan Party in or in connection with this Agreement or any other Loan Document or any amendment or modification hereof or thereof or waiver hereunder or thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement or any other Loan Document or any amendment or modification hereof or thereof or waiver hereunder or thereunder, shall prove to have been incorrect in any material respect (or, in the case of any representation, warranty or statement qualified by materiality, in any respect) when made or deemed made;
(d)    any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in Section 5.02(a), 5.03 (with respect to any Loan Party’s existence), 5.08 or Article VI of this Agreement;
(e)    any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in any Loan Document (other than those specified in paragraph (a), (b) or (d) of this Article), and, except as otherwise provided in such Loan Document, such failure shall continue unremedied for a period of 30 days after notice thereof from any Lender or the Administrative Agent to the Company;
(f)    the Company or any Subsidiary shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness when and as the same shall become due and payable (or, if any grace periods shall be applicable, after the expiration of such grace periods);
(g)    any event or condition occurs (including the triggering of any change in control or similar event with respect to the Company) that results in any Material Indebtedness becoming due prior to its scheduled maturity or the effect of which default or other event or condition is to cause, or to permit the holder or holders of any Material Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause such Indebtedness to become due prior to its scheduled maturity or to require, with the giving of notice if required, any Material Indebtedness to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), prior to its stated maturity, provided that this paragraph (g) shall not apply to secured Indebtedness that becomes due as a result of the sale, transfer or other disposition (including as a result of a casualty or condemnation event) of the property or assets securing such Indebtedness (to the extent such sale, transfer or other disposition is not prohibited under this Agreement); or there shall occur any event that constitutes a default, amortization event, event of termination or similar event under or in connection with any Securitization Transaction the obligations in respect of which constitute Material Indebtedness, or the Company or any Subsidiary shall fail to observe or perform any term, covenant, condition or agreement contained in or arising under any such Securitization Transaction, if, as a result of such event or failure, the lenders or purchasers thereunder or any agent acting on their behalf shall cause or be permitted to cause (with or without the giving of notice, the lapse of time or both) such Securitization Transaction or the commitments of the lenders or purchasers thereunder to terminate or cease to be fully available;
(h)    an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) bankruptcy, liquidation, winding up, dissolution, reorganization, examination, suspension of general operations or other relief in respect of a Loan Party or any Material Subsidiary or its debts, or of a substantial part of their assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for a Loan Party or any Material Subsidiary or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed or unstayed for 90 days or more or an order or decree approving or ordering any of the foregoing shall be entered;

(i)    any Loan Party or any Material Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in paragraph (h) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Loan Party or any Material Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;
(j)    any Loan Party or any Material Subsidiary shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;
(k)    one or more judgments for the payment of money in an aggregate amount in excess of $50,000,000 shall be rendered against any Loan Party, any Subsidiary or any combination thereof and the same shall remain unpaid or undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of any Loan Party or any Subsidiary to enforce any such judgment;
(l)    an ERISA Event shall have occurred that, in the opinion of the Required Lenders, when taken together with all other ERISA Events that have occurred, is reasonably likely to have a Material Adverse Effect;
(m)    a Change in Control shall occur; or
(n)    the Guarantee Agreement shall fail to remain in full force or effect or any action shall be taken by any Loan Party to discontinue or to assert the invalidity or unenforceability of the Guarantee Agreement, or any Loan Party shall deny that it has any further liability under the Guarantee Agreement to which it is a party, or shall give notice to such effect, then, and in every such event (other than an event with respect to any Borrower described in paragraph (h) or (i) of this Article), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Loan Parties, take either or both of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, and (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Loan Parties accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Loan Parties; and in case of any event with respect to any Borrower described in paragraph (h) or (i) of this Article, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Loan Parties accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Loan Parties. Upon the occurrence and continuance of any Event of Default, the Administrative Agent may, and at the request of the Required Lenders shall, exercise any rights and remedies provided to the Administrative Agent under the Loan Documents or at law or equity, including all remedies provided under the UCC.

ARTICLE VIII

The Administrative Agent
Each of the Lenders and the Issuing Lenders hereby irrevocably appoints the Administrative Agent as its agent hereunder and under the Loan Documents and authorizes the Administrative Agent to take such actions on its behalf, including execution of the other Loan Documents, and to exercise such powers as are delegated to the Administrative Agent by the terms of the Loan Documents, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent and the Lenders, and the Borrowers shall not have rights as third party beneficiaries of any of such provisions.
The bank serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Loan Parties or any Subsidiary of a Loan Party or other Affiliate thereof as if it were not the Administrative Agent hereunder.
The Administrative Agent shall not have any duties or obligations except those expressly set forth in the Loan Documents. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated by the Loan Documents that the Administrative Agent is required to exercise in writing as directed by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary or believed by the Administrative Agent in good faith to be necessary under the circumstances as provided in Section 9.02), and (c) except as expressly set forth in the Loan Documents, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any Loan Party that is communicated to or obtained by the bank serving as Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02 or believed by the Administrative Agent in good faith to be necessary) or in the absence of its own gross negligence or wilful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by the Company or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or in connection with any Loan Document, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document or the occurrence of any Default, (iv) the validity, enforceability, effectiveness, genuineness or accuracy of any Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article IV or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.
The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any representation, notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed or sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. The Administrative Agent may consult with legal counsel (who may be counsel for the Loan Parties), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts, other than to the extent a court of competent jurisdiction determines by final and nonappealable judgment liability to have resulted from the gross negligence or wilful misconduct of the Administrative Agent.
The Administrative Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.
In determining compliance with any condition hereunder to the making of a Loan that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Loan.
Subject to the appointment and acceptance of a successor Administrative Agent as provided in this paragraph, the Administrative Agent may resign at any time upon notice to the Lenders and the Company. Upon any such resignation, the Required Lenders shall have the right, with the consent of the Company (such consent not to be unreasonably withheld or delayed) in the absence of a continuing Event of Default, to appoint a successor. If no successor shall have been so appointed by the Company and the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent that shall be a commercial bank with an office in New York, New York, or an Affiliate of any such commercial bank, in either case acceptable to the Company in the absence of a continuing Event of Default (such acceptance not to be unreasonably withheld or delayed). Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges, obligations and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from all its duties and obligations under the Loan Documents. The fees payable by the Borrowers to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed in writing between the Company and such successor. After the Administrative Agent’s resignation hereunder, the provisions of this Article and Section 9.03 shall continue in effect for the benefit of such retiring Administrative Agent, its sub‑agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent.
Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or related agreement or any document furnished hereunder or thereunder.
Notwithstanding anything herein to the contrary, (i) neither the Arrangers nor any Person named on the cover page of this Agreement as a Syndication Agent or a Documentation Agent shall have any duties or obligations under this Agreement or any other Loan Document (except in its capacity, as applicable, as a Lender or an Issuing Lender), but all such Persons shall have the benefit of the indemnities provided for hereunder, and (ii) each Loan Party agrees not to make, and hereby waives, any claims based on any alleged fiduciary duty on the part of the Administrative Agent or any of the Arrangers.
ARTICLE IX
Miscellaneous
SECTION 9.01.    Notices. (a) Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile or by other electronic transmission, as follows:
(i)    if to any Loan Party, to the Company at:
2200 Don Tyson Parkway
Springdale, Arkansas 72762
Attention: Susan White
Telecopy No.: (479) 757-6875
email: susan.white@tyson.com

with a copy to:

2200 Don Tyson Parkway
Springdale, Arkansas 72762
Attention: R. Read Hudson
Telecopy No.: (479) 757-6563
email: read.hudson@tyson.com
(ii)    if to the Administrative Agent or the Swingline Lender, to:
JPMorgan Chase Bank, N.A.
1111 Fannin Street, 10th Floor
Houston, Texas 77002
Attention: Loan and Agency Services Group
Telecopy No.: (713) 750-2782
with a copy to:

JPMorgan Chase Bank, N.A.
383 Madison Avenue,
New York, NY 10179
Attention: Lauren Baker, Vice President
Telecopy No.: (917) 463-3302
email: lauren.m.baker@jpmorgan.com; and
(iii)    if to any other Lender or Issuing Lender, to it at its address or facsimile number set forth in its Administrative Questionnaire.
All such notices and other communications (i) sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received or (ii) sent by facsimile or by other electronic transmission shall be deemed to have been given when confirmed by telephone, facsimile or email, provided that if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient.
(b)    Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto (or, in the case of such change by a Lender, by notice to the Company and the Administrative Agent). Notices and other communications to the Lenders hereunder may also be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Company (on behalf of itself and the other Loan Parties) may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.
SECTION 9.02.    Waivers; Amendments. (a) No failure or delay by the Administrative Agent, any Issuing Lender or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Issuing Lenders and the Lenders hereunder and under any other Loan Document are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of any Loan Document or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or the issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any Issuing Lender or any Lender may have had notice or knowledge of such Default at the time. No notice to or demand on the Company or any Loan Party in any case shall entitle the Company or any Loan Party to any other or further notice or demand in similar or other circumstances.
(b)    None of this Agreement, any other Loan Document or any provision hereof or thereof may be waived, amended or modified except, in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by the Borrowers and the Required Lenders or, in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by the Administrative Agent and the Loan Party or Loan Parties that are parties thereto, in each case with the consent of the Required Lenders; provided that no such agreement shall (i) increase the Commitment of any Lender without the written consent of such Lender, (ii) reduce the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon (other than the default rate of interest set forth in Section 2.13(c) on such Loans or LC Disbursements), or reduce or forgive any fees payable hereunder, without the written consent of each Lender affected thereby, (iii) postpone the maturity of any Loan, or the required date of reimbursement of any LC Disbursement, or any date for the payment of any interest or fees payable hereunder, or reduce or forgive the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender affected thereby, (iv) change the order of payments specified in Section 2.18(c) or change Section 2.18(e) or (f) in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender adversely affected thereby, (v) change any of the provisions of this Section or the percentage set forth in the definition of “Required Lenders” or any other provision of any Loan Document specifying the number or percentage of Lenders required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder, without the written consent of each Lender (it being understood that, with the consent of the Required Lenders, additional extensions of credit pursuant to this Agreement may be included in the determination of the Required Lenders on substantially the same basis as the Commitments), or (vi) except as otherwise expressly permitted hereunder, permit any Loan Party to assign its rights hereunder, release any Loan Party from its Guarantee under the Guarantee Agreement (except as expressly provided in the Guarantee Agreement or this Agreement) or limit its liability in respect of such Guarantee without the written consent of each Lender; provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent, any Issuing Lender or the Swingline Lender without the prior written consent of the Administrative Agent, such Issuing Lender or the Swingline Lender, as the case may be. The Administrative Agent may also amend the Commitment Schedule to reflect assignments entered into pursuant to Section 9.04.
(c)    In connection with any proposed amendment, modification, waiver or termination (a “Proposed Change”) requiring the consent of each Lender or each affected Lender, if the consent of Lenders having Credit Exposures and unused Commitments representing at least a majority of the sum of the total Credit Exposure and unused Commitments at such time shall be obtained (calculated after excluding the Credit Exposures and Commitments of any Defaulting Lenders), but the consent to such Proposed Change of other Lenders whose consent is required shall not be obtained (any such Lender whose consent is necessary but has not been obtained being referred to as a “Non-Consenting Lender”), then, the Borrowers may, at their sole expense and effort, upon notice to any such Non-Consenting Lender and the Administrative Agent, require such Non-Consenting Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under this Agreement to an assignee acceptable to the Company that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that (i) the Company shall have received the prior written consent to such assignment of the Administrative Agent, each Issuing Lender and the Swingline Lender, which consent shall not unreasonably be withheld or delayed, (ii) after giving effect to such assignment (and any simultaneous assignments by other Non-Consenting Lenders), sufficient consents shall have been obtained to effect such Proposed Change, (iii) such Non-Consenting Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in unreimbursed LC Disbursements and Swingline Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Loan Parties (in the case of all other amounts) and (iv) the Loan Parties or such assignee shall have paid to the Administrative Agent the processing and recordation fee specified in Section 9.04(b).
(d)    Notwithstanding anything to the contrary in this Section 9.02, if the Administrative Agent and the Company have jointly identified any ambiguity, mistake, defect, inconsistency, obvious error or any error or omission of a technical nature or any necessary or desirable technical change, in each case, in any provision of the Loan Documents, then the Administrative Agent and the Company shall be permitted to amend such provision solely to address such matter as reasonably determined by them acting jointly if such amendment is not objected to in writing by the Required Lenders to the Administrative Agent within five (5) Business Days following receipt of notice thereof by the Lenders.

SECTION 9.03.    Expenses; Indemnity; Damage Waiver. (a) The Borrowers shall pay within thirty (30) days after receipt of a reasonably detailed, written invoice therefor, together with documentation supporting such reimbursement requests, (i) all reasonable and documented out-of-pocket expenses (including expenses incurred in connection with due diligence) incurred by the Administrative Agent, the Arrangers and their respective Affiliates (but limited, in the case of legal fees and expenses, to the reasonable fees, disbursements and other charges of a single counsel selected by the Administrative Agent for all such Persons, taken as a whole (and, if reasonably necessary, one local counsel for each relevant jurisdiction for all such Persons, taken as a whole, as the Administrative Agent may deem appropriate in its good faith judgment), in connection with the syndication of the credit facilities provided for herein, the preparation, execution, delivery and administration of the Loan Documents or any amendments, modifications or waivers of the provisions of the Loan Documents (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable and documented out-of-pocket expenses (but not legal fees and expenses) reasonably incurred by any Issuing Lender in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder, and (iii) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent, any Issuing Lender or any Lender (but limited, in the case of legal fees and expenses, and without duplication of such legal fees and expenses that are reimbursed pursuant to clause (a)(i) above, to the reasonable fees, disbursements and other charges of (i) a single counsel selected by the Administrative Agent (and, if reasonably necessary, one local counsel for each relevant jurisdiction for all such Persons, taken as a whole, as the Administrative Agent may deem appropriate in its good faith judgment), and (ii) solely in the case of a potential or actual conflict of interest, one additional counsel to all affected Persons, taken as a whole (and, if reasonably necessary, one additional local counsel for each relevant jurisdiction for all such Persons, taken as a whole, as the Administrative Agent may deem appropriate in its good faith judgment)), in connection with the enforcement or protection of its rights in connection with the Loan Documents, including its rights under this Section, or in connection with the Loans made or Letters of Credit issued hereunder, including all such reasonable and documented out-of-pocket expenses incurred during any workout or restructuring (and related negotiations) in respect of such Loans or Letters of Credit.
(b)    The Borrowers shall, jointly and severally, indemnify the Administrative Agent, the Arrangers, the Issuing Lenders, the Swingline Lender and each Lender and their Affiliates and the respective Related Parties of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (provided that in the case of legal fees and expenses, the Borrowers shall only be responsible for the reasonable and documented fees, disbursements and other charges of (i) a single counsel selected by the Administrative Agent for all such Indemnitees, taken as a whole (and, if reasonably necessary, one local counsel for each relevant jurisdiction for all such Indemnitees, taken as a whole, as the Administrative Agent may deem appropriate in its good faith judgment), and (ii) solely in the case of a potential or actual conflict of interest, one additional counsel to all affected Indemnitees, taken as a whole (and, if reasonably necessary, one additional local counsel for each relevant jurisdiction for all such Indemnitees, taken as a whole, as the Administrative Agent may deem appropriate in its good faith judgment)), incurred by or asserted against any Indemnitee by any third party or by the Company or any Subsidiary arising out of, in connection with, or as a result of (i) the execution or delivery of the Loan Documents or any other agreement or instrument contemplated thereby, the performance by the parties to the Loan Documents of their respective obligations thereunder or the consummation of the Transactions or any other transactions contemplated thereby, (ii) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by an Issuing Lender to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), or (iii) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Company or any Subsidiary and regardless of whether any Indemnitee is a party thereto (any of the foregoing in clauses (i) through (iii), a “Proceeding”), provided that such indemnity shall not, as to any Indemnitee, be available to the extent that (x) such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the bad faith, gross negligence or wilful misconduct of, or material breach of this Agreement by, such Indemnitee (or such Indemnitee’s Related Parties), (y) the Administrative Agent, the Arrangers or the Lenders have been indemnified under another provision of the Loan Documents or (z) such losses, claims, damages, liabilities or related expenses relate to disputes solely among the Indemnitees that are not arising out of any act or omission by any Borrower or any Affiliate of any Borrower, other than claims against any agent, Arranger, bookrunner or other similar role under this Agreement in its capacity as such. This Section 9.03(b) shall not apply with respect to Taxes other than any Taxes that represent losses or damages arising from any non-Tax claim. All amounts due under this Section 9.03(b) shall be payable by the Borrowers within 30 days (x) after written demand therefor, in the case of any indemnification claim and (y) after receipt of a reasonable detailed, written invoice therefor, together with documentation supporting such reimbursement requests, in the case of reimbursement of costs and expenses.
(c)    To the extent that the Borrowers fail to pay any amount required to be paid by them to the Administrative Agent, any Issuing Lender or the Swingline Lender under paragraph (a) or (b) of this Section and without limiting the Borrowers’ obligation to do so, each Lender severally agrees to pay to the Administrative Agent, such Issuing Lender or the Swingline Lender, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent, such Issuing Lender or the Swingline Lender in its capacity as such. The obligations of the Lenders under this paragraph (c) are subject to the last sentence of Section 2.02(a) (which shall apply mutatis mutandis to the Lenders’ obligations under this paragraph (c)).
(d)    To the fullest extent permitted by applicable law, (i) no party shall assert, and each party hereby waives, any claim against any other party, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof; provided that nothing in this clause (i) shall limit the indemnification obligations of the Borrowers under this Section 9.03 to the extent such special, indirect, consequential or punitive damages are included in any third party claim in connection with which such Indemnitee is entitled to indemnification hereunder, and (ii) no party shall be liable for any damages arising from the use by unintended recipients of information or other materials obtained through electronic, telecommunications or other information transmission systems unless such damages are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the bad faith, gross negligence or wilful misconduct of, or material breach of this Agreement by, such Indemnitee (or such Indemnitee’s Related Parties) or such other party.
(e)    Notwithstanding anything to the contrary contained in this Agreement, the Borrowers shall not be liable for any settlement of any Proceeding effectuated without the Borrowers’ prior written consent (such consent not to be unreasonably withheld or delayed), but, if settled with the Borrowers’ written consent, or if there is a final judgment by a court of competent jurisdiction against an Indemnitee in any such Proceeding for which the Borrowers are required to indemnify such Indemnitee pursuant to this Section 9.03, the Borrowers agree to indemnify and hold harmless each Indemnitee from and against any and all losses, claims, damages, liabilities and related expenses by reason of such settlement or judgment in accordance with this Section 9.03. The Borrowers shall not, without the prior written consent of the affected Indemnitee (which consent shall not be unreasonably withheld or delayed), settle, compromise, consent to the entry of any judgment in or otherwise seek to terminate any Proceeding in respect of which indemnification may be sought hereunder unless such settlement, compromise, consent or termination (i) includes an unconditional release of each Indemnitee from all liability arising out of such Proceeding and (ii) does not include a statement as to, or an admission of, fault, culpability or a failure to act by or on behalf of such Indemnitee.

Notwithstanding the above in this Section 9.03, each Indemnitee shall be obligated to refund or return any and all amounts paid by the Borrowers under this Section 9.03 to such Indemnitee for any losses, claims, damages, liabilities or related expenses to the extent such Indemnitee is not entitled to payment of such amounts in accordance with the terms hereof.
SECTION 9.04.    Successors and Assigns. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of an Issuing Lender that issues any Letter of Credit) except that (i) neither the Company nor any of the other Borrowers may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Company or any other Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of an Issuing Lender that issues any Letter of Credit), Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
(b)    (i) Subject to the conditions set forth in clause (b)(ii) below, any Lender may assign to one or more assignees (other than the Borrower, its affiliates, any natural person, any Defaulting Lender or any Competitor) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans and participations in LC Disbursements and Swingline Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld or delayed) of: (A) the Company, provided that no consent of the Company shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund or, if an Event of Default under clause (a), (b), (h), (i) or (j) of Article VII has occurred and is continuing, any other assignee (it being agreed that, following such assignment, the Company shall be promptly notified thereof by the Administrative Agent); and provided further that the Company shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within 10 Business Days after having received written notice thereof; (B) the Administrative Agent, provided that no consent of the Administrative Agent shall be required for an assignment to a Lender; and (C) each Issuing Lender and the Swingline Lender (each consent required under this sentence not to be unreasonably withheld). Notwithstanding the foregoing, any Person that is a Fee Receiver but not a Permitted Fee Receiver shall not be an assignee without the written consent of the Company and the Administrative Agent (whether or not an Event of Default has occurred) (which consent may be withheld in the Company’s and the Administrative Agent’s sole discretion).
(ii)    Assignments shall be subject to the following additional conditions: (A) except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the trade date specified in the Assignment and Assumption with respect to such assignment or, if no date is so specified, as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 unless each of the Company and the Administrative Agent shall otherwise consent (such consent not to be unreasonably withheld or delayed), provided that no such consent of the Company shall be required if an Event of Default has occurred and is continuing; (B) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement; (C) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption (which shall contain, without limitation, a representation and warranty from the assignee that such assignee is not a Competitor), together with a processing and recordation fee of $3,500, provided that assignments made pursuant to Section 2.19(b) shall not require the signature of the assigning Lender to become effective; and (D) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent any Tax forms required by Section 2.17(f) and an Administrative Questionnaire in which the assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Loan Parties and their Related Parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal and state securities laws. Notwithstanding anything to the contrary contained in this Agreement, the Administrative Agent (x) shall not have any responsibility or obligation to determine whether any Lender or potential Lender is a Competitor and (y) shall have no liability with respect to any assignment or participation made to a person that is a Competitor, it being understood that the Administrative Agent shall confirm that the requirements of any Assignment and Assumption are satisfied.
(iii)    Subject to acceptance and recording thereof pursuant to clause (b)(iv) of this Section, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.15, 2.16, 2.17 and 9.03) and to any fees payable hereunder that have accrued for such Lender’s account but have not yet been paid. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.
(iv)    The Administrative Agent, acting for this purpose as a non-fiduciary agent of the Borrowers, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrowers, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrowers and, as to entries pertaining to it, each Issuing Bank and Lender, at any reasonable time and from time to time upon reasonable prior notice.
(v)    Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire and any Tax forms required by Section 2.17(f) (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this clause.
(vi)    The words “execution”, “signed”, “signature” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act or any other similar state laws based on the Uniform Electronic Transactions Act.
(c)    (i) Any Lender may, without the consent of the Borrowers, the Administrative Agent, the Issuing Lenders or the Swingline Lender, sell participations to any Person (other than a natural person or any Borrower or any of the Borrowers’ Affiliates or Subsidiaries or any Person that would be a Fee Receiver but not a Permitted Fee Receiver, unless such Fee Receiver receives written consent of the Company and the Administrative Agent (which consent may be withheld in the Company’s and the Administrative Agent’s sole discretion) or any Competitor) (such Person, a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it), provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (C) such participation shall not increase the obligations of any Loan Party under any Loan Document, except as contemplated below, and (D) the Borrowers, the Administrative Agent, the Issuing Lenders and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.
(ii)    For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 2.17(d) with respect to any payments made by such Lender to its Participant(s).
(iii)    Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce the Loan Documents and to approve any amendment, modification or waiver of any provision of the Loan Documents, provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) that affects such Participant. Subject to clauses (c)(iii) and (v) of this Section, the Borrowers agree that each Participant shall be entitled to the benefits of Sections 2.15, 2.16 and 2.17 (subject to the requirements and limitations therein, including the requirements under Section 2.17(f) (it being understood that the documentation required under Section 2.17(f) shall be delivered to the participating Lender)) to the same extent (but no greater than) as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender, provided that such Participant shall be subject to Sections 2.18(f) and 2.19 as though it were a Lender.
(iv)    Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrowers and solely for tax purposes, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans, Letters of Credit or its other obligations under any Loan Document) except to the extent that such disclosure is necessary to establish that such Commitment, Loan, Letter of Credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(v)    A Participant shall not be entitled to receive any greater payment under Section 2.15, 2.16, 2.17 or 9.08 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Company’s prior written consent, provided that the Participant shall be subject to the provisions of Sections 2.18 and 2.19 as if it were an assignee under clause (b).
(vi)    Notwithstanding anything in this paragraph to the contrary, any bank that is a member of the Farm Credit System that (a) has purchased a participation in the minimum amount of $7,000,000 on or after the Effective Date, (b) is, by written notice to the Company and the Administrative Agent (“Voting Participant Notification”), designated by the selling Lender as being entitled to be accorded the rights of a Voting Participant hereunder (any bank that is a member of the Farm Credit System so designated being called a “Voting Participant”) and (c) receives the prior written consent of the Company (on behalf of itself and the other Borrowers) and the Administrative Agent to become a Voting Participant, shall be entitled to vote (and the voting rights of the selling Lender shall be correspondingly reduced), on a dollar for dollar basis, as if such participant were a Lender, on any matter requiring or allowing a Lender to provide or withhold its consent, or to otherwise vote on any proposed action. To be effective, each Voting Participant Notification shall, with respect to any Voting Participant, (i) state the full name, as well as all contact information required of an Assignee as set forth in Exhibit A hereto and (ii) state the dollar amount of the participation purchased. The Company and the Administrative Agent shall be entitled to conclusively rely on information contained in notices delivered pursuant to this paragraph. Notwithstanding the foregoing, each bank or other lending institution that is a member of the Farm Credit System designated as a Voting Participant in Schedule 9.04(c)(vi) hereto shall be a Voting Participant without delivery of a Voting Participant Notification and without the prior written consent of the Borrowers and the Administrative Agent.
(d)    Any Lender may at any time, without the consent of the Company or the Administrative Agent, pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, a central bank of any OECD nation or the Farm Credit Funding Corp. or to any other entity organized under the Farm Credit Act, as amended, and this Section shall not apply to any such pledge or assignment of a security interest, provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
SECTION 9.05.    Survival. All covenants, agreements, representations and warranties made by the Company and the other Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, any Issuing Lender or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated. The provisions of Sections 2.15, 2.16, 2.17 and 9.03 and Article VIII shall survive and remain in full force and effect regardless of the repayment of the Loans, the expiration or termination of the Letters or Credit and the Commitments or the termination of this Agreement or any provision hereof.

SECTION 9.06.    Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Delivery of an executed signature page of this Agreement by telecopy or by other electronic transmission (including in “.pdf” or “.tif” format) shall be effective as delivery of a manually executed counterpart hereof. This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof, including the commitments of the Lenders and, if applicable, their Affiliates under any commitment letter or commitment advices submitted by them (but do not supersede any other provisions of any such commitment letter or related fee letter that are not by the terms of such documents superseded by the terms of this Agreement upon the effectiveness of this Agreement, all of which provisions shall remain in full force and effect). This Agreement shall become effective as provided in Section 4.01, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.
SECTION 9.07.    Severability. Any provision of any Loan Document held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions thereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.
SECTION 9.08.    Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender or any such Affiliate to or for the credit or the account of the Borrowers against any of and all obligations of the Loan Parties now or hereafter existing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under the Loan Documents and although such obligations may be unmatured or are owed to a branch or office of such Lender different from the branch or office holding such deposit or obligation. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.
SECTION 9.09.    Governing Law; Jurisdiction; Consent to Service of Process. (a) This Agreement shall be construed in accordance with and governed by the law of the State of New York, without regard to the conflict of laws principles thereof.
(b)    Each party hereto hereby irrevocably and unconditionally submits, for itself and its property, to the jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any other Loan Document, or for recognition or enforcement of any judgment, and each Borrower hereby irrevocably and unconditionally agrees that all claims arising out of or relating to this Agreement or any other Loan Document brought by it or any of its Affiliates shall be brought, and shall be heard and determined, exclusively in such New York State or, to the extent permitted by law, in such Federal court. Each party hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that the Administrative Agent, any Issuing Lender or any Lender may otherwise have to bring any action or proceeding to enforce any Guarantee or security interest against any Loan Party or any of its properties in the courts of any jurisdiction.
(c)    Each party hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
(d)    Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.
SECTION 9.10.    WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
SECTION 9.11.    Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.
SECTION 9.12.    Confidentiality. (a) Each of the Administrative Agent, the Issuing Lenders and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep and shall keep such Information confidential and the disclosing party shall be responsible for any failure of such Persons to abide by this Section 9.12), (b) to the extent requested by any regulatory authority (including the Financial Industry Regulatory Authority and all successors thereto), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any suit, action or proceeding relating to this Agreement or any other Loan Document, (f) subject to an agreement containing provisions not less restrictive than those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement (in each case, other than to any Competitor or any other prospective assignee or Participant to whom any Borrower has affirmatively declined to provide its consent (to the extent such consent is required under this Agreement) to the assignment or participation of Loans or commitments under this Agreement) or (ii) any actual or prospective counterparty (or its advisors) to any Swap Agreement relating to the Loan Parties and their obligations, (g) with the consent of the Company, (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent, any Issuing Lender or any Lender on a non-confidential basis from a source other than a Loan Party that is not to the knowledge of the receiving party in violation of any confidentiality restrictions and (i) to the extent necessary in order to obtain CUSIP numbers with respect to the Loans, to the CUSIP Service Bureau or any similar agency. For the purposes of this Section, “Information” means all information received from a Loan Party and/or its Related Parties or representatives relating to any Loan Party, its Subsidiaries or their respective businesses, other than any such information that is available to the Administrative Agent, any Issuing Lender or any Lender on a non-confidential basis prior to disclosure by any Loan Party and/or its

Related Parties or representatives, provided that, in the case of information received from the Company and/or its Related Parties or any Subsidiary after the Effective Date, such information is clearly identified at the time of delivery as confidential or is required to be delivered by a Loan Party hereunder. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.
(b)    Each Lender acknowledges that Information as defined in Section 9.12(a) furnished to it pursuant to this Agreement may include material non-public Information concerning the Loan Parties and their Related Parties or their respective securities, and confirms that it has developed compliance procedures regarding the use of material non-public Information and that it will handle such material non-public Information in accordance with those procedures, applicable law, including Federal and state securities laws, and the terms hereof.
(c)    All information, including waivers and amendments, furnished by the Loan Parties, their Related Parties or representatives or the Administrative Agent pursuant to, or in the course of administering, this Agreement will be syndicate-level information, which may contain material non-public Information about the Loan Parties and their Related Parties or their respective securities. Accordingly, each Lender represents to the Company (on behalf of the Loan Parties) and the Administrative Agent that it has identified in its Administrative Questionnaire a credit contact who may receive Information that may contain material non-public Information in accordance with its compliance procedures, applicable law and the terms hereof.
SECTION 9.13.    USA PATRIOT Act. Each Lender that is subject to the requirements of the Patriot Act hereby notifies the Loan Parties that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies the Loan Parties, which information includes the names and addresses of the Loan Parties and other information that will allow such Lender to identify the Loan Parties in accordance with the Patriot Act.
SECTION 9.14.    No Fiduciary Relationship. The Loan Parties agree that in connection with all aspects of the transactions contemplated hereby and any communications in connection therewith, the Loan Parties, the Subsidiaries and their Affiliates, on the one hand, and the Administrative Agent, the Arrangers, the Issuing Lenders, the Lenders and their Affiliates, on the other hand, will have a business relationship that does not create, by implication or otherwise, any fiduciary duty on the part of the Administrative Agent, the Lenders, the Issuing Lenders or their Affiliates, and no such duty will be deemed to have arisen in connection with any such transactions or communications.
SECTION 9.15.    Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) that may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

SECTION 9.16.    Company. Each Borrower hereby designates the Company as its representative, agent and attorney-in-fact to act on its behalf as specified herein or in any other Loan Document. Each Borrower hereby authorizes the Company to take such actions on its behalf under the terms of this Agreement and the other Loan Documents and to exercise such powers and perform such duties hereunder and thereunder as are specified in such agreements or are reasonably incidental thereto, including issuing Borrowing Requests and Interest Election Requests, acceptance of amounts borrowed hereunder, giving instructions with respect to the disbursement of the proceeds of the Loans, giving and receiving all other notices and consents hereunder or under any of the other Loan Documents and taking all other actions (including in respect of compliance with covenants), in each case, on behalf of such Borrower under the Loan Documents. The Company hereby accepts such appointment. The Administrative Agent and the Lenders shall be entitled to rely on all notices, requests, consents, certifications and/or authorizations or other similar acts delivered or taken by the Company for or on behalf of any Borrower pursuant hereto or the other Loan Documents without inquiry and as if such notices, requests, consents, certifications and/or authorizations or other similar acts were delivered by such Borrower. Each representation, warranty, covenant, agreement and undertaking made on behalf of any Borrower by the Company shall be deemed for all purposes to have been made by such Borrower and shall be binding upon and enforceable against such Borrower to the same extent as it if the same had been made directly by such Borrower. The Company (or any successor Company permitted pursuant to this Section 9.16) shall not be permitted to resign as the Company and the Borrowers shall not be permitted to remove the Company (or any successor Company permitted pursuant to this Section 9.16) as Company without the consent of the Administrative Agent, provided that if the Company notifies the Administrative Agent in writing that it (or any successor Company permitted pursuant to this Section 9.16) shall no longer be able to act as Company in accordance with the terms hereof, the Loan Parties shall appoint a successor to act as Company, which successor shall be a Borrower acceptable to the Administrative Agent (and the Borrowers hereby agree that such Person thereafter shall be vested with all rights, powers, privileges and authority of the Company hereunder).
SECTION 9.17.    Release of Guarantees. (a) A Subsidiary Loan Party (other than any Borrower) shall be automatically released from its obligations under (x) the Loan Documents upon the consummation of any transaction permitted by this Agreement as a result of which (i) such Subsidiary Loan Party shall cease to be a Subsidiary and (ii) each other Guarantee by such Subsidiary Loan Party of any Material Indebtedness of the Company shall be released and (y) the Guarantee Agreement to the extent provided by Section 4.12 of the Guarantee Agreement.
(b) If (i) the 2016 Notes shall be redeemed, irrevocably defeased, prepaid or repaid in full, (ii) TFM’s Guarantee of the 2016 Notes shall have been terminated or (iii) TFM shall have been merged into the Company with the Company as the surviving entity, then, subject to the further condition that TFM at such time shall not be liable, directly or contingently, under any Guarantee for any other Material Indebtedness of the Company (unless such Guarantee of other Material Indebtedness shall also be released at such time), the Guarantee of TFM under the Guarantee Agreement shall be automatically released.
(c) In connection with any termination or release pursuant to this Section, the Administrative Agent, upon receipt of any certificates or other documents reasonably requested by it to confirm compliance with this Agreement, shall promptly execute and deliver to the Company or the applicable Loan Party, at the Company’s expense, all documents that the Company or such Loan Party shall reasonably request to evidence such termination or release. The Lenders hereby irrevocably authorize the Administrative Agent to take all actions specified in this Section 9.17.
[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

TYSON FOODS, INC.,

by	/s/ Susan White
Name: Susan White
Title: Vice President and Treasurer

[Signature Page to Credit Agreement]

JPMORGAN CHASE BANK, N.A., individually and as Administrative Agent, Swingline Lender and Issuing Lender,

by	/s/ Lauren Baker
Name: Lauren Baker
Title: Vice President

[Signature Page to Credit Agreement]

SIGNATURE PAGE TO THE CREDIT AGREEMENT DATED AS OF
SEPTEMBER 25, 2014, AMONG TYSON FOODS, INC., THE SUBSIDIARY BORROWERS PARTY THERETO, THE LENDERS PARTY THERETO AND JPMORGAN CHASE BANK, N.A., AS ADMINISTRATIVE AGENT

LENDER:
COBANK, ACB

by	/s/ Zachary Carpenter
Name: Zachary Carpenter
Title: Vice President

[Signature Page to Credit Agreement]

SIGNATURE PAGE TO THE CREDIT AGREEMENT DATED AS OF
SEPTEMBER 25, 2014, AMONG TYSON FOODS, INC., THE SUBSIDIARY BORROWERS PARTY THERETO, THE LENDERS PARTY THERETO AND JPMORGAN CHASE BANK, N.A., AS ADMINISTRATIVE AGENT

LENDER:
Bank of America, N.A.

by	/s/ David L. Catherall
Name: David L. Catherall
Title: Managing Director

* For Lenders requiring a second signature line.

[Signature Page to Credit Agreement]

SIGNATURE PAGE TO THE CREDIT AGREEMENT DATED AS OF
SEPTEMBER 25, 2014, AMONG TYSON FOODS, INC., THE SUBSIDIARY BORROWERS PARTY THERETO, THE LENDERS PARTY THERETO AND JPMORGAN CHASE BANK, N.A., AS ADMINISTRATIVE AGENT

LENDER:
Barclays Bank PLC

by	/s/ Alicia Borys
Name: Alicia Borys
Title: Vice President

[Signature Page to Credit Agreement]

SIGNATURE PAGE TO THE CREDIT AGREEMENT DATED AS OF
SEPTEMBER 25, 2014, AMONG TYSON FOODS, INC., THE SUBSIDIARY BORROWERS PARTY THERETO, THE LENDERS PARTY THERETO AND JPMORGAN CHASE BANK, N.A., AS ADMINISTRATIVE AGENT

LENDER:
COOPERATIEVE CENTRALE RAIFFEISEN- BOERENLEENBANK B.A. "RABOBANK NEDERLAND:, NEW YORK BRANCH

by	/s/ Michalene Donegan
Name: Michalene Donegan
Title: Executive Director

*by	/s/ Stephen Gilbert
Name: Stephen Gilbert
Title: Executive Director

[Signature Page to Credit Agreement]

SIGNATURE PAGE TO THE CREDIT AGREEMENT DATED AS OF
SEPTEMBER 25, 2014, AMONG TYSON FOODS, INC., THE SUBSIDIARY BORROWERS PARTY THERETO, THE LENDERS PARTY THERETO AND JPMORGAN CHASE BANK, N.A., AS ADMINISTRATIVE AGENT

LENDER:
MORGAN STANLEY BANK, N.A.

by	/s/ Michael King
Name: Michael King
Title: Authorized Signatory

[Signature Page to Credit Agreement]

SIGNATURE PAGE TO THE CREDIT AGREEMENT DATED AS OF
SEPTEMBER 25, 2014, AMONG TYSON FOODS, INC., THE SUBSIDIARY BORROWERS PARTY THERETO, THE LENDERS PARTY THERETO AND JPMORGAN CHASE BANK, N.A., AS ADMINISTRATIVE AGENT

LENDER:
ROYAL BANK OF CANADA

by	/s/ Anthony Pistilli
Name: Anthony Pistilli
Title: Authorized Signatory

[Signature Page to Credit Agreement]

SIGNATURE PAGE TO THE CREDIT AGREEMENT DATED AS OF
SEPTEMBER 25, 2014, AMONG TYSON FOODS, INC., THE SUBSIDIARY BORROWERS PARTY THERETO, THE LENDERS PARTY THERETO AND JPMORGAN CHASE BANK, N.A., AS ADMINISTRATIVE AGENT

LENDER:
Credit Agricole Corporate and Investment Bank

by	/s/ Blake Wright
Name: Blake Wright
Title: Managing Director

by	/s/ James Austin
Name: James Austin
Title: Vice President

[Signature Page to Credit Agreement]

SIGNATURE PAGE TO THE CREDIT AGREEMENT DATED AS OF
SEPTEMBER 25, 2014, AMONG TYSON FOODS, INC., THE SUBSIDIARY BORROWERS PARTY THERETO, THE LENDERS PARTY THERETO AND JPMORGAN CHASE BANK, N.A., AS ADMINISTRATIVE AGENT

LENDER:
FARM CREDIT BANK OF TEXAS

by	/s/ Chris M. Levine
Name: Chris M. Levine
Title: Vice President

[Signature Page to Credit Agreement]

SIGNATURE PAGE TO THE CREDIT AGREEMENT DATED AS OF
SEPTEMBER 25, 2014, AMONG TYSON FOODS, INC., THE SUBSIDIARY BORROWERS PARTY THERETO, THE LENDERS PARTY THERETO AND JPMORGAN CHASE BANK, N.A., AS ADMINISTRATIVE AGENT

LENDER:
HSBC Bank USA, NA

by	/s/ Santiago Riviere
Name: Santiago Riviere
Title: Senior Vice President

[Signature Page to Credit Agreement]

SIGNATURE PAGE TO THE CREDIT AGREEMENT DATED AS OF
SEPTEMBER 25, 2014, AMONG TYSON FOODS, INC., THE SUBSIDIARY BORROWERS PARTY THERETO, THE LENDERS PARTY THERETO AND JPMORGAN CHASE BANK, N.A., AS ADMINISTRATIVE AGENT

LENDER:
MIZUHO BANK, LTD.

by	/s/ David Lim
Name: David Lim
Title: Authorized Signatory

[Signature Page to Credit Agreement]

SIGNATURE PAGE TO THE CREDIT AGREEMENT DATED AS OF
SEPTEMBER 25, 2014, AMONG TYSON FOODS, INC., THE SUBSIDIARY BORROWERS PARTY THERETO, THE LENDERS PARTY THERETO AND JPMORGAN CHASE BANK, N.A., AS ADMINISTRATIVE AGENT

LENDER:
The Bank of Tokyo-Mitsubishi UFJ, Ltd.

by	/s/ Christine Howatt
Name: Christine Howatt
Title: Authorized Signatory

[Signature Page to Credit Agreement]

SIGNATURE PAGE TO THE CREDIT AGREEMENT DATED AS OF
SEPTEMBER 25, 2014, AMONG TYSON FOODS, INC., THE SUBSIDIARY BORROWERS PARTY THERETO, THE LENDERS PARTY THERETO AND JPMORGAN CHASE BANK, N.A., AS ADMINISTRATIVE AGENT

LENDER:
U.S. Bank National Association

by	/s/ James D. Pegues
Name: James D. Pegues
Title: Vice President

[Signature Page to Credit Agreement]

SIGNATURE PAGE TO THE CREDIT AGREEMENT DATED AS OF
SEPTEMBER 25, 2014, AMONG TYSON FOODS, INC., THE SUBSIDIARY BORROWERS PARTY THERETO, THE LENDERS PARTY THERETO AND JPMORGAN CHASE BANK, N.A., AS ADMINISTRATIVE AGENT

LENDER:
Wells Fargo Bank, National Association

by	/s/ Peter Kiedrowski
Name: Peter Kiedrowski
Title: Director

[Signature Page to Credit Agreement]

SIGNATURE PAGE TO THE CREDIT AGREEMENT DATED AS OF
SEPTEMBER 25, 2014, AMONG TYSON FOODS, INC., THE SUBSIDIARY BORROWERS PARTY THERETO, THE LENDERS PARTY THERETO AND JPMORGAN CHASE BANK, N.A., AS ADMINISTRATIVE AGENT

LENDER:
GOLDMAN SACHS BANK USA

by	/s/ Mark Walton
Name: Mark Walton
Title: Authorized Signatory

[Signature Page to Credit Agreement]

SIGNATURE PAGE TO THE CREDIT AGREEMENT DATED AS OF
SEPTEMBER 25, 2014, AMONG TYSON FOODS, INC., THE SUBSIDIARY BORROWERS PARTY THERETO, THE LENDERS PARTY THERETO AND JPMORGAN CHASE BANK, N.A., AS ADMINISTRATIVE AGENT

LENDER:
REGIONS BANK

by	/s/ David Cravens
Name: David Cravens
Title: Executive Vice President

[Signature Page to Credit Agreement]

SIGNATURE PAGE TO THE CREDIT AGREEMENT DATED AS OF
SEPTEMBER 25, 2014, AMONG TYSON FOODS, INC., THE SUBSIDIARY BORROWERS PARTY THERETO, THE LENDERS PARTY THERETO AND JPMORGAN CHASE BANK, N.A., AS ADMINISTRATIVE AGENT

LENDER:
AgFirst Farm Credit Bank

by	/s/ Steven J. O'Shea
Name: Steven J. O'Shea
Title: Vice President

[Signature Page to Credit Agreement]

SIGNATURE PAGE TO THE CREDIT AGREEMENT DATED AS OF
SEPTEMBER 25, 2014, AMONG TYSON FOODS, INC., THE SUBSIDIARY BORROWERS PARTY THERETO, THE LENDERS PARTY THERETO AND JPMORGAN CHASE BANK, N.A., AS ADMINISTRATIVE AGENT

LENDER:
American AgCredit, PCA

by	/s/ Bradley K. Leafgren
Name: Bradley K. Leafgren
Title: Vice President

[Signature Page to Credit Agreement]

SIGNATURE PAGE TO THE CREDIT AGREEMENT DATED AS OF
SEPTEMBER 25, 2014, AMONG TYSON FOODS, INC., THE SUBSIDIARY BORROWERS PARTY THERETO, THE LENDERS PARTY THERETO AND JPMORGAN CHASE BANK, N.A., AS ADMINISTRATIVE AGENT

LENDER:
Comerica Bank

by	/s/ Kyle J. Weiss
Name: Kyle J. Weiss
Title: Vice President

[Signature Page to Credit Agreement]

SIGNATURE PAGE TO THE CREDIT AGREEMENT DATED AS OF
SEPTEMBER 25, 2014, AMONG TYSON FOODS, INC., THE SUBSIDIARY BORROWERS PARTY THERETO, THE LENDERS PARTY THERETO AND JPMORGAN CHASE BANK, N.A., AS ADMINISTRATIVE AGENT

LENDER:
Farm Credit Services of America, PCA

by	/s/ Bruce Dean
Name: Bruce Dean
Title: Vice President

[Signature Page to Credit Agreement]